As filed with the Securities and Exchange Commission on June 23, 2004

Registration No. 333-111643

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5
To

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF SECURITIES OF
CERTAIN REAL ESTATE COMPANIES

DESERT CAPITAL REIT, INC.

(Exact Name of Registrant as specified in its Charter)

Maryland
(State or other jurisdiction
of incorporation or organization)

6798	20-0495883
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2357 Renaissance Drive, Suite A
Las Vegas, Nevada 89119
(800) 419-2855
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Todd B. Parriott
Chief Executive Officer
Desert Capital REIT, Inc.
2357 Renaissance Drive, Suite A
Las Vegas, Nevada 89119
(800) 419-2855
(Name, Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bryan L. Goolsby
Kenneth L. Betts
Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201-6776
(214) 740-8000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all conditions to the proposed transaction have been satisfied or waived.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering, check the following box: ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JUNE 23, 2004

PROSPECTUS

Desert Capital REIT, Inc.
22,000,000 Shares of Common Stock — Maximum Offering
At least 250,000 Shares of Common Stock — Minimum Offering
Minimum Purchase — 250 shares ($2,500)
100 shares ($1,000) for IRAs and Keogh and Pension Plans

     Of the 22,000,000 shares of common stock that we have registered, we are offering up to 20,000,000 shares to investors who meet our suitability standards and up to 2,000,000 shares to participants in our reinvestment plan.

     This investment is speculative, and involves a large degree of risk. You should purchase shares only if you can afford a complete loss. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 10 for a discussion of risks relating to our common stock, including, among others:

•	We are a blind pool REIT, which means that we have not identified any specific mortgage loans to acquire with the net proceeds of this offering. Accordingly, you will not have the opportunity to review the assets we will acquire with the net proceeds of this offering prior to your investment.

•	We have not established a minimum distribution payment level and we cannot assure you of our ability to make distributions to holders of our common stock (stockholders) in the future.
•	Our dealer-manager, CMC Financial Services, Inc., is newly-formed and has no prior experience in managing public offerings. A conflict of interest exists with respect to our dealer-manager, because our president and CEO, Todd Parriott, is also the sole stockholder of our dealer-manager. You will not have the benefit of an independent due diligence review in connection with this offering.
•	There is currently no public trading market for our common stock, and there is no assurance that one will develop. Therefore, you may not be able to sell your shares at a price equal to or greater than the offering price.
•	Our Advisor, Burton Management Company, Ltd., has not conducted any operations prior to becoming our Advisor and has no prior experience managing a REIT. Accordingly, we might not be able to operate our business or implement our operating policies and strategies successfully.

•	Our results may suffer as a consequence of a conflict of interest arising out of our relationship with our Advisor. Our president and CEO, Todd Parriott, is also the sole stockholder of our Advisor. We will pay our Advisor a base management fee based on the amount of our invested assets and incentive compensation based on our portfolio’s performance. Accordingly, our Advisor may recommend riskier or more speculative investments regardless of their long-term performance in an effort to maximize its compensation. The advisory agreement was not negotiated at arms-length and provides for substantial compensation to the Advisor.

•	We have not commenced operations. Our total assets currently consist of less than $100,000 in cash.

•	If we fail to qualify or are disqualified as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability.
•	There may be delays in investing the proceeds of this offering and, therefore, delays in the receipt of any returns from such investments.

•	We expect to borrow funds to make certain of our investments and will rely solely on bank lines of credit to fund a portion of our acquisitions. We do not currently have any commitment from any financial institution to provide us a line of credit. Such leverage could reduce our net income and our cash available for distributions or cause us to suffer losses. Under our articles of incorporation, we can incur debt in an amount up to 300% of our net assets.

•	We may borrow funds to make distributions.
•	We expect that a portion of our distributions will include a return of capital.
•	There are risks associated with each of the investments we intend to make. Balloon payment loans are risky because repayment depends on the borrower’s ability to refinance the loan or sell the property. Commercial loans are risky partly due to large loan balances. Subordinated mortgage loans are subject to a greater risk of loss than loans secured by first liens.
•	The dealer-manager who is our affiliate will be paid sales commissions equal to 6.5% of the proceeds of this offering, plus marketing support fees of 2.5% of such proceeds. Our Advisor is also our affiliate.

			Total (assuming	Total (assuming
			maximum offering	maximum offering
		Total (assuming	without reinvestment	with reinvestment
	Per Share	minimum offering)	plan)	plan)

Public offering price	$10.00	$2,500,000	$200,000,000	$220,000,000
Discounts and commissions to dealer- manager(1)	$0.90	$225,000	$18,000,000	$18,000,000
Proceeds, before expenses, to us	$9.10	$2,275,000	$182,000,000	$202,000,000

(1)	Represents a 6.5% sales commission and 2.5% marketing support fee we will pay for sales of common stock. Our dealer-manager will not be paid any sales commissions or marketing support fees from sales of common stock under our reinvestment plan.

     CMC Financial Services, Inc., our dealer-manager, is a member of the National Association of Securities Dealers, Inc. (NASD). The dealer-manager, which is an affiliate of ours, is not required to sell any specific number or dollar amount of shares, but will use its best efforts to sell the shares. The dealer-manager must sell the minimum number of securities offered, 250,000 shares, if any are sold. A securities dealer may not complete a sale of our common stock to you until at least five business days after the date you receive a copy of the final prospectus. That securities dealer must also give you a confirmation of your purchase.

     This offering will end no later than                 , 2005, unless we elect to extend it to a date no later than                 , 2006, in states that allow us to make this extension.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. No one is authorized to make any statements about this offering different from those that appear in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. We will only accept subscriptions from people who meet the suitability standards described in this prospectus. You should also be aware that the description of the company contained in this prospectus was accurate on                 , 2004. We will amend or supplement this prospectus if there is a material change in the affairs of our company.

     The use of forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or the future cash benefit or tax consequence which may flow from an investment in our common stock is not permitted.

     Prior to the time we sell at least 250,000 of shares of our common stock, your subscription payments will be placed in an account held by our escrow agent, Premier Trust of Nevada, and will be held in trust for your benefit, until the minimum offering of 250,000 shares is achieved. If we are not able to sell at least 250,000 shares by                 , 2005, which is one year from the effective date of this prospectus, we will terminate this offering and your funds in the escrow account, including interest thereon at a floating rate (currently 1.4% per year), will be returned to you within 10 business days, unless we elect to extend the termination date. No charges will be deducted from the escrow funds.

The date of this prospectus is June     , 2004

SUITABILITY STANDARDS AND HOW TO SUBSCRIBE

Suitability Standards

     The shares of common stock offered through this prospectus are suitable only as a long-term investment for persons of adequate financial means who have no need for liquidity in this investment. Initially, there is not expected to be any public market for the shares, which means that it may be difficult to sell shares. See the “Description of Capital Stock-Transfer Restrictions” for a description of the transfer restrictions. As a result, we have established minimum suitability standards which require investors to have either (1) a net worth (not including home, furnishings, and personal automobiles) of at least $45,000 and an annual gross income of at least $45,000, or (2) a net worth (not including home, furnishings, and personal automobiles) of at least $150,000. Our suitability standards also require that a potential investor (a) can reasonably benefit from an investment in us based on such investor’s overall investment objectives and portfolio structuring, (b) is able to bear the economic risk of the investment based on the prospective stockholder’s overall financial situation, and (c) has apparent understanding of (1) the fundamental risks of the investment, (2) the risk that such investor may lose the entire investment, (3) the lack of liquidity of our shares, (4) the background and qualifications of our Advisor, and (5) the tax consequences of the investment.

     Arizona has established suitability standards different from those established by us, and shares will be sold only to investors in Arizona who have either (1) a net worth (not including home, furnishings, and personal automobiles) of at least $60,000 and an annual gross income of at least $60,000, or (2) a net worth (not including home, furnishings, and personal automobiles) of at least $225,000.

     California requires that we may sell shares of our common stock only to investors in that state who have either (1) have minimum gross income of at least $65,000 and a minimum net worth (exclusive of equity in the investor’s home, home furnishings and automobiles) of at least $250,000 or (2) have a minimum net worth of at least $500,000.

     The foregoing suitability standards must be met by the investor who purchases the shares. If the investment is being made for a fiduciary account (such as an IRA, Keogh Plan, or corporate pension or profit-sharing plan), the beneficiary, the fiduciary account, or any donor or grantor that is the fiduciary of the account who directly or indirectly supplies the investment funds must meet such suitability standards.

     In addition, under the laws of certain states, investors may transfer their shares only to persons who meet similar standards, and we may require certain assurances that such standards are met. Investors should read carefully the requirements in connection with resales of our shares as set forth in our articles of incorporation and as summarized under “Description of Capital Stock-Transfer Restrictions.”

     In purchasing shares, custodians or trustees of employee pension benefit plans or IRAs may be subject to the fiduciary duties imposed by the Employee Retirement Income Security Act of 1974, as amended, or ERISA, or other applicable laws and to the prohibited transaction rules prescribed by ERISA and related provisions of the Internal Revenue Code. See “ERISA Considerations.” In addition, prior to purchasing shares, the trustee or custodian of an employee pension benefit plan or an IRA should determine that such an investment would be permissible under the governing instruments of such plan or account and applicable law. For information regarding “unrelated business taxable income,” see “U.S. Federal Income Tax Considerations-Taxation of Tax-Exempt Stockholders.”

     In order to ensure adherence to the suitability standards described above, requisite suitability standards must be met, as set forth in the Subscription Agreement in the form attached hereto as Appendix B. In addition, the broker-dealers that are members of the NASD or that are exempt from broker-dealer registration who are engaged by the dealer-manager to sell shares (soliciting dealers), have the responsibility to make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for an investor. In making this determination, the soliciting dealers will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information. See “The Offering-Subscription Procedures.” Executed subscription agreements will be maintained in our records for six years.

How To Subscribe

     An investor who meets the suitability standards described above may subscribe for shares by completing and executing the subscription agreement and delivering it to a soliciting dealer, together with a check for the full purchase price of the shares subscribed for, payable to “Premier Trust of Nevada, Escrow Agent” if the subscription is made prior to our having sold the minimum offering, or payable to Desert Capital REIT, Inc. if the subscription is made after the minimum number of shares has been sold. See “The Offering-Subscription Procedures.” Certain soliciting dealers who have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks for shares subscribed for payable directly to the soliciting dealer. Care should be taken to ensure that the subscription agreement is filled out correctly and completely. Partnerships, individual fiduciaries signing on behalf of trusts, estates, and in other capacities, and persons signing on behalf of corporations and corporate trustees may be required to obtain additional documents from soliciting dealers. Any subscription may be rejected by us in whole or in part, regardless of whether the subscriber meets the minimum suitability standards.

     Certain soliciting dealers may permit investors who meet the suitability standards described above to subscribe for shares by telephonic order to the soliciting dealer. This procedure may not be available in certain states. See “The Offering-Subscription Procedures” and “-Plan of Distribution.”

     A minimum investment of 250 shares ($2,500) is required, except for Texas investors who must make a minimum investment of 100 shares ($1,000). IRAs, Keogh plans, and pension plans also must make a minimum investment of at least 100 shares ($1,000), except for Nevada investors who must make a minimum investment of 200 shares ($2,000). Following an initial subscription for at least the required minimum investment, any investor may make additional purchases in increments of one share.

     You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities.

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Questions and Answers About The Offering	1
Summary	5
Our Company	5
Our Business	5
Our Advisor and Executive Officers	7
The Advisory Agreement	8
Conflicts of Interests	8
Benefits of Affiliates	8
The Offering	10
Our Tax Status	10
Restrictions on Ownership of Our Stock	11
Risk Factors	11
Risk Related to the Offering	11
We cannot assure you of our ability to make the distributions to our stockholders required in order for us to qualify as a REIT in the future	11
There is currently no public trading market for our common stock and there is no assurance that one will develop; therefore, you may not be able to sell your shares at a price equal to or greater than the offering price	11
If there are delays in investing the proceeds of this offering, then receipts from investments and our investment returns may be lower than anticipated	11
The business and financial due diligence of our Company was conducted by our dealer-manager, which is an affiliate of ours	12
Your interest may be diluted if we issue additional shares	12
Distribution payments are subordinate to payments on debt	12
There may be significant fluctuations in our quarterly results, which makes it difficult to anticipate our performance from quarter to quarter	12
Certain amounts of the proceeds of this offering will be paid to our affiliates	12
We established the offering price on an arbitrary basis, so the price bears no relationship to any established valuation criteria	12
The risk that we will not be able to accomplish our business objectives will increase if only a small number of our shares are purchased in this offering	13
Restrictions on ownership of a controlling percentage of our capital stock might limit your opportunity to receive a premium on our stock	13
Certain provisions of Maryland law and our articles of incorporation and bylaws could hinder, delay or prevent a change in control of the Company	13

i

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Future offerings of debt securities, which would be senior to our common stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of distributions, may harm the value of our common stock	14
Risks Related to Our Business and Operations	14
We have not yet identified any specific mortgage loans to purchase with the net proceeds of this offering and may be unable to invest a significant portion of such net proceeds on acceptable terms or at all, which could harm our financial condition and operating results	14
We do not have any operating history and might not be able to operate our business or implement our operating policies and strategies successfully	14
We expect to depend on borrowings to purchase some of our assets and reach our desired amount of leverage. If we fail to obtain or renew sufficient funding on favorable terms or at all, we will be limited in our ability to acquire assets, which will harm our results of operations	15
We intend to rely solely on bank lines of credit to fund a portion of our acquisitions; however, we do not currently have a commitment from any financial institution to provide us with a line of credit	15
Defaults on the mortgage loans we expect to fund or acquire may reduce the value of our investment portfolio and may harm our results of operations	15
Substantially all of our investments will be in balloon mortgage loans, a number of which will be sub-prime, or non-investment grade, loans, which have a higher risk of payment default than amortizing loans, thereby increasing the risk to our revenues	15
We expect up to approximately 25% of the loans invested in by us to be subordinated loans on real estate, which are subject to higher risks	15
Commercial loans generally involve a greater risk of loss than residential loans, and our investment strategy contemplates acquiring both types of loans. If a borrower defaults on its payment obligations to us, our results of operations will be harmed	16
We expect up to 40% of loans invested in by us will be acquisition and development loans, which are highly speculative	16
A portion of our loans may be secured by leased real property, which limits our rights in the event of default and will substantially increase the risk of loss of our investment	16
Decreases in the value of the property underlying our mortgage loans might decrease the value of our assets	16
We do not have any limitations in our charter documents on the types of first lien mortgage loans we may fund. Therefore, our investments may not be diversified among the various loan categories we are targeting, which are acquisition and development loans, construction loans, commercial property loans, and residential loans. Any lack of diversity in our investments could increase the impact of defaults on our results of operations	16
We may not be able to expand our operations into new geographic regions, which may cause us to incur expenses that do not result in increased revenues, which would reduce our results of operations	16
The geographic concentration of the properties underlying our investments may increase our risk of loss	17
Termination of our agreement with Consolidated Mortgage may increase the cost to us of identifying loans in which to invest	17

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We will rely on information provided to us by third parties which we cannot always verify in making our investment decisions. If any of these third parties makes an error or misrepresents information to us, we may make investments in assets that do not meet our standard investment criteria	17
Interest rate fluctuations may adversely affect the value of our assets, net income and common stock	17
We might experience reduced net interest income or a loss from holding fixed rate investments during periods of rising interest rates	17
We may incur increased borrowing costs related to credit agreements that would harm our results of operations	17
Failure to obtain or maintain adequate funding under credit agreements may harm our results of operations	18
Our leverage strategy increases the risks of our operations, which could reduce our net income and the amount available for distributions or cause us to suffer a loss	18
The liquidation of our assets may be delayed, which may delay the distribution of liquidation proceeds to our stockholders	18
An increase in interest rates might cause the value of our assets to decline	19
Possible market developments could cause our lenders to require us to pledge additional assets as collateral. If our assets are insufficient to meet the collateral requirements, we might be compelled to liquidate particular assets at inopportune times and at disadvantageous prices, which may cause us to experience losses	19
Because the assets underlying the loans that we expect to acquire might experience periods of illiquidity, we might be prevented from liquidating our collateral at opportune times and prices, and our capital available to acquire new investments will be reduced	19
Our board of directors may change our operating policies and strategies without prior notice or stockholder approval and such changes could harm our business and results of operations and the value of our stock	19
Competition might prevent us from acquiring mortgages at favorable spreads over our borrowing costs which would harm our results of operations	19
Insurance will not cover all potential losses on the underlying properties and the absence thereof may impair our security and harm the value of our assets	19
We depend on our key personnel, especially Todd Parriott, and the loss of any of our key personnel could severely and detrimentally affect our operations	20
Risks Related to Our Advisor	20
Our Advisor has not conducted any operations prior to becoming our Advisor and has not managed a REIT and we cannot assure you that our Advisor will be able to successfully manage our business as a REIT, which may reduce our net income	20
Our results may suffer as a consequence of a conflict of interest arising out of our relationship with our Advisor. We will pay our Advisor a base management fee based on the amount of invested assets and incentive compensation based on our portfolio’s performance. This arrangement may lead our Advisor to recommend riskier or more speculative investments regardless of their long-term performance in an effort to maximize its compensation	20
Our Advisor has significant influence over our affairs, and might cause us to engage in transactions that are not in our or our stockholders’ best interests	20

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Our success will depend on the performance of our Advisor and if our Advisor or our board of directors makes inadvisable investment or management decisions, our operations could be impaired, potentially causing us to suffer a loss	21
We may be obligated to pay our Advisor incentive compensation even if we incur a loss	21
Investors may not be able to estimate with certainty the aggregate fees and expense reimbursements that will be paid to our Advisor under the advisory agreement due to the time and manner in which our Advisor’s incentive compensation and expense reimbursements are determined	21
Our Advisor may render services to other mortgage investors, which could reduce the amount of time and effort that our Advisor devotes to us	21
Our Advisor’s liability is limited under the advisory agreement, and we have agreed to indemnify it against certain liabilities	21
If our Advisor terminates the advisory agreement, we may not be able to find an adequate replacement Advisor	22
Risks Related to Legal and Tax Requirements	22
If we fail to qualify or are disqualified as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability	22
Our management team has no experience managing a REIT	22
Complying with REIT requirements might cause us to forego otherwise attractive opportunities	22
Complying with REIT requirements may force us to liquidate otherwise attractive investments	23
Complying with REIT requirements may force us to borrow to make distributions to our stockholders	23
Failure to maintain an exemption from the Investment Company Act would harm our results of operations	23
Misplaced reliance on legal opinions or statements by borrowers could result in a failure to comply with REIT income or assets tests	23
One-action rules may harm the value of the underlying property	23
We may be harmed by changes in various laws and regulations	23
We may incur excess inclusion income that would increase the tax liability of our stockholders	24
Cautionary Note Regarding Forward-Looking Statements	24
Estimated Use of Proceeds	25
Distribution Policy	26
General	26
Distributions	26
Summary of Reinvestment Plan	27
General	27
Investment of Distributions	27
Participant Accounts, Fees and Allocation of Shares	28
Reports to Participants	28

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QUESTIONS AND ANSWERS ABOUT THE OFFERING

Q: What is Desert Capital REIT, Inc.?

A: Desert Capital REIT, Inc., which we refer to as the Company, intends to elect to be taxed as a REIT commencing with its tax year ending December 31, 2004. The Company was formed on December 17, 2003 primarily to acquire and make investments in acquisition loans, development loans and construction loans. Our day-to-day operations and selection of investments will be externally managed by our Advisor, which is Burton Management Company, Ltd., subject to the direction and oversight of our board of directors.

Q: What is a mortgage REIT?

A: In general, a mortgage REIT is a company that:

•	combines the capital of many investors to, among other things, invest in notes or other evidences of indebtedness or obligations secured or collateralized by real estate owned by the borrowers in connection with mortgage financing provided by the Company,

•	offers benefits of a diversified portfolio under professional management,

•	typically is not subject to federal corporate income taxes on the total revenues applicable to any period, less the total expenses applicable to any period excluding additions to reserves for depreciation, bad debts, or other similar non-cash reserves, or net income; provided, however, net income for purposes of calculating total allowable operating expenses (as defined herein) shall exclude the gain from the sale of the Company’s assets that it distributes to its stockholders. This treatment substantially eliminates the “double taxation” (taxation at both the corporate and stockholder levels) that generally results from investments in a corporation, and

•	must pay distributions to investors of at least 90% of its taxable income.

Q: What kind of offering is this?

A: We are offering up to 22,000,000 shares of our common stock on a “best efforts” basis.

Q: How does a “best efforts” offering work?

A: When shares are offered to the public on a “best efforts” basis, no underwriter, broker-dealer or other person has a firm commitment or obligation to purchase any of the shares. Therefore, we are not guaranteeing that any minimum number of shares will be sold. We are offering a minimum of 250,000 shares and a maximum of 22,000,000 shares, including shares purchased through our reinvestment plan. Prior to the time we sell at least 250,000 of our shares, your subscription payments will be placed in an account held by our escrow agent, Premier Trust of Nevada, Inc., and will be held in trust for your benefit until the minimum offering of 250,000 shares is achieved. If we are not able to sell at least 250,000 shares by    , 2005, which is one year from the effective date of this prospectus, we will terminate this offering and your funds in the escrow account, including interest thereon at a floating rate (currently 1.4% per year), will be returned to you within 10 business days following the termination date. We may, however, extend the termination date to a date no later than    , 2006, in states that allow us to make this extension. None of the purchases of shares of common stock by officers, directors, employees and affiliates of the Company will count toward the calculation of the minimum offering. If you choose to purchase stock in this offering, you will need to fill out a subscription agreement, in the form attached to this prospectus as Appendix B, and pay for the shares at the time you subscribe. If you purchase our shares after the minimum offering amount is sold, the escrow agent will hold your funds, along with those of other similar subscribers, until such time as you are admitted by the Company as a stockholder. Generally, we admit stockholders on the day of acceptance of their subscription, which will be within seven days after receipt thereof.

Q: How long will the offering last?

A: This offering will not last beyond    , 2005 unless we decide to extend the offering until not later than    , 2006, in any state that allows us to extend the offering. In Arizona, the offering will be effective for a period of one year and may be extended for additional periods in accordance with applicable Arizona law.

Q: Who can buy shares?

A: Anyone who receives this prospectus can buy shares provided that they meet the suitability standards described elsewhere in this prospectus.

Q: Are there any risks involved in an investment in the shares?

A: You should read the “Risk Factors” section of this prospectus for a discussion of material risks that you should consider before you invest in our common stock. An investment in our shares involves significant risks, including the following:

•	We are a blind pool REIT, which means that we have not identified any specific mortgage loans to acquire with the net proceeds of this offering. Accordingly, you will not have the opportunity to review the assets we will acquire with the net proceeds of this offering prior to your investment.

•	We have not established a minimum distribution payment level and we cannot assure you of our ability to make distributions to our stockholders in the future.

•	Our dealer-manager, CMC Financial Services, Inc., is newly-formed and has no prior experience in managing public offerings. Also, a conflict of interest exists with respect to our dealer-manager, because our president and CEO, Todd Parriott, is also the sole stockholder of our dealer-manager. You will not have the benefit of an independent due diligence review in connection with this offering.

•	There is currently no public trading market for our common stock, and there is no assurance that one will develop. Therefore, you may not be able to sell your shares at a price equal to or greater than the offering price.

•	Our Advisor has not conducted any operations prior to becoming our Advisor and has no prior experience managing a REIT. Accordingly, we might not be able to operate our business or implement our operating policies and strategies successfully.

•	Our results may suffer as a consequence of a conflict of interest arising out of our relationship with our Advisor. Our president and CEO, Todd Parriott, is also the sole stockholder of our Advisor. We will pay our Advisor a base management fee based on the amount of our invested assets and incentive compensation based on our portfolio’s performance. Accordingly, our Advisor may recommend riskier or more speculative investments regardless of their long-term performance in an effort to maximize its compensation. The agreement between the Company and our Advisor pursuant to which the Advisor will act as Advisor to the Company and provide specified services to the Company, or the advisory agreement, was not negotiated at arms-length and provides for substantial compensation to the Advisor.

•	We have not commenced operations. Our total assets currently consist of less than $100,000 in cash.

•	If we fail to qualify or are disqualified as a REIT, we will be subject to tax as a regular corporation and face substantial tax liabilities.

•	There may be delays in investing the proceeds of this offering and, therefore, delays in the receipt of any returns from such investments.

•	We expect to borrow funds to make certain of our investments and will rely solely on bank lines of credit to fund a portion of our acquisitions. We do not currently have any commitment from any financial institution to provide us a line of credit. Such leverage could reduce our net income and our cash available for distributions or cause us to suffer losses. Under our articles of incorporation, we can incur debt in an amount up to 300% of our net assets.

•	We may borrow funds to make distributions.

•	We expect that a portion of our distributions will include a return of capital.

•	There are risks associated with each of the investments we intend to make. Balloon payment loans are risky because repayment depends on the borrower’s ability to refinance the loan or sell the property. Commercial loans are risky partly due to large loan balances. Subordinated mortgage loans are subject to a greater risk of loss than loans secured by first liens.

•	We do not have any limitations in our charter documents on the types of first lien mortgage loans we may acquire. Therefore, our investments may not be diversified among the various loan categories we are targeting, which are acquisition and development loans, construction loans, commercial property loans and residential loans.

•	The dealer-manager who is our affiliate will be paid sales commissions equal to 6.5% of the proceeds of this offering, plus marketing support fees of 2.5% of such proceeds. Our Advisor is also our affiliate.

Q: Is there any minimum required investment?

A: Yes. Generally, individuals must initially invest at least $2,500 and IRA, Keogh or other qualified plans must initially invest at least $1,000. Thereafter, you may purchase additional shares in $10.00 increments. However, these minimum investment levels may vary from state to state, so you should carefully read the more detailed description of the minimum investment requirements appearing elsewhere in this prospectus.

Q: After I subscribe for shares, can I change my mind and withdraw my money?

A: Once you have subscribed for shares and we have deposited the subscription price, your subscription is irrevocable, unless we elect to permit you to revoke your subscription.

Q: If I buy shares in the offering, how can I sell them?

A: At the time you purchase shares, they will not be listed for trading on any national securities exchange or over-the-counter market. In fact, we expect that there will not be any public market for the shares when you purchase them, and we cannot be sure whether one will ever develop. As a result, you may find that if you wish to sell your shares, you may not be able to do so promptly or at a price equal to or greater than the offering price.

     We anticipate listing the shares on a national securities exchange or over-the-counter market (“Listing”) within seven years after commencement of this offering, if our board of directors determines that the market conditions at that time allow for pricing of securities offered by REITs to be advantageous to both us and our shareholders, such as favorable valuations being accorded to securities offerings by other REITs. Listing does not assure liquidity. If we have not completed the Listing by December 31, 2011, we plan to sell our assets and return the proceeds from the liquidation to our stockholders through distributions, unless our stockholders elect otherwise.

     If we list the shares, we expect that you will be able to sell your shares in the same manner as other listed stocks.

Q: What will you do with the proceeds from this offering?

A: Our use of proceeds will depend somewhat on the number of shares sold in the offering. If we sell only the minimum number of shares, we plan to use approximately 85% of the proceeds to acquire mortgage loans, or portions thereof, and to make mortgage loans and the balance will be used to pay fees and expenses in connection with this offering. The payment of these fees will not reduce the amount of your invested capital which is calculated by multiplying the total number of shares of common stock you acquire by the issue price. If we sell all 20,000,000 shares, we plan to use approximately 90% of the proceeds to make investments. Many of the expenses associated with the offering are fixed, so that the more shares we sell, the higher the portion of the proceeds available for investment by us. Your initial invested capital amount will be $10 per share.

     Proceeds received from this offering generally will be temporarily invested in short-term, highly liquid investments pending investment of such proceeds in mortgage loans or other permitted investments. These short-term investments will not earn as high a return as we expect to earn on our mortgage-related investments, and we cannot predict how long it will be before we will be able to fully invest the proceeds in mortgage-related investments.

     Assuming all 20,000,000 shares are sold in this offering, we expect to have approximately $179.3 million of net offering proceeds available for investment in mortgage loans and other mortgage-related assets. If the minimum number of shares are sold in this offering, we expect to have approximately $2.125 million of net offering proceeds available for investment.

Q: If I buy shares, will I receive distributions and, if so, how often?

A: We intend to make regular cash distributions to our stockholders. The amount of distributions will be determined by the board of directors and typically will depend on the amount of distributable funds, current and projected cash requirements, tax considerations and other factors. However, in order to remain qualified as a REIT, we must make distributions equal to at least 90% of our REIT taxable income each year. Distributions, if any, will be made either monthly or quarterly as elected by each investor.

Q: Are distributions I receive taxable?

A: Yes. Generally, distributions that you receive will be considered ordinary income to the extent they are from current and accumulated earnings and profits. In addition, because depreciation expense reduces taxable income but does not reduce cash available for distribution, we expect a portion of your distributions will be considered return of capital for tax purposes. These amounts will not be subject to tax immediately but will instead reduce the tax basis of your investment. This in effect defers a portion of your tax until your investment is sold or the Company is liquidated, at which time the gain will, generally, be taxable as capital gains. However, because each investor’s tax implications are different, we suggest you consult with your tax advisor.

Q: When will I get my tax information?

A: Your Form 1099 tax information will be mailed by January 31 of each year.

Q: Do you have a reinvestment plan through which I can reinvest my distributions in additional shares?

A: Yes. We have adopted a reinvestment plan in which some investors can reinvest their distributions in additional shares.

Q: Who can help answer questions?

A: If you have more questions about the offering or if you would like additional copies of this prospectus, you should contact your registered representative or our dealer-manager:

CMC Financial Services, Inc.
2357 Renaissance Drive, Suite A
Las Vegas, Nevada 89119
(702) 924-2990

SUMMARY

     This summary highlights the material information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the section titled “Risk Factors” and our financial statements and the notes thereto before making an investment in our common stock. As used in this prospectus, “company,” “we,” “our,” and “us” refer to Desert Capital REIT, Inc., except where the context otherwise requires. For a description of capitalized terms that are not defined, please see the “Definitions” section of this prospectus.

Desert Capital REIT, Inc.

Our Company

     Desert Capital REIT, Inc. is a Maryland corporation which intends to elect to be taxed as a REIT for federal tax purposes commencing with its tax year ending December 31, 2004. Our address is 2357 Renaissance Drive, Suite A, Las Vegas, Nevada 89119 and our telephone number is 800-419-2855.

Our Business

     We were formed in December 2003 to invest in loans to owners and developers of real estate properties. Our strategy is to fund or acquire loans secured by liens on real estate (mortgage loans), finance these fundings and purchases through equity capital and use leverage in order to provide an attractive return on stockholders’ equity. Through this strategy, we seek to earn income, which is generated from the spread between the yield on our earning assets and our costs, including the interest cost of the funds we borrow. We anticipate that our revenues will be generated by principal and interest payments made by borrowers to us on all loans that we either fund or acquire. We may in the future originate loans in states in which we become licensed to do so. We currently do not have any mortgage broker or mortgage banker licenses to permit us to originate loans. If we were to commence originating loans in the future, we would have to add additional personnel and accounting and software systems to administer this business segment.

     We are newly incorporated and have not commenced operations; therefore, we do not own any investments. Our Advisor has the authority, subject to the direction and oversight of our board of directors, to make all of our investment decisions. We expect our investment portfolio will primarily consist of the following types of mortgage loans, generally with a term of no more than 12-18 months:

•	Acquisition and development loans (approximately 40% of our portfolio);

•	Construction loans (approximately 45% of our portfolio);

•	Commercial property loans (approximately 10% of our portfolio); and

•	Residential loans (approximately 5% of our portfolio).

The percentages set forth above reflect our current intentions. However, our intentions may change and we are not obligated to create a portfolio reflecting the above allocations. We are a blind pool REIT, and as of the date of this prospectus, we have not identified any specific mortgage loans that we intend to acquire with the net proceeds of this offering. We do not have any limitations in our charter documents on the percentage of assets we will invest in acquisition and development loans, construction loans, commercial property loans and residential loans.

     We propose to fund all or a portion of loans, or acquire loans, made to owners and developers of real estate properties, provided that the borrowers have sufficient equity in the underlying real estate and otherwise meet our lending criteria. Our lending criteria is primarily based on specific loan-to-value ratios relating to the type of loan being made, and we have not established any minimum net worth requirement for prospective borrowers. Each of our loans will be full recourse to the assets of individual borrowers, and if a loan is made to an entity borrower, the loan will be supported by full-recourse personal guarantees from the principals of the borrower. In addition, we will require each prospective borrower and guarantor to provide our Advisor with tax returns and financial statements for the prior two years. We expect that any loans made with respect to income producing properties will generally have debt service coverage of at least 1.25. We intend, however, to invest up to 40% of our capital in loans secured by real estate being developed and not yet generating any income to the borrower. We will expect that most of our loans will be sub-prime, or non-investment grade, many of which may be made to borrowers with limited credit histories. Our business strategy will be to provide financing or acquire loans made to acquirors and/or developers of real estate, mostly in the form of short-term, bridge loans, which will necessitate underwriting standards that are less strict than traditional mortgage lenders and a loan approval process that is faster than traditional lenders. We anticipate that substantially all of our investments will consist of “balloon payment” loans, which are loans requiring the payment of all principal at the maturity of the loan. Balloon payment loans are non-investment grade and, therefore, carry a high risk of default. In addition, we anticipate that up to 70% of our loan portfolio will consist of “interest-carry” loans, meaning we will provide the borrower with sufficient financing to enable it to make the interest payments during the term of the loan. As a result, in certain cases we may make mortgage loans which are riskier than the mortgage loans made by commercial banks. However, in return we anticipate receiving a higher interest rate on our investments than more traditional loans. We will institute measures designed to mitigate the risks, such as imposing a lower loan-to-value ratio (thereby providing us with a larger equity cushion if real estate values decline). We intend to hold substantially all of our loans to maturity. We may, however, periodically sell certain loans, or our portion of any loans, if they no longer meet our investment criteria. We will have unaffiliated third parties service our loans unless the loan goes into default, at which point we will manage the collection process.

     We intend to primarily invest in mortgage loans throughout the areas in which our Advisor’s management has experience, specifically Nevada, Arizona, California and Utah. We intend to expand our loan portfolio through implementing three strategies. First, we expect to benefit from our contractual relationship with Consolidated Mortgage. Consolidated Mortgage identified and arranged for the financing of approximately $225 million in mortgage loans in 2003. The lending criteria applied by Consolidated Mortgage during its identification process is the same as ours. As a result, the loans that have historically been identified by Consolidated Mortgage would have been suitable investments for us. Consolidated Mortgage negotiates all the principal terms of each of the loans it identifies, including term, collateral and interest rate. Historically, Consolidated Mortgage has arranged the funding for balloon payment loans, with terms of between 12 and 18 months. The size of the loans identified by Consolidated Mortgage ranges from $500,000 to $3,000,000, with the average loan being approximately $1,000,000. The average interest earned on the loans identified by Consolidated Mortgage in 2001, 2002 and 2003 was 12.64%, 12.88% and 12.70%, respectively. The default rates on loans identified by Consolidated Mortgage in 2001, 2002 and 2003 were 5.7%, 5.6% and 2.9%, respectively. Due to the short-term maturities of the loans identified by Consolidated Mortgage, substantially all of the defaults occur at maturity. As a result, the delinquency rates have historically been less than 1% per year. There can be no assurance that the loans that we finance will bear the same interest rates or will have the same default rates.

     Pursuant to our contractual arrangement with Consolidated Mortgage, we have the right of first offer to provide financing for all or any portion of each loan Consolidated Mortgage identifies. Consolidated Mortgage identifies mostly acquisition and development loans and construction loans, consisting exclusively of balloon-payment loans. With respect to each loan identified by Consolidated Mortgage that we fund, we will lend the money directly to the borrower and will enter into, or participate in, a master note, with all other lenders, if any, with respect to that financing. Consolidated Mortgage does not fund loans, and therefore, we will not acquire any loans from Consolidated Mortgage. We anticipate that we will be the sole lender on a substantial majority of the loans we fund. The notes will be secured by the real estate acquired or developed and constructed with the proceeds of the funding. We will generate revenues from the payments of principal and interest on those notes made directly to us by the borrower, and we will receive no payments from Consolidated Mortgage. Consolidated Mortgage generates its income from origination fees and servicing fees paid by the borrower under the loans it identifies. Accordingly, we will pay no fees to Consolidated Mortgage to fund all or a portion of any loan. Consolidated Mortgage will service the loans it identifies, subject to our right to take over the servicing of any loan we fund that goes into default. We will only finance all or a portion of any loans identified by Consolidated Mortgage that meet our lending criteria. We expect that our relationship with Consolidated Mortgage will generate at least 80% of our investments. Mr. Parriott, our chief executive officer, was president of Consolidated Mortgage until December 2003.

     Second, our Advisor will seek to expand its relationship with real estate developers and mortgage lenders in Nevada, as well as elsewhere in the United States. Through these expanded relationships, we expect to identify additional mortgage funding and investment opportunities. We do not currently have any agreements with any other sources of loan originations.

     Third, we will seek opportunistic investments in second mortgages, meaning mortgages with attractive loan-to-value ratios with the underlying real estate located in areas with which we have substantial familiarity. The majority of the loans invested in by us will be secured by a first deed of trust. Up to 25% of the loans invested in by us may be secured by second deeds of trust or by wraparound mortgages, and up to 5% of our loans may be secured by interests in leases. We will not invest more than 10% of our assets in loans on unimproved real property, which we define as real estate which is not currently being developed and as to which no development is planned to commence within a year, as opposed to loans made for acquisition and development, which development is expected to commence immediately.

     As a non-conventional lender, we will be more willing to invest in mortgage loans to projects that conventional lenders would not deem to be creditworthy, including acquisitions of raw land or infrastructure development. Because of our increased willingness to fund riskier loan types, we anticipate that borrowers will be willing to pay us interest rates that are generally 200 to

300 basis points above the rates charged by conventional lenders. Our second mortgage investments will be riskier because our rights will be subject to the rights of the first mortgage lender. Substantially all of our investments will be in the “balloon payment” loans which are riskier than amortizing loans because the borrower’s repayment depends on its ability to refinance the loan or sell the property.

     We generally expect to finance the acquisition of our mortgage loans with equity capital and, to a lesser extent, short-term borrowings and term loans with terms of less than one year. We expect that any borrowings we incur will be collateralized, in whole or in part, by the loans on which we are the sole lender. The amount of borrowing we intend to employ will depend on, among other factors, the amount of our equity capital. We expect to use leverage to attempt to increase potential returns to our stockholders. We do not currently have any commitment from any financial institution to provide us a line of credit.

Our Advisor and Executive Officers

     Our day-to-day operations will be externally managed by our Advisor, subject to the direction and oversight of our board of directors. Established in 2003, our Advisor engages in investment management as its sole business. Our Advisor had two full-time employees at December 30, 2003. As of the date of this prospectus, we are our Advisor’s only client. Mr. Parriott will initially perform the duties of our Advisor pursuant to the advisory agreement on behalf of our Advisor. However, our Advisor may elect to have others undertake some or all of those duties at any time and in its sole discretion.

     Our executive officers have experience in investing in loans to owners and developers of real estate properties. Prior to founding our Advisor, Mr. Parriott, our chief executive officer, was the president of Consolidated Mortgage. However, neither our Advisor nor our management team has any experience managing a REIT. All of our executive officers are also officers or employees of our Advisor, as described in the following table:

Name	Position with our Advisor	Position with Us
Todd B. Parriott	President/Chief Executive Officer, Director	Chairman of the Board of Directors, Chief Executive Officer, President and Chief Investment Officer
Erin Linnemeyer	Director of Operations	Director of Stockholder Relations

     The following diagram sets forth the relationships between us, the Advisor, the dealer-manager, and our promoter, Mr. Parriott.

The Advisory Agreement

     We will enter into an advisory agreement with our Advisor prior to commencing this offering. Pursuant to the advisory agreement, our Advisor will generally implement our business strategy, be responsible for our day-to-day operations and perform services and activities relating to our assets and operations in accordance with the terms of the advisory agreement. Our Advisor’s services for us can be divided into the following three primary activities:

•	Asset Management-our Advisor will advise us with respect to, arrange for and manage the acquisition, financing, management and disposition of, our investments.

•	Liability Management-our Advisor will evaluate the credit risk and prepayment risk of our investments and arrange borrowing strategies.

•	Capital Management-our Advisor will coordinate our capital raising activities.

     In conducting these activities, our Advisor will advise us on the formulation of, and explanation of, our operating strategies and policies, arrange for our acquisition of assets, monitor the performance of our assets, arrange for various types of financing, and provide administrative and managerial services in connection with our operations. At all times in the performance of these activities, our Advisor will be subject to the direction and oversight of our board of directors.

Conflicts of Interest

     We are subject to conflicts of interest involving our Advisor because, among other reasons:

•	the incentive compensation, which is based on our net income, may create an incentive for our Advisor to recommend investments with greater income potential, which may be relatively more risky than would be the case if its compensation from us did not include an incentive-based component; and

•	one of our directors, and all of our executive officers, are officers or employees of, or otherwise affiliated with, our Advisor.

     The advisory agreement does not limit or restrict the right of our Advisor or any of its affiliates from engaging in any business or rendering services to any other person, including, without limitation, the purchase of, or rendering advice to others purchasing or making investments that meet our investment guidelines. However, our Advisor has agreed that for as long as our Advisor is our exclusive Advisor pursuant to the advisory agreement, it will not sponsor any other mortgage REIT that invests primarily in mortgages for the acquisition of, development of and construction on real estate in the Las Vegas, Nevada area, without first obtaining the approval of a majority of our directors who are not associated and have not been associated within the last two years, directly or indirectly, with us or our Advisor (independent directors). In the event our Advisor were to sponsor other investment entities, we would need to compete for management time. The advisory agreement was not negotiated at arm’s length.

Benefits to Affiliates

     The following table sets forth all of the compensation which our affiliates may earn in connection with the organization and operation of our business. Our Advisor will be paid its base management fee and incentive compensation, which is based on the value of the assets we own at any particular time, as long as it is providing services to us under the advisory agreement. Our Advisor and its affiliates will not be entitled to any compensation in connection with the acquisition or disposition of our assets. Accordingly, if we liquidate the Company, our Advisor’s management fee would ultimately be reduced to zero. Our Advisor’s base management fee is based on a percentage of the assets we own. As a result, if we were to dispose of assets, the reduction in the amount of our Average Invested Assets will reduce the amount of the base management fee. The total compensation we pay to our Advisor is limited under our articles of incorporation.

			Dollar Amount
Affiliate	Compensation	Method of Computation	To Be Paid
		Offering
Dealer-Manager	Selling Commission	6.5% of aggregate gross proceeds from sales of shares.	$13,000,000	(1)
Dealer-Manager	Marketing Support Fee	2.5% of aggregate gross proceeds from sales of shares.	$5,000,000	(1)
Dealer-Manager	Due Diligence Fee	Actual amount of expenses reimbursed up to 0.5% of	$1,000,000	(1)
		aggregate gross proceeds.
		Operational
Advisor	Base Management Fee	1% per annum of the first $200 million of our Average	$1,800,000
		Invested Assets, plus 0.8% per annum of our Average
		Invested Assets in excess of $200 million during such
		fiscal year, calculated on a monthly basis and payable
		monthly in arrears.
Advisor	Incentive Compensation	A specified percentage of the amount our REIT taxable	(2)
		net income (before deducting incentive compensation, net
		operating losses and certain other items), exceeds a
		return based on the 10 year U.S. Treasury rate plus 1%.
		The percentage for this calculation is the weighted
		average of the following percentages based on our
		Average Invested Assets for the period: 20% for the
		first $200 million of our Average Invested Assets; and
		10% of our Average Invested Assets in excess of $200
		million calculated and paid on a quarterly basis and
		subject to annual reconciliation.
Advisor	Out-of-Pocket Expense	Reimbursement of actual out-of-pocket expenses incurred	(3)
	Reimbursement	in connection with our administration on an on-going
		basis.

(1)	Dollar amount to be paid assumes maximum offering size of $200 million. Our dealer-manager will receive no compensation other than as outlined in this table.

(2)	Due to the uncertainty surrounding the 10-year U.S. Treasury yields and net interest margin, it is not possible to calculate a reasonable estimate of the maximum incentive compensation for 2004.

(3)	All out-of-pocket expenses incurred on our behalf will be reimbursed in accordance with the terms of the advisory agreement and pursuant to an agreed upon budget. We and our Advisor will agree on a budget, including estimated out-of-pocket expenses. Any individual cost or expense exceeding $100,000 not reflected in our budget will be approved by our board of directors.

     Our dealer-manager will receive no sales commissions or marketing support fees as a result of sales of shares of common stock under our reinvestment plan.

The Offering

Offering Size	Minimum — $2,500,000
Maximum — $220,000,000

$200,000,000 of common stock to be offered to investors meeting certain suitability standards and up to $20,000,000 of common stock available to investors who purchased their shares in this offering and who choose to participate in our reinvestment plan.

Minimum Investments	Individuals-$2,500-Additional shares may be purchased in ten dollar increments.

IRA, Keogh and other qualified plans-$1,000-Additional shares may be purchased in ten dollar increments.

The amounts apply to most potential investors, but minimum investments may vary from state to state.

Suitability Standards	Net worth (not including home, furnishings and personal automobiles) of at least $45,000 and annual gross income of at least $45,000; or

Net worth (not including home, furnishings and personal automobiles) of at least $150,000.

Suitability standards vary from state to state.

Distribution Policy	Consistent with our objective of qualifying as a REIT, we expect to continue to pay regular distributions and distribute at least 90% of our REIT taxable income.

Our Advisor	Burton Management Company, Ltd. is our Advisor and will administer our day-to-day operations and select our investments, subject to the oversight and direction of our board of directors.

Estimated Use of Proceeds	If we sell only the minimum offering of 250,000 shares, approximately 85% of the offering proceeds will be available to make investments. If we sell all 20,000,000 shares, approximately 90% of the offering proceeds will be available to make investments. The balance will be used to pay fees and expenses in connection with the offering, some of which are fixed regardless of the size of the offering.

Our Reinvestment Plan	We have adopted a reinvestment plan which will allow some stockholders to have the full amount of their distributions reinvested in additional shares that may be available. We have registered 2,000,000 shares of our common stock for this purpose. We have attached the form of reinvestment plan as Appendix A to this prospectus.

Our Tax Status

     We intend to qualify and will elect to be taxed as a REIT under the REIT provisions of the Internal Revenue Code commencing with our taxable year ending December 31, 2004. Provided we qualify as a REIT, we generally will not be subject to federal corporate income tax on taxable income that is distributed to our stockholders. REITs are subject to a number of organizational and operational requirements, including a requirement that they currently distribute at least 90% of their annual REIT taxable income. Although we do not intend to request a ruling from the IRS as to our REIT status, we have received an opinion of our counsel, Locke Liddell & Sapp LLP, with respect to our qualification as a REIT. This opinion is based on a number of assumptions and representations about our ongoing business and investment activities and other matters. No assurance can be given that we will be able to comply with these assumptions and representations in the future. Furthermore, this opinion is not binding on the IRS or any court. Failure to qualify as a REIT would render us subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates and distributions to our stockholders would not be deductible. Even if we qualify for taxation as a REIT, we may be subject to federal, state and local taxes on our income and property. In connection with our election to be taxed as a REIT, our articles of incorporation impose restrictions on the transfer and ownership of our stock.

Restrictions on Ownership of Our Stock

     In order to facilitate our qualification as a REIT, our charter prohibits any stockholder from directly or indirectly owning more than 9.8% of the outstanding shares of any class or series of our stock. We adopted this restriction to promote compliance with the provisions of the Internal Revenue Code which limit the degree to which ownership of a REIT may be concentrated.

RISK FACTORS

     You should carefully consider the following risk factors in conjunction with the other information in this prospectus before making an investment decision. Our business, financial condition or results of operations could be harmed by any of these risks. Similarly, these risks could cause the value of our common stock to decline and you might lose all or part of your investment. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. We have included disclosure concerning all material risks.

Risks Related to the Offering

We cannot assure you of our ability to make the distributions to our stockholders required in order for us to qualify as a REIT in the future.

     We intend to make regular distributions to our stockholders equal to at least 90% of our annual REIT taxable income. This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code. We have not established a minimum distribution payment level and our ability to make distributions might be harmed by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. We cannot assure you that we will have the ability to make distributions to our stockholders in the future or we may pay distributions that represent a return of capital. For the purpose of determining taxable income, we may be required to accrue items treated as earned for tax purposes, but that we have not yet received. In addition, we may be required not to accrue as expenses for tax purposes some items that actually have been paid or some of our deductions might be disallowed by the Internal Revenue Service. As a result, we could have taxable income in excess of funds available to distribute to our stockholders. If that occurs, distributions we pay to you may represent a return of capital. We may have to borrow funds or liquidate some of our assets to make sufficient distributions and maintain our status as a REIT. Such borrowings will have the effect of decreasing amounts available for future distributions.

There is currently no public trading market for our common stock and there is no assurance that one will develop; therefore, you may not be able to sell your shares at a price equal to or greater than the offering price.

     There is no current public market for our common stock, nor do we expect a public market to develop for our common stock. It will, therefore, be difficult for you to sell your shares promptly. In addition, the price received for any shares sold is likely to be less than the proportionate value of the assets we own. Therefore, you should purchase the shares only as a long-term investment. We do not know if we will ever apply to list our shares on a national securities exchange or over-the-counter market, or, if we do apply for listing, when such application would be made or whether it would be accepted. If our shares are listed, we cannot assure you a public trading market will develop. We cannot assure you that the price you would receive in a sale on a national securities exchange or over-the-counter market would be representative of the value of the assets we own or that it would equal or exceed the amount you paid for the shares. If our common stock is not listed on a national securities exchange or over-the-counter market by December 31, 2011, we will sell our assets and distribute the proceeds, unless our stockholders elect otherwise.

If there are delays in investing the proceeds of this offering, then receipts from investments and our investment returns may be lower than anticipated.

     We may delay investing the proceeds from this offering and, therefore, delay the receipt of any returns from such investments, due to our inability to find suitable investments. Until we invest the proceeds, our investment returns on offering proceeds will be limited to the rates of return available on short-term, highly liquid investments that provide appropriate safety of principal. We expect these rates of return, which affect the amount of cash available to make distributions to stockholders, to be lower than we would receive for property investments.

The business and financial due diligence of our Company was conducted by our dealer-manager, which is an affiliate of ours.

     Our dealer-manager is an affiliate of ours and our Advisor and several of our officers, including Mr. Parriott, are officers, directors or owners of our dealer-manager. As a result, you should not consider the dealer-manager’s due diligence investigation of the Company to be an independent review. The dealer-manager’s due diligence review may not have been as thorough as an investigation typically conducted by an unaffiliated third-party underwriter in connection with a securities offering, and might not have uncovered facts that would be important to a potential investor.

Your interest may be diluted if we issue additional shares.

     Potential investors in this offering do not have preemptive rights to any shares issued by us in the future. Therefore, investors purchasing shares in this offering may experience dilution of their equity investment in the event that we:

•	sell shares in this offering or sell additional common shares in the future, whether publicly or privately;

•	sell securities that are convertible into common shares; or

•	issue common shares upon the exercise of the options.

Distribution payments are subordinate to payments on debt.

     Distributions to our stockholders are subordinate to the payment of our debts and obligations. If we have insufficient funds to pay our debts and obligations, distributions to stockholders will be suspended pending the payment of such debts and obligations.

There may be significant fluctuations in our quarterly results, which makes it difficult to anticipate our performance from quarter to quarter.

     Our quarterly operating results will fluctuate based on a number of factors, including, among others:

•	Interest rate changes;

•	The volume and timing of our acquisitions or of investments in mortgage loans;

•	The recognitions of gains or losses on sales;

•	The level of competition in our market; and

•	General economic conditions, especially those which effect real estate development.

     As a result of these factors, results for any quarter should not be relied upon as being indicative of performance in future quarters.

Certain amounts of the proceeds of this offering will be paid to our affiliates.

     The dealer-manager who is our affiliate will be paid sales commissions equal to 6.5% of the proceeds of this offering, plus marketing support fees of 2.5% of such proceeds. The amount of these fees was not determined on an arms-length basis.

We established the offering price on an arbitrary basis, so the price bears no relationship to any established valuation criteria.

     Our board of directors determined the selling price of the shares of common stock and such price bears no relationship to any established criteria for valuing issued or outstanding shares. Our offering price may not be indicative of the price at which our shares would trade if they were listed on an exchange or actively traded by brokers nor of the proceeds that a stockholder would receive if we were liquidated or dissolved.

The risk that we will not be able to accomplish our business objectives will increase if only the minimum number of shares are purchased in this offering.

     Our common stock is being offered on a “best efforts” basis and no underwriter, broker-dealer or other person has agreed to purchase any of our common stock offered hereby. Our dealer-manager is a newly registered broker-dealer and may not be able to solicit sufficient investors to sell the maximum number of shares we are offering. We are subject to the risk that all of the shares of our common stock offered hereby may not be sold. If we are only able to sell the minimum offering amount, we expect that we will only be able to make a minimal number of investments, the actual number of which cannot be determined because the amount of each loan that we fund will depend on a number of factors, including the size of the loan, the quality of the collateral and the number of other lenders. As a result, we would have less diversification in terms of the number and types of investments we own and the geographic regions in which our investments are located. If our investments are not diversified, our operations and ability to pay dividends would be dependent on the success of a small number of investments. Therefore, if we are only able to sell a small number of shares in this offering, we may lack a diversified portfolio of investments, and our fixed operating expenses such as general and administrative expenses (as a percentage of gross income) would be higher and we would not achieve the benefits associated with a large, diversified mortgage portfolio.

Restrictions on ownership of a controlling percentage of our capital stock might limit your opportunity to receive a premium on our stock.

     For the purpose of preserving our REIT qualification and for other reasons, our articles of incorporation prohibit direct or constructive ownership by any person of more than 9.8% of the lesser of the total number or value of the outstanding shares of our common stock or more than 9.8% of the outstanding shares of our preferred stock. The constructive ownership rules in our articles of incorporation are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of the outstanding stock, and thus be subject to the ownership limit in our articles of incorporation. Any attempt to own or transfer shares of our common or preferred stock in excess of the ownership limit without the consent of our board of directors shall be void, and will result in the shares being transferred by operation of law to a charitable trust. These provisions might inhibit market activity and the resulting opportunity for our stockholders to receive a premium for their shares that might otherwise exist if any person were to attempt to assemble a block of shares of our stock in excess of the number of shares permitted under our articles of incorporation and which may be in the best interests of our stockholders.

Certain provisions of Maryland law and our articles of incorporation and bylaws could hinder, delay or prevent a change in control of the Company.

     Certain provisions of Maryland law, our articles of incorporation and our bylaws have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control of the Company. These provisions include the following:

•	Removal of Directors. Under our articles of incorporation, subject to the rights of one or more series of preferred stock to elect one or more directors, a director may be removed only for cause and only by the affirmative vote of a majority of all votes entitled to be cast by our stockholders generally in the election of directors.

•	Number of Directors, Board Vacancies, Term of Office. Under our articles of incorporation, we have elected to be subject to certain provisions of Maryland law which vest in our board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board even if the remaining directors do not constitute a quorum. These provisions of Maryland law, which are applicable even if other provisions of Maryland law or the articles of incorporation or bylaws provide to the contrary, also provide that any director elected to fill a vacancy shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

•	Limitation on Stockholder-Requested Special Meetings. Our articles of incorporation and bylaws provide that our stockholders have the right to call a special meeting only upon the written request of stockholders entitled to cast not less than 10% of all the votes entitled to be cast by the stockholders at such meeting.

•	Advance Notice Provisions for Stockholder Nominations and Proposals. Our bylaws require advance written notice for stockholders to nominate persons for election as directors at, or to bring other business before, any meeting of stockholders. This bylaw provision limits the ability of stockholders to make nominations of persons for election as directors or to introduce other proposals unless we are notified in a timely manner prior to the meeting.

•	Preferred Stock. Under our articles of incorporation, our board of directors has authority to issue preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without approval of our stockholders.

•	Ownership Limit. In order to preserve our status as a REIT under the Internal Revenue Code, our articles of incorporation generally prohibit any single stockholder, or any group of affiliated stockholders, from beneficially owning more than 9.8% of our outstanding common or preferred stock unless our board of directors waives or modifies this ownership limit.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of distributions, may harm the value of our common stock.

     In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. Upon the liquidation of our company, holders of our debt securities and shares of preferred stock, lenders with respect to other borrowings and all of our creditors will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings by us may dilute the holdings of our existing stockholders or reduce the value of our common stock, or both. Our preferred stock, if issued, would have a preference on distributions that could limit our ability to make distributions to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

Risks Related to Our Business and Operations

We have not yet identified any specific mortgage loans to purchase with the net proceeds of this offering and may be unable to invest a significant portion of such net proceeds on acceptable terms or at all, which could harm our financial condition and operating results.

     As of the date of this prospectus, we have not identified any specific mortgage loans which we intend to acquire with the proceeds from this offering. As a result, you will not be able to evaluate the economic merits of any investments we make with the net proceeds of this offering prior to the purchase of your shares. You must rely on our and our Advisor’s ability to evaluate our investment opportunities.

     Until we identify and acquire mortgage assets consistent with our investment guidelines, we intend to temporarily invest the balance of the net proceeds of this offering in readily marketable interest-bearing assets consistent with our intention to qualify as a REIT. We cannot assure you that we will be able to identify mortgage loans that meet our investment guidelines or that any investment that we make will produce a positive return on our investment. We may be unable to invest the net proceeds of this offering on acceptable terms or at all.

We do not have any operating history and might not be able to operate our business or implement our operating policies and strategies successfully.

     We were formed in December 2003, and we do not have any operating history. Our total assets currently consist of less than $100,000 in cash. The results of our operations will depend on many factors, including the availability of opportunities for the acquisition of mortgage loans, the level and volatility of interest rates, readily accessible short- and medium-term funding alternatives in the financial markets and general economic conditions. Moreover, delays in investing our net proceeds of this offering may cause our performance to be weaker than other fully invested mortgage REITs pursuing comparable investment strategies. We are a blind pool REIT and you will not have the opportunity to evaluate the manner in which we invest or the economic merits of particular assets to be acquired. Furthermore, we face the risk that we might not successfully operate our business or implement our operating policies and strategies as described in this prospectus.

We expect to depend on borrowings to purchase some of our assets and reach our desired amount of leverage. If we fail to obtain or renew sufficient funding on favorable terms or at all, we will be limited in our ability to acquire assets, which will harm our results of operations.

     We expect to depend on short-term borrowings to fund acquisitions of our assets and reach our desired amount of leverage, which is 30% to 50% of net assets. Accordingly, our ability to achieve our investment and leverage objectives depends on our ability to borrow money in sufficient amounts and on favorable terms. We do not currently have a commitment from any financial institution to provide us with a line of credit. In addition, we must be able to renew or replace our maturing short-term borrowings on a continuous basis. We expect to depend on a few lenders to provide the primary credit facilities for our purchases of mortgage-related assets. In addition, our existing indebtedness may limit our ability to make additional borrowings. If our lenders do not allow us to renew our borrowings or we cannot replace maturing borrowings on favorable terms or at all, we might have to sell our assets under adverse market conditions, which would harm our results of operations and may result in permanent losses.

We intend to rely solely on bank lines of credit to fund a portion of our acquisitions; however, we do not currently have a commitment from any financial institution to provide us with a line of credit.

     We intend to fund a portion of our acquisitions solely with funds that we will borrow under lines of credit from financial institutions. However, as of the date of this prospectus, we do not have any commitment from any financial institution to provide us with a line of credit. If we are not able to establish a line of credit, we may be unable to acquire as many assets as we otherwise would.

Defaults on the mortgage loans we expect to fund or acquire may reduce the value of our investment portfolio and may harm our results of operations.

     We intend to invest in uninsured and non-investment grade mortgage loans as part of our investment strategy. In order to grow our business, we may also invest in loans to borrowers who have a high risk of not being able to repay their obligations on a timely basis. While holding these loans, we are subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under mortgage loans held by us, we bear the risk of loss of principal and non-payment of interest and fees to the extent we are unable to sell or refinance the underlying property providing for mortgage collateral for an amount equal to the amount of the unpaid obligation. In addition, our attempts to foreclose on the underlying property are often subject to the legal impediments, including borrower bankruptcies, which could substantially delay our ability to sell the property. Delays in the sale of property could affect the price we ultimately receive and during that period we may not be receiving any revenue from the property or the related mortgage loan. The longer we are required to hold the property, the greater the impact on our revenues. To the extent we suffer substantial losses with respect to our investments in mortgage loans, the value of our company and the price of our common stock may decline significantly.

Substantially all of our investments will be balloon mortgage loans, a number of which will be sub-prime, or non-investment grade, loans, which have a higher risk of payment default than amortizing loans, thereby increasing the risk to our revenues.

     Balloon payment loans, which typically provide for the repayment of all or substantially all of the principal at the maturity of the loan, are riskier than amortizing loans because the borrower’s repayment frequently depends on its ability to refinance the loan or sell the property at the maturity of the loan. We expect balloon mortgage loans will comprise substantially all of our investment portfolio. In addition, we anticipate that a number of our balloon loans will be sub-prime, or non-investment grade, loans made to borrowers with limited credit histories. These facts increase the possibility that the borrower will not be able to repay the principal at maturity. If the borrowers are unable to refinance the loan or sell the property when the balloon payment is due, our revenues will decrease.

We expect up to approximately 25% of the loans invested in by us to be subordinated loans on real estate, which are subject to higher risks.

     We may acquire loans secured by commercial properties, including loans that are subordinate to first liens on the underlying commercial real estate. Subordinated, or second lien, mortgage loans are subject to greater risks of loss than first lien mortgage loans because all payments on these loans are subject to the prior payment of the senior loan. Although we expect subordinated loans will comprise not more than 25% of our investments, there is no limitation on our investments in subordinated loans. An overall decline in the real estate market could reduce the value of the real property securing such loans such that the aggregate outstanding balances of the second-lien loan and the more senior loan on the real property exceed the value of the real property. In that case, if the property were liquidated the borrower would not receive sufficient proceeds to pay the second-lien loan in full.

Commercial loans generally involve a greater risk of loss than residential loans, and our investment strategy contemplates acquiring both types of loans. If a borrower defaults on its payment obligations to us, our results of operations will be harmed.

     Commercial loans are considered to involve a higher degree of risk than residential loans because of a variety of factors, including generally larger loan balances, dependency for repayment on successful operation of the mortgaged property and tenant businesses operating on the property, and loan terms that include amortization schedules longer than the stated maturity which provide for balloon payments at stated maturity rather than periodic principal payments. The larger the number of risky loans we make, the greater the risk that borrowers will default and our results of operations will be harmed.

We expect up to 40% of loans invested in by us will be acquisition and development loans, which are highly speculative.

     We expect that up to 40% of our assets will be mortgage loans for the acquisition and development of real estate, which will initially be secured by unimproved land. These types of loans are highly speculative, as the borrower’s ability to repay depends on its ability to develop the land. If in fact the land is not developed, the borrower may not be able to refinance the loan and, therefore, may not be able to make the balloon payment when due. If a borrower defaults and we foreclose on the collateral, we may not be able to sell the collateral for the amount owed to us by the borrower. In calculating our loan-to-value ratios for the purpose of determining maximum borrowing capacity, we use the estimated value of the property at the time of completion of the project, which increases the risk that, if we foreclose on the collateral before it is fully developed, we may not be able to sell the collateral for the amount owed to us by the borrower.

A portion of our loans may be secured by leased real property, which limits our rights in the event of default and will substantially increase the risk of the loss of our investment.

     Up to 5% of our loans may be secured by leases on real property. In that event, our collateral would consist solely of the contractual right of the borrower to lease the real property being improved. If the borrower were to default under our loan, our recourse as to the real property would be limited to assuming the lease. In addition, if the borrower were to default under our loan, it is likely it would also default under the lease, which could result in the complete loss of our collateral.

Decreases in the value of the property underlying our mortgage loans might decrease the value of our assets.

     The mortgage loans in which we invest will be secured by underlying real property interests. To the extent that the value of the property underlying our mortgage loans decreases, our security might be impaired, which might decrease the value of our assets.

We do not have any limitations in our charter documents on the types of first lien mortgage loans we may fund. Therefore, our investments may not be diversified among the various loan categories we are targeting, which are acquisition and development loans, construction loans, commercial property loans and residential loans. Any lack of diversity in our investments could increase the impact of defaults on our results of operations.

     We expect that acquisition and development loans will constitute approximately 40% of our portfolio, construction loans will constitute approximately 45%, commercial property loans will constitute approximately 10%, and residential loans will constitute approximately 5%. However, our Advisor will have discretion to allocate our assets among these categories in whatever percentages it determines is in our best interests. Our Advisor may not achieve this allocation, and our assets may be concentrated in one of these types of loans. If our assets are not diversified among the categories of mortgage loans in which we intend to invest, we may be subject to an increased risk of default if the category in which our assets are concentrated experiences disproportionate economic losses.

We may not be able to expand our operations into new geographic regions, which may cause us to incur expenses that do not result in increased revenues, which would reduce our results of operations.

     Our officers have business experience in the Las Vegas, Nevada area. Their relationships with potential borrowers are strongest in Las Vegas. If we expand to other areas, there is no assurance that our officers will be able to develop the business contacts necessary for the business to be successful in such location. If we make capital expenditures to implement an expansion plan, and are not successful and do not generate revenue in the new geographical area, our results of operations may be reduced.

The geographic concentration of the properties underlying our investments may increase our risk of loss.

     We have not established any limit upon the geographic concentration of properties underlying our investments. In fact, we intend for our operations to be initially centered in the Las Vegas, Nevada area. As a result of our geographic concentration, we may experience more losses than if our investments were diversified. A worsening of economic conditions in Las Vegas could have an adverse effect on our business, including reducing the demand for new financings, limiting the ability of customers to pay financed amounts and impairing the value of our collateral.

Termination of our agreement with Consolidated Mortgage may increase the cost to us of identifying loans in which to invest.

     Consolidated Mortgage has entered into a three-year agreement with us, granting us a right of first offer to provide financing for all or a portion of the mortgage loans for the acquisition of, development of and construction on real estate identified by Consolidated Mortgage that satisfy our underwriting criteria. If the agreement is terminated or not renewed by the parties, we may face substantial competition in acquiring other suitable investments, which could increase our costs. We do not have a similar contract with any other entity, and there is no assurance that we would be able to enter into similar contractual arrangements with other entities.

We will rely on information provided to us by third parties which we cannot always verify in making our investment decisions. If any of these third parties makes an error or misrepresents information to us, we may make investments in assets that do not meet our standard investment criteria.

     Our decisions about which loans to fund depends on several factors, such as the third party appraisal of the property involved and our analysis of the financial position of the borrower. If the appraiser makes an error in the appraisal, or the borrower or its accountant makes an error or a misrepresentation in the information provided to us, we will make our decision based on faulty information, which may lead us to invest in an asset which is not within our standard investment criteria. If such a mistake or misrepresentation leads us to make a loan to a higher-risk borrower than our typical borrowers, we may suffer an increased risk of default on the loan, and if in fact the loan is not repaid, our revenues will decline.

Interest rate fluctuations may adversely affect the value of our assets, net income and common stock.

     Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Interest rate fluctuations present a variety of risks including the risk of a mismatch between asset yields and borrowing rates, variances in the yield curve and fluctuating prepayment rates and may adversely affect our net income and value of our common stock.

We might experience reduced net interest income or a loss from holding fixed rate investments during periods of rising interest rates.

     We may fund our investment in mortgage loans with short-term borrowings pursuant to credit agreements. During periods of rising interest rates, our costs associated with borrowings used to fund the investment in mortgage loans are subject to increases while the income we earn from these assets remains substantially fixed. This would reduce and could eliminate the net interest spread between the loans in which we invest and our borrowings used to make such investments, which would reduce our net interest income and could cause us to suffer a loss.

We may incur increased borrowing costs related to credit agreements that would harm our results of operations.

     Any borrowing costs under credit agreements will be generally adjustable and correspond to short-term interest rates, such as LIBOR or a short-term Treasury index, plus or minus a margin. The margins on these borrowings over or under short-term interest rates may vary depending upon a number of factors, including, without limitation:

•	the movement of interest rates; and

•	the availability of financing in the market.

     We expect that most of our borrowings will be collateralized borrowings under credit agreements. If the interest rates on these credit agreements increase, our results of operations will be harmed and we may have losses.

Failure to obtain or maintain adequate funding under credit agreements may harm our results of operations.

     We may be dependent on a limited number of credit agreements for funding of our investments. Any failure to obtain or maintain adequate funding under these financing arrangements or on attractive terms could harm our operations and our overall performance. An increase in the cost of financing in excess of any change in the income derived from our mortgage assets could also harm our earnings and reduce the cash available for distributions to our stockholders.

Our leverage strategy increases the risks of our operations, which could reduce our net income and the amount available for distributions or cause us to suffer a loss.

     We expect to borrow funds to make investments. We will incur this indebtedness by borrowing against a substantial portion of the market value of our assets. Our total indebtedness, however, is limited at 300% of our net assets by our articles of incorporation and will depend on our and our prospective lender’s estimate of the stability of our portfolio’s cash flow. We face the risk that we might not be able to meet our debt service obligations or a lender’s margin requirements from our income and, to the extent we cannot, we might be forced to liquidate some of our assets at disadvantageous prices. Our use of leverage amplifies the risks associated with other risk factors, which could reduce our net income and the amount available for distributions or cause us to suffer a loss. For example:

•	A majority of our borrowings are expected to be secured by our investments. A decline in the market value of the assets used to secure these debt obligations could limit our ability to borrow or result in lenders requiring us to pledge additional collateral to secure our borrowings. In that situation, we could be required to sell assets under adverse market conditions in order to obtain the additional collateral required by the lender. If these sales are made at prices lower than the carrying value of the assets, we would experience losses.

•	A default under a mortgage-related asset that constitutes collateral for a loan could also result in an involuntary liquidation of the mortgage-related asset, including any cross-collateralized assets. This would result in a loss to us of the difference between the value of the mortgage-related asset upon liquidation and the amount borrowed against the mortgage-related asset.

•	To the extent we are compelled to liquidate qualified REIT assets to repay debts, our compliance with the REIT rules regarding our assets and our sources of income could be negatively affected, which would jeopardize our status as a REIT. Losing our REIT status would cause us to lose tax advantages applicable to REITs and would decrease our overall profitability and distributions to our stockholders.

•	If we experience losses as a result of our leverage policy, such losses would reduce the amounts available for distribution to our stockholders.

The liquidation of our assets may be delayed, which may delay the distribution of liquidation proceeds to our stockholders.

     Because most of our loans are expected to be short-term, with 12-18 month maturities, we will generally hold our investments to maturity. However, during the first seven years after commencement of this offering, to the extent we sell any mortgage loans or property acquired in foreclosure we intend to use any proceeds from those sales not required to be distributed to stockholders in order to preserve the our status as a REIT to fund or acquire additional mortgage loans and repay outstanding indebtedness. If our shares are listed on a national securities exchange or over-the-counter market, we may reinvest the proceeds from any such sales in mortgage loans for an indefinite period of time. If our shares are not listed by December 31, 2011, we will sell our assets and distribute the net sales proceeds to stockholders, and we will engage only in activities related to our orderly liquidation, unless our stockholders elect otherwise.

     Neither our Advisor nor our board of directors may be able to control the timing of the sale of our assets due to market conditions, and we cannot assure you that we will be able to sell our assets so as to return our stockholders’ aggregate invested capital, to generate a profit for the stockholders or to fully satisfy our debt obligations. If we take a purchase money obligation in partial payment of the sales price, we will realize the proceeds of the sale over a period of years. Further, any intended liquidation of our company may be delayed beyond the time of the sale of all of our assets until all mortgage loans expire or are sold, because we may have mortgage loans that have terms that do not expire before all of our assets are sold.

An increase in interest rates might cause the value of our assets to decline.

     Increases in the general level of interest rates can cause the fair market value of our fixed-rate mortgage loans to decline. Our loans will be almost exclusively fixed-rate mortgage loans and will generally be more negatively affected by such increases than adjustable-rate mortgage loans. If unrealized losses in fair value occur, we will have to either reduce current earnings or reduce stockholders’ equity without immediately affecting current earnings. In either case, our net book value will decrease to the extent of any realized or unrealized losses in fair value.

Possible market developments could cause our lenders to require us to pledge additional assets as collateral. If our assets are insufficient to meet the collateral requirements, we might be compelled to liquidate particular assets at inopportune times and at disadvantageous prices, which may cause us to experience losses.

     Possible market developments, including a sharp or prolonged rise in interest rates, a change in prepayment rates or increasing market concern about the value or liquidity of one or more types of the mortgages or mortgage-related assets in which we will invest, might reduce the market value of our portfolio, which might cause our lenders to require additional collateral. Any requirement for additional collateral might compel us to liquidate our assets at inopportune times and at disadvantageous prices, thereby harming our operating results. If we sell assets at prices lower than the carrying value of the assets, we would experience losses.

Because the assets underlying the loans that we expect to acquire might experience periods of illiquidity, we might be prevented from liquidating our collateral at opportune times and prices, and our capital available to acquire new investments will be reduced.

     If we are required to foreclose on the real estate securing our loans because of a default by the borrower in the payment of its indebtedness, we bear the risk of being unable to dispose of our collateral at advantageous times and prices or in a timely manner because real estate assets generally experience periods of illiquidity. The lack of liquidity might result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale. If we are unable to sell our collateral at opportune times, our capital available to acquire new investments will be reduced and our ability to generate interest revenue will be limited.

Our board of directors may change our operating policies and strategies without prior notice or stockholder approval and such changes could harm our business and results of operations and the value of our stock.

     Our board of directors has the authority to modify or waive certain of our current operating policies and our strategies without prior notice and without stockholder approval. We cannot predict the effect any changes to our current operating policies and strategies would have on our business, operating results and value of our stock. However, the effects might be cause harm to us.

Competition might prevent us from acquiring mortgages at favorable spreads over our borrowing costs which would harm our results of operations.

     Our net income depends on our ability to acquire assets at favorable spreads over our borrowing costs. In acquiring assets, we compete with other REITs, savings and loan associations, banks, insurance companies, mutual funds, other lenders and other entities that purchase mortgage loans and mortgage-related assets, many of which have greater financial resources than we do. As a result, we may not be able to acquire sufficient assets at favorable spreads over our borrowing costs, which would harm our results of operations.

Insurance will not cover all potential losses on the underlying real properties and the absence thereof may impair our security and harm the value of our assets.

     We may require that each of the borrowers under the mortgage loans that we acquire obtain comprehensive insurance covering the underlying real property, including liability, fire and extended coverage. There are certain types of losses, however, generally of a catastrophic nature, such as earthquakes, floods and hurricanes, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds, if any, might not be adequate to restore the economic value of the underlying real property, which might impair our security and decrease the value of our assets.

We depend on our key personnel, especially Todd Parriott, and the loss of any of our key personnel could severely and detrimentally affect our operations.

     We depend on the diligence, experience and skill of our officers and the people working on behalf of our Advisor for the selection, acquisition, structuring and monitoring of our mortgage-related assets and associated borrowings. In particular, we are dependent on Mr. Parriott to perform the Advisor’s duties and if he is unable to do so, our results of operations will be negatively impacted. Mr. Parriott will be performing the duties of chief executive officer of the Advisor and as our chairman of the board, chief executive officer, president and chief investment officer. Mr. Parriott founded us and our Advisor, and his continued service is critical to our overall operations and strategic direction. If Mr. Parriott is unable to perform our Advisor’s duties, we may not be able to identify the same quantity or quality of investments. In addition, the relationships that Mr. Parriott and our other officers have developed with existing and prospective developers of residential and commercial real estate are critically important to our business. We have not entered into employment agreements with our senior officers. We do not currently employ personnel dedicated solely to our business, and our officers are free to engage in competitive activities in our industry. The loss of any key person could harm our business, financial condition, cash flow and results of operations.

Risks Related to Our Advisor

Our Advisor has not conducted any operations prior to becoming our Advisor and has not managed a REIT and we cannot assure you that our Advisor will be able to successfully manage our business as a REIT, which may reduce our net income.

     Our Advisor has not conducted any operations prior to becoming our Advisor, has not previously managed a REIT and does not have any experience in complying with the income, asset and other limitations imposed by the REIT provisions of the Internal Revenue Code. Those provisions are complex and the failure to comply with those provisions in a timely manner could prevent us from qualifying as a REIT or could force us to pay unexpected taxes and penalties. In such event, our net income would be reduced and we could incur a loss.

Our results may suffer as a consequence of a conflict of interest arising out of our relationship with our Advisor. We will pay our Advisor a base management fee based on the amount of invested assets and incentive compensation based on our portfolio’s performance. This arrangement may lead our Advisor to recommend riskier or more speculative investments regardless of their long-term performance in an effort to maximize its compensation.

     The base management fee we pay our Advisor is based on the amount of assets invested, which provides incentive for our Advisor to invest our assets quickly, and possibly in riskier investments regardless of their performance. In addition to its base management fee, our Advisor earns incentive compensation for each fiscal quarter equal to a specified percentage of the amount by which our net income, before deducting incentive compensation, net operating losses and certain other items, exceeds a return based on the 10 year U.S. Treasury rate plus 1%. The percentage for this calculation is the weighted average of the following percentages based on our Average Invested Assets for the period:

•	20% for the first $200 million of our Average Invested Assets; and

•	10% of our Average Invested Assets in excess of $200 million.

We expect to commence operations in May 2004, and we have not paid our Advisor any incentive compensation.

     Pursuant to the formula for calculating our Advisor’s incentive compensation, our Advisor shares in our profits but not in our losses. Consequently, as our Advisor evaluates different mortgage loans and other investments for our account, there is a risk that our Advisor will cause us to assume more risk than is prudent in an attempt to increase its incentive compensation. Other key criteria related to determining appropriate investments and investment strategies, including the preservation of capital, might be under-weighted if our Advisor focuses exclusively or disproportionately on maximizing its income. The advisory agreement was not negotiated at arm’s length and provides for substantial compensation to the Advisor.

Our Advisor has significant influence over our affairs, and might cause us to engage in transactions that are not in our or our stockholders’ best interests.

     In addition to managing us and having at least two of its designees as members of our board, our Advisor provides advice on our operating policies and strategies. Our Advisor may also cause us to engage in future transactions with it and its affiliates, subject to the approval of, or guidelines approved by, the independent directors. Our directors, however, rely primarily on information supplied by our Advisor in reaching their determinations. Accordingly, our Advisor has significant influence over our affairs, and may cause us to engage in transactions which are not in our best interest.

Our success will depend on the performance of our Advisor and if our Advisor or our board of directors makes inadvisable investment or management decisions, our operations could be impaired, potentially causing us to suffer a loss.

     Our ability to achieve our investment objectives and to pay distributions to our stockholders is dependent upon the performance of our Advisor in evaluating potential investments, selecting and negotiating mortgage loans, selecting borrowers, setting mortgage loan terms and determining financing arrangements. You will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments. You must rely entirely on the analytical and management abilities of our Advisor and the oversight of our board of directors. If our Advisor or our board of directors makes inadvisable investment or management decisions, our operations could be impaired, potentially causing us to suffer a loss.

We may be obligated to pay our Advisor incentive compensation even if we incur a loss.

     Pursuant to the advisory agreement, our Advisor is entitled to receive incentive compensation for each fiscal quarter in an amount equal to a tiered percentage of the excess of our taxable income for that quarter (before deducting incentive compensation, net operating losses and certain other items) above a threshold return for that quarter. In addition, the advisory agreement further provides that our taxable income for incentive compensation purposes excludes net capital losses that we may incur in the fiscal quarter, even if such capital losses result in a net loss on our statement of operations for that quarter. Thus, we may be required to pay our Advisor incentive compensation for a fiscal quarter even if there is a decline in the value of our portfolio or we incur a net loss for that quarter.

Investors may not be able to estimate with certainty the aggregate fees and expense reimbursements that will be paid to our Advisor under the advisory agreement due to the time and manner in which our Advisor’s incentive compensation and expense reimbursements are determined.

     Our Advisor is entitled to substantial fees pursuant to the advisory agreement. Our Advisor’s base management fee is calculated as a percentage of our Average Assets Invested. Our Advisor’s incentive compensation is calculated as a tiered percentage of our taxable income (before deducting certain items) in excess of a threshold amount of taxable income and is indeterminable in advance of a particular period. From inception through March 15, 2004, aggregate out-of-pocket expenses that have been accrued by our Advisor under the advisory agreement were approximately $494,000. Since payments of base management fees, incentive compensation and expense reimbursements are determined at future dates based upon our then-applicable Average Invested Assets, results of operations and actual expenses incurred by our Advisor, such fees and expense reimbursements cannot be estimated with mathematical certainty. We can provide no assurance at this time as to the amount of any such base management fee, incentive compensation or expense reimbursements that may be payable to our Advisor in the future.

Our Advisor may render services to other mortgage investors, which could reduce the amount of time and effort that our Advisor devotes to us.

     Our advisory agreement with our Advisor does not restrict the right of our Advisor, any persons working on its behalf or any of its affiliates to carry on their respective businesses, including the rendering of advice to others regarding investments in mortgage loans that would meet our investment criteria. Currently, we are our Advisor’s only client; however, under the terms of the advisory agreement, our Advisor may take on other clients and be involved in related businesses. In addition, the advisory agreement does not specify a minimum time period that our Advisor and its personnel must devote to managing our investments. The ability of our Advisor to engage in these other business activities, and specifically to manage mortgages and mortgage-related assets for third parties, could reduce the time and effort it spends managing our portfolio to the detriment of our investment returns.

Our Advisor’s liability is limited under the advisory agreement, and we have agreed to indemnify it against certain liabilities.

     Our Advisor has not assumed any responsibility to us other than to render the services described in the advisory agreement, and will not be responsible for any action of our board of directors in declining to follow our Advisor’s advice or recommendations. Our Advisor and its directors, officers and employees will not be liable to us for acts performed by its officers, directors, or employees in accordance with and pursuant to the advisory agreement, except for acts constituting gross negligence, recklessness, willful misconduct or active fraud in connection with their duties under the advisory agreement. We have agreed to indemnify our Advisor and its directors, officers and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Advisor not constituting gross negligence, recklessness, willful misconduct or active fraud.

If our Advisor terminates the advisory agreement, we may not be able to find an adequate replacement Advisor.

     At any time after the initial one-year term of the advisory agreement, our Advisor may terminate the advisory agreement without cause or elect not to renew the agreement, without penalty on 60 days prior written notice to us. If our Advisor terminates our agreement, we may not be able to find an adequate replacement Advisor, or our delay in retaining an adequate replacement Advisor may adversely affect our business operations.

Risks Related to Legal and Tax Requirements

If we fail to qualify or are disqualified as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability.

     Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only a limited number of judicial or administrative interpretations exist. Accordingly, it is not certain we will be able to become and remain qualified as a REIT for U.S. federal income tax purposes. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress or the IRS, might change tax laws or regulations and the courts might issue new rulings, in each case potentially having retroactive effect, that could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

•	we would be taxed as a regular domestic corporation, which, among other things, means that we would be unable to deduct distributions to stockholders in computing taxable income and we would be subject to U.S. federal income tax on our taxable income at regular corporate rates;

•	any resulting tax liability could be substantial, would reduce the amount of cash available for distribution to stockholders, and could force us to liquidate assets at inopportune times, causing lower income or higher losses than would result if these assets were not liquidated; and

•	unless we were entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a REIT for the subsequent four taxable years following the year during which we lost our qualification and, thus, our cash available for distribution to our stockholders would be reduced for each of the years during which we did not qualify as a REIT.

     Even if we remain qualified as a REIT, we might face other tax liabilities that reduce our cash flow. Further, we might be subject to federal, state and local taxes on our income and property. Any of these taxes would decrease cash available for distribution to our stockholders.

Our management team has no experience managing a REIT.

     Our management team has never managed a REIT. Because of management’s lack of REIT experience, we might not be able to successfully implement our operating and investment policies.

Complying with REIT requirements might cause us to forego otherwise attractive opportunities.

     In order to qualify as a REIT for U.S. federal income tax purposes, we must satisfy tests concerning, among other things, our sources of income, the nature of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to our stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may cause us to forego opportunities we would otherwise pursue.

     In addition, the REIT provisions of the Internal Revenue Code impose a 100% tax on income from “prohibited transactions.” Prohibited transactions generally include sales of assets that constitute inventory or other property held for sale in the ordinary course of a business, other than foreclosure property. This 100% tax could impact our desire to sell assets at otherwise opportune times if we believe such sales could be considered a prohibited transaction.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

     In order to qualify as a REIT, we must ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, generally, no more than 5% of the value of our assets can consist of the securities of any one issuer. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences.

Complying with REIT requirements may force us to borrow to make distributions to our stockholders.

     As a REIT, we must distribute 90% of our annual taxable income (subject to certain adjustments) to our stockholders. From time to time, we might generate taxable income greater than our net income for financial reporting purposes from, among other things, amortization of capitalized purchase premiums, or our taxable income might be greater than our cash flow available for distribution to our stockholders. If we do not have other funds available in these situations, we might be unable to distribute 90% of our taxable income as required by the REIT rules. In that case, we would need to borrow funds, sell a portion of our assets potentially at disadvantageous prices or find another alternative source of funds. These alternatives could increase our costs or reduce our equity and reduce amounts available to invest in loans and other assets.

Failure to maintain an exemption from the Investment Company Act would harm our results of operations.

     We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended. If we fail to qualify for this exemption, our ability to use leverage would be substantially reduced and we would be unable to conduct our business as described in this prospectus.

     The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on, and interests in, real estate. Under the current interpretation of the SEC staff, in order to qualify for this exemption, we must maintain at least 55% of our assets directly in these qualifying real estate interests.

Misplaced reliance on legal opinions or statements by borrowers could result in a failure to comply with REIT income or assets tests.

     When purchasing mortgage loans, we may rely on opinions of counsel for the borrower, or statements made in the underlying loan documents, for purposes of determining whether and to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income that qualifies under the REIT gross income tests. The inaccuracy of any such opinions or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

One-action rules may harm the value of the underlying property.

     Several states have laws that prohibit more than one action to enforce a mortgage obligation, and some courts have construed the term “action” broadly. In such jurisdictions, if the judicial action is not conducted according to law, there may be no other recourse in enforcing a mortgage obligation, thereby decreasing the value of the underlying property.

We may be harmed by changes in various laws and regulations.

     Changes in the laws or regulations governing our Advisor or its affiliates may impair our Advisor’s or its affiliates’ ability to perform services in accordance with the advisory agreement. Our business may be harmed by changes to the laws and regulations affecting our Advisor or us, including changes to securities laws and changes to the Internal Revenue Code applicable to the taxation of REITs. New legislation may be enacted into law or new interpretations, rulings or regulations could be adopted, any of which could harm us, our Advisor and our stockholders, potentially with retroactive effect.

     Legislation was recently enacted that reduces the maximum tax rate of non-corporate taxpayers for capital gains (for taxable years ending on or after May 6, 2003 and before January 1, 2009) and for dividends (for taxable years beginning after December 31, 2002 and before January 1, 2009) to 15%. Generally, dividends paid by REITs are not eligible for the new 15% U.S. federal income tax rate, with certain exceptions discussed at “U.S. Federal Income Tax Considerations-Taxation of Taxable United States Stockholders-Distributions Generally.” Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs. It is not possible to predict whether this change in perceived relative value will occur, or what the effect will be on the market price of our common stock.

     In addition, legislation was recently introduced in the United States House of Representatives and the United States Senate that would amend certain rules relating to REITs. Among other changes, the proposed legislation would provide the IRS with the ability to impose monetary penalties, rather than a loss of REIT status, for reasonable cause violations of certain tests relating to REIT qualification, and would change the formula for calculating the tax imposed for certain violations of the income tests discussed at “U.S. Federal Income Tax Considerations-Requirements for Qualification as a REIT-Income Tests.” In general, the changes would apply to taxable years beginning after the date the legislation is enacted. As of the date hereof, it is not possible to predict with any certainty whether the proposed legislation will be enacted in its current form.

We may incur excess inclusion income that would increase the tax liability of our stockholders.

     In general, dividend income that a tax-exempt entity receives from us should not constitute unrelated business taxable income as defined in Section 512 of the Internal Revenue Code. If we realize excess inclusion income and allocate it to stockholders, this income cannot be offset by net operating losses. If the stockholder is a tax-exempt entity, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. If the stockholder is foreign, it would be subject to U.S. federal income tax withholding on this income without reduction pursuant to any otherwise applicable income-tax treaty.

     Excess inclusion income could result if we held a residual interest in a real estate mortgage investment conduit, or REMIC. We generally structure our borrowing arrangements in a manner designed to avoid generating significant amounts of excess inclusion income. Some types of tax-exempt entities, including voluntary employee benefit associations and entities that have borrowed funds to acquire their shares of our common stock, may be required to treat a portion of or all of the dividends they may receive from us as unrelated business taxable income. Finally, we may invest in equity securities of other REITs and it is possible that we might receive excess inclusion income from those investments.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements. Forward looking statements are those which are not historical in nature. They can often be identified by their inclusion of words such as “will,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions. Any projection of revenues, earnings or losses, capital expenditures, distributions, capital structure or other financial terms is a forward-looking statement.

     Our forward-looking statements are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to us. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us, that might cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ materially from expectations are:

•	our limited operating history and our Advisor’s lack of experience in managing a REIT;

•	your inability to review the assets that we will acquire with the net proceeds of this offering;

•	changes in interest rates and mortgage prepayment rates;

•	potential impacts of our leveraging policies on our net income and cash available for distribution;

•	our board’s ability to change our operating policies and strategies without notice to you or stockholder approval;

•	our Advisor’s motivation to recommend riskier investments in an effort to maximize its incentive compensation under the advisory agreement; and

•	Although we believe our proposed method of operations will be in conformity with the requirements for qualification as a REIT, we cannot assure you that we will qualify as a REIT or, if so qualified, will continue to qualify as a REIT. Our failure to qualify or remain qualified as a REIT could have a material adverse effect on our performance and your investment.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events described by our forward-looking events might not occur. We qualify any and all of our forward-looking statements by these cautionary factors. Please keep this cautionary note in mind as you read this prospectus.

     This prospectus contains market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

ESTIMATED USE OF PROCEEDS

     The table set forth below summarizes certain information relating to the anticipated use of offering proceeds by us, assuming that the minimum and the maximum offering is completed. These estimates and the figures set forth below represent our best estimate of intended sales results. If we sell the minimum number of shares we are offering, we estimate that approximately 85% of the offering proceeds, or approximately $8.50 per share, will be used to make investments. If we sell the maximum number of shares we are offering, we estimate that approximately 90% of the offering proceeds, or approximately $9.00 per share, will be used to make investments. The remainder of the offering proceeds will be used to pay offering expenses, including selling commissions and the marketing support fee. While the estimated use of proceeds set forth in the table below is believed to be reasonable, this table should be viewed only as an estimate of the use of proceeds that may be achieved.

	Minimum Offering		Maximum Offering (1)
	Amount	Percent	Amount	Percent
OFFERING PROCEEDS TO THE COMPANY	$2,500,000	100.00%	$200,000,000	100.00%
Less:
Selling Commission to CMC Financial Services, Inc. (2)	162,500	6.50%	13,000,000	6.50%
Marketing Support Fee to CMC Financial Services, Inc. (3)	62,500	2.50%	5,000,000	2.50%
Due Diligence Reimbursement to CMC Financial Services, Inc. (4)	12,500	0.50%	1,000,000	0.50%
Offering Expenses (5)	137,500	5.50%	1,700,000	0.85%

NET PROCEEDS TO THE COMPANY(6)(7)	$2,125,000	85.00%	$179,300,000	89.65%

(1)	Excludes 2,000,000 shares of our common stock that may be sold pursuant to our reinvestment plan.

(2)	A 6.5% sales commission will be paid for sales of common stock.

(3)	A 2.5% marketing support fee will be paid for sales of common stock.

(4)	Due diligence expenses relate only to those expenses incurred when the dealer-manager affirmatively discharges its responsibilities to ensure that all material facts pertaining to the offering are adequately and accurately disclosed in this prospectus. Only actual costs, and not profit margins, will be reimbursed. Expenses related to forms of entertainment will not be reimbursed.

(5)	Offering Expenses include legal, accounting, printing, escrow, filing, registration, qualification, and other expenses of the offering of the shares, including marketing and sales costs, but exclude the dealer-manager fee, selling commissions, the marketing support fee and due diligence expense reimbursements. The Offering Expenses paid by the Company, together with the Selling Commissions, the marketing support fee and due diligence expense reimbursements incurred by the Company will not exceed 15% the proceeds raised in connection with this offering.

(6)	The Company does not anticipate paying any acquisition fees or expenses to an affiliate in connection with the acquisition of its investments. However, if the Company ever does pay acquisition fees or expenses to a non-affiliate, they will be reasonable and will not exceed an amount equal to 6% of the contract price of the property, or in the case of a mortgage loan, 6% of the funds advanced.

(7)	Offering proceeds designated for investments may also be used to repay debt borrowed in connection with such investments. Offering proceeds designated for investments temporarily may be invested in short-term, highly liquid investments with appropriate safety of principal.

DISTRIBUTION POLICY

General

     In order to qualify as a REIT for U.S. federal income tax purposes, among other things, we must make distributions each taxable year (not including any return of capital for U.S. federal income tax purposes) equal to at least 90% of its REIT taxable income, although our board of directors, in its discretion, may increase that percentage as it deems appropriate. See “U.S. Federal Income Tax Considerations-Annual Distribution Requirements.” The declaration of distributions is within the discretion of our board of directors and depends upon our distributable funds, current and projected cash requirements, tax considerations and other factors.

Distributions

     We intend to make regular distributions to our stockholders. Distributions will be made to those stockholders who are stockholders as of the record date selected by our directors. Our board of directors expects to declare distributions on a monthly basis using the first day of the month as the record date. In order for an investor to receive a distribution, he or she must be a stockholder of record as of the record date. Therefore, newly admitted investors, or investors redeeming or transferring shares of common stock, will not receive a distribution for a record date that they are not considered a stockholder of record. We expect to declare distributions monthly and pay them quarterly, unless a stockholder elects to receive distributions monthly, as described below, during the offering period. In addition, distributions are expected to be declared monthly and paid quarterly during any subsequent offering period. However, in the future, our board of directors, in its discretion, may determine to declare distributions on another basis during the offering period.

     Distributions may be payable monthly by the election of the stockholder. A stockholder may elect to receive monthly distributions by written notice to us upon subscription or, thereafter, upon at least 10 days’ prior written notice to us, with any such election made following subscription to be effective as of the beginning of the following calendar quarter. Absent such an election, stockholders will receive distributions quarterly. In any quarter, stockholders may terminate their election to receive distributions monthly rather than quarterly by written notice to us, which termination will be effective as of the beginning of the following calendar quarter. Our board of directors, in its sole discretion, in the future may elect to pay distributions solely on a quarterly basis.

     We may, in the future, charge stockholders who elect the monthly distribution option an annual administrative fee, designed to cover the additional postage and handling associated with the more frequent distributions. We may elect to charge such fee upon written notice to each stockholder who properly has elected to receive monthly distributions, with such notice to be given at least 30 days prior to the beginning of the calendar quarter that includes the first month to which the new fee will apply.

     Stockholders who elect the monthly distribution option will not be eligible to participate in the reinvestment plan, unless the board of directors elects to make distributions to all stockholders on a monthly basis. See “Summary of Reinvestment Plan.”

     We are required to distribute annually at least 90% of our REIT income to maintain our objective of qualifying as a REIT. Generally, income distributed will not be taxable to us under U.S. federal income tax laws if we comply with the provisions relating to qualification as a REIT. If the cash available to us is insufficient to pay such distributions, we may obtain the necessary funds by borrowing, issuing new securities, or selling assets. These methods of obtaining funds could affect future distributions by increasing operating costs. To the extent that distributions to stockholders exceed earnings and profits, such amounts constitute a return of capital for U.S. federal income tax purposes, although such distributions might not reduce stockholders’ aggregate invested capital. Distributions in kind will not be permitted, except for distributions of readily marketable securities; distributions of beneficial interests in a liquidating trust established for the dissolution of our company and the liquidation of our assets in accordance with the terms of our articles of incorporation; or distributions of in-kind property as long as the directors (1) advise each stockholder of the risks associated with direct ownership of the property, (2) offer each stockholder the election of receiving in-kind property distributions, and (3) distribute in-kind property only to those stockholders who accept the directors’ offer.

     Distributions will be made at the discretion of our directors, depending primarily on net cash from operations (which includes interest income from borrowers under mortgage loans, less expenses paid) and our general financial condition, subject to the obligation of our directors to use their best efforts to cause us to qualify and remain qualified as a REIT for U.S. federal income tax purposes. We intend to increase distributions in accordance with increases in net cash from operations.

SUMMARY OF REINVESTMENT PLAN

     We have adopted a reinvestment plan pursuant to which some stockholders may elect to have the full amount of their cash distributions from us reinvested in additional shares of our common stock. Stockholders who elect to receive monthly distributions may not participate in the reinvestment plan. The following discussion summarizes the principal terms of the reinvestment plan. The reinvestment plan is attached to this prospectus as Appendix A.

General

     An independent agent (the “Reinvestment Agent”), which currently is Phoenix American Financial Services, will act on behalf of the participants in the reinvestment plan (the “Participants”). The Reinvestment Agent at all times will be registered or exempt from registration as a broker-dealer with the SEC and each state securities commission. At any time that we are engaged in an offering, including the offering described herein, the Reinvestment Agent will invest all distributions attributable to shares of our common stock owned by Participants in shares of our common stock at the public offering price per share, which is currently $10.00 per share. At any time that we are not engaged in an offering, the price per share purchased pursuant to the reinvestment plan shall be the fair market value of the shares, as determined by our board of directors in its sole discretion, based on quarterly appraisal updates of our assets until such time, if any, as Listing occurs. All shares of common stock available for purchase under the reinvestment plan either are registered pursuant to this prospectus or will be registered under the Securities Act through a separate prospectus relating solely to the reinvestment plan. Until this offering has terminated, shares of common stock will be available for purchase out of the additional 2,000,000 shares registered with the SEC in connection with this offering. See “The Offering—Plan of Distribution.” After the offering has terminated, shares of common stock will be available from any additional shares of common stock which we elect to register with the SEC for the reinvestment plan. The reinvestment plan may be amended or supplemented by an agreement between the Reinvestment Agent and us at any time, including, but not limited to, an amendment to the reinvestment plan to add a voluntary cash contribution feature or to substitute a new Reinvestment Agent to act as agent for the Participants or to increase the administrative charge payable to the Reinvestment Agent, by mailing an appropriate notice at least 30 days prior to the effective date thereof to each Participant at his or her last address of record; provided, however, that any such amendment must be approved by a majority of the independent directors. Such amendment or supplement shall be deemed conclusively accepted by each Participant except those Participants from whom we receive written notice of termination prior to the effective date thereof.

     Stockholders who have received a copy of this prospectus and participate in this offering can elect to participate in and purchase shares through the reinvestment plan at any time and would not need to receive a separate prospectus relating solely to the reinvestment plan. A person who becomes a stockholder otherwise than by participating in this offering may purchase shares of our common stock through the reinvestment plan only after such person receives the current prospectus, updated as required.

     Upon Listing, the shares to be acquired for the reinvestment plan may be acquired either through the public market or directly from us pursuant to a registration statement relating to the reinvestment plan, in either case at a per-share price equal to the then-prevailing market price on the national securities exchange or over-the-counter market on which the shares are listed at the date of purchase. In the event that, after Listing occurs, the Reinvestment Agent purchases shares on a national securities exchange or over-the-counter market through a registered broker-dealer, the amount to be reinvested shall be reduced by any brokerage commissions charged by such registered broker-dealer. In the event that such registered broker-dealer charges reduced brokerage commissions, additional funds in the amount of any such reduction shall be left available for the purchase of shares. We are unable to predict the effect which such a proposed Listing would have on the price of the shares acquired through the reinvestment plan.

Investment of Distributions

     Distributions will be used by the Reinvestment Agent, promptly following the payment date with respect to such distributions, to purchase shares of our common stock on behalf of the Participants from us. All such distributions shall be invested in shares within 30 days after such payment date. Any distributions not so invested will be returned to Participants.

     Participants will not have the option to make voluntary contributions to the reinvestment plan to purchase shares in excess of the amount of shares that can be purchased with their distributions. Our board of directors reserves the right, however, to amend the reinvestment plan in the future to permit voluntary contributions to the reinvestment plan by Participants, to the extent consistent with our objective of qualifying as a REIT.

Participant Accounts, Fees and Allocation of Shares

     For each Participant, the Reinvestment Agent will maintain a record which shall reflect for each fiscal quarter the distributions received by the Reinvestment Agent on behalf of such Participant. We are responsible for all administrative charges and expenses charged by the Reinvestment Agent. Any interest earned on such distributions will be paid to us to defray certain costs relating to the reinvestment plan.

     The Reinvestment Agent will use the aggregate amount of distributions to all Participants for each fiscal quarter to purchase shares of our common stock for the Participants. If the aggregate amount of distributions to Participants exceeds the amount required to purchase all shares then available for purchase, the Reinvestment Agent will purchase all available shares and will return all remaining distributions to the Participants within 30 days after the date shares are purchased. The purchased shares will be allocated among the Participants based on the portion of the aggregate distributions received by the Reinvestment Agent on behalf of each Participant, as reflected in the records maintained by the Reinvestment Agent. The ownership of the shares purchased pursuant to the reinvestment plan will be reflected on our books.

     Subject to the provisions of our articles of incorporation relating to certain restrictions on and the effective dates of transfer, shares acquired pursuant to the reinvestment plan will entitle the Participant to the same rights and to be treated in the same manner as those purchased by the Participants in the offering. See “The Offering—Plan of Distribution.”

     The allocation of shares among Participants may result in the ownership of fractional shares, computed to four decimal places.

Reports to Participants

     Within 60 days after the end of each fiscal quarter, the Reinvestment Agent will mail to each Participant a statement of account describing, as to such Participant, the distributions reinvested during the quarter, the number of shares purchased during the quarter, the per share purchase price for such shares, the total administrative charge paid by us on behalf of each Participant, and the total number of shares purchased on behalf of the Participant pursuant to the reinvestment plan. If we are not engaged in an offering and until such time, if any, as Listing occurs, the statement of account also will report the most recent fair market value of the shares, determined as described above.

     Tax information for income earned on shares under the reinvestment plan will be sent to each Participant by us or the Reinvestment Agent at least annually.

Election to Participate or Terminate Participation

     Investors who purchase shares in this offering may become Participants in the reinvestment plan by making a written election to participate on their Subscription Agreements at the time they subscribe for shares. Any other stockholder who receives a copy of this prospectus or a separate prospectus relating solely to the reinvestment plan and who has not previously elected to participate in the reinvestment plan may so elect at any time by written notice to our board of directors of such stockholder’s desire to participate in the reinvestment plan. Participation in the reinvestment plan will commence with the next distribution made after receipt of the Participant’s notice, provided it is received at least ten days prior to the record date for such distribution. Subject to the preceding sentence, the election to participate in the reinvestment plan will apply to all distributions attributable to the fiscal quarter in which the stockholder’s election is effective and to all fiscal quarters thereafter, whether made (1) upon subscription or subsequently for stockholders who participate in this offering or (2) upon receipt of a current prospectus or a separate prospectus relating solely to the reinvestment plan for stockholders who do not participate in this offering. Participants will be able to terminate their participation in the reinvestment plan at any time without penalty by delivering written notice to our board of directors ten business days before the end of a fiscal quarter.

     A Participant who chooses to terminate participation in the reinvestment plan must terminate his or her entire participation in the reinvestment plan and will not be allowed to terminate in part. If a Participant terminates his or her participation, the Reinvestment Agent will send him or her a check in payment for the amount of any distributions in the Participant’s account that have not been reinvested in shares of our common stock, and our record books will be revised to reflect the ownership records of his or her full shares and the value of any fractional shares standing to the credit of a Participant’s account based on the market price of the shares. There are no fees associated with a Participant’s terminating his or her interest in the reinvestment plan. A Participant in the reinvestment plan who terminates his or her interest in the reinvestment plan will be allowed to participate in the reinvestment plan again upon receipt of the then current version of this prospectus or a separate current prospectus relating solely to the reinvestment plan, by notifying the Reinvestment Agent and completing any required forms.

U.S. Federal Income Tax Considerations

     Stockholders subject to federal taxation who elect to participate in the reinvestment plan will incur a tax liability for distributions allocated to them even though they have elected not to receive their distributions in cash but rather to have their distributions held pursuant to the reinvestment plan. Specifically, stockholders will be treated as if they have received the distribution from us and then applied such distribution to purchase shares in the reinvestment plan. A stockholder designating a distribution for reinvestment will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend. In such case, such designated portion of the distribution will be taxed as long-term capital gain.

Amendments and Termination

     We reserve the right to renew, extend, or amend any aspect of the reinvestment plan without the consent of stockholders, provided that notice of the amendment is sent to Participants at least 30 days prior to the effective date thereof. We also reserve the right to terminate the reinvestment plan for any reason, at any time, by ten days prior written notice of termination to all Participants.

BUSINESS

General

     We were formed in December 2003 to invest in loans to owners and developers of real estate properties. Our strategy is to fund or acquire loans secured by liens on real estate (mortgage loans), finance these fundings and purchases through equity capital and use leverage in order to provide an attractive return on stockholders’ equity. Through this strategy, we seek to earn income, which is generated from the spread between the yield on our earning assets and our costs, including the interest cost of the funds we borrow. We anticipate that our revenues will be generated by principal and interest payments made by borrowers on all loans that we either fund or acquire. We may in the future originate loans in states in which we become licensed to do so. We currently do not have any mortgage broker or mortgage banker licenses to permit us to originate loans. If we were to commence originating loans in the future, we would have to add additional personnel and accounting and software systems to administer this business segment.

     Neither our Advisor nor our management team has any experience in managing a REIT. We are newly incorporated and have not commenced operations. Therefore, we do not own any investments, and as of the date of this prospectus, we have not identified any specific mortgage loans that we intend to acquire with the net proceeds of this offering. We expect our investment portfolio will primarily consist of the following types of mortgage loans, generally with a term of no more than 12-18 months:

•	Acquisition and development loans (approximately 40% of our portfolio);

•	Construction loans (approximately 45% of our portfolio);

•	Commercial property loans (approximately 10% of our portfolio); and

•	Residential loans (approximately 5% of our portfolio).

     The percentages set forth above reflect our current intentions. However, our intentions may change and we are not obligated to create a portfolio reflecting the above allocations. We are a blind pool REIT and as of the date of this prospectus, we have not identified any specific mortgage loans that we intend to acquire with the net proceeds of this offering. We do not have any limitations in our charter documents on the percentage of assets we will invest in acquisition and development loans, construction loans, commercial property loans and residential loans.

Investment Strategy

     We believe there is a significant market opportunity to make mortgage loans to owners and developers of real property whose financing needs are not met by traditional mortgage lenders. The strict underwriting standards and length of time required by traditional mortgage lenders, such as commercial banks, results in some potential borrowers being unable to obtain such financing or who are unwilling to go through the time consuming process often required by traditional lenders. Our Advisor will identify loans originated by non-affiliated mortgage brokers and loans made to previous borrowers from Consolidated Mortgage, and solicit new borrowers in those states in which we are licensed to engage in such practice. We may also purchase existing loans that were originated by third party lenders and acquired by Consolidated Mortgage. We do not have any agreements with any sources from which we expect to acquire loans.

     We propose to fund all or a portion of loans, or acquire loans, made to owners and developers of real estate properties, provided that the borrowers have sufficient equity in the underlying real estate and otherwise meet our lending criteria. Our lending criteria is primarily based on specific loan-to-value ratios relating to the type of loan being made, and we have not established any minimum net worth requirement for prospective borrowers. Each of our loans will be full recourse to the assets of individual borrowers, and if a loan is made to an entity borrower, the loan will be supported by full-recourse personal guarantees from the principals of the borrower. In addition, we will require each prospective borrower and guarantor to provide our Advisor with tax returns and financial statements for the prior two years. We expect that any loans made with respect to income producing properties will generally have debt service coverage of at least 1.25. We intend, however, to invest up to 40% of our capital in loans secured by real estate being developed and not yet generating any income to the borrower. We will expect that most of our loans will be sub-prime, or non-investment grade, many of which may be made to borrowers with limited credit histories. Our business strategy will be to provide financing or acquire loans made to acquirors and/or developers of real estate, mostly in the form of short-term, bridge loans, which will necessitate underwriting standards that are less strict than traditional mortgage lenders and a loan approval process that is faster than traditional lenders. We anticipate that substantially all of our investments will consist of “balloon payment” loans, which are loans requiring the payment of all principal at the maturity of the loan. Balloon payment loans are non-investment grade and, therefore, carry a high risk of default. In addition, we anticipate that up to 70% of our loan portfolio will consist of “interest-carry” loans, meaning we will provide the borrower with sufficient financing to enable it to make the interest payments during the term of the loan. As result, in certain cases we may make mortgage loans which are riskier than the mortgage loans made by commercial banks. However, in return we anticipate receiving a higher interest rate on our investments than more traditional loans. We will institute measures designed to mitigate the risks, such as imposing a lower loan-to-value ratio (thereby providing us with a larger equity cushion if real estate values decline). We intend to hold substantially all of our loans to maturity. We may, however, periodically sell certain loans, or our portion of any loans, if they no longer meet our investment criteria. We will have unaffiliated third parties service our loans unless the loan goes into default, at which point we will manage the collection process.

     We intend to primarily invest in mortgage loans throughout the areas in which our Advisor’s management has experience, specifically Nevada, Arizona, California and Utah. We intend to expand our loan portfolio through implementing three strategies. First, we expect to benefit from our contractual relationship with Consolidated Mortgage. Consolidated Mortgage identified and arranged for the financing of approximately $225 million in mortgage loans in 2003. Consolidated Mortgage negotiates all the principal terms of each of the loans it identifies, including term, collateral and interest rate. Historically, Consolidated Mortgage has arranged the funding for balloon payment loans, with terms of between 12 and 18 months. The average interest earned on the loans identified by Consolidated Mortgage in 2001, 2002 and 2003 was 12.64%, 12.88% and 12.70%, respectively. The default rates on loans identified by Consolidated Mortgage in 2001, 2002 and 2003 were 5.7%, 5.6% and 2.9%, respectively. Due to the short-term maturities of the loans identified by Consolidated Mortgage, substantially all of the defaults occur at maturity. As a result, the delinquency rates have historically been less than 1% per year. There can be no assurance that the loans that we finance will bear the same interest rates or will have the same default rates.

     Pursuant to our contractual arrangement with Consolidated Mortgage, we have the right of first offer to provide financing for all or any portion of each loan Consolidated Mortgage identifies. Consolidated Mortgage identifies mostly acquisition and development loans and construction loans, consisting exclusively of balloon-payment loans. With respect to each loan identified by Consolidated Mortgage that we fund, we will lend the money directly to the borrower and will enter into, or participate in, a master note, with all other lenders, if any, with respect to that financing. We anticipate that we will be the sole lender on a substantial majority of the loans we fund. Consolidated Mortgage does not fund loans, and therefore, we will not acquire any loans from Consolidated Mortgage. The notes will be secured by the real estate acquired or developed and constructed with the proceeds of the funding. We will generate revenues from the payments of principal and interest on those notes made directly to us by the borrower, and we will receive no payments from Consolidated Mortgage. Consolidated Mortgage generates its income from origination fees and servicing fees paid by the borrower under the loans it identifies. Accordingly, we will pay no fees to Consolidated Mortgage to fund all or a portion of any loan. Consolidated Mortgage will service the loans it identifies, subject to our right to take over the servicing of any loan we fund that goes into default. We currently expect to hold all loans we finance or acquire until maturity. We will only finance all or a portion of any loans identified by Consolidated Mortgage that meet our lending criteria. We expect that our relationship with Consolidated Mortgage will generate at least 80% of our investments. Mr. Parriott, our chief executive officer, was president of Consolidated Mortgage until December 2003.

     Second, our Advisor will seek to expand its relationship with real estate developers and mortgage lenders in Nevada, as well as elsewhere in the United States. Through these expanded relationships, we expect to identify additional mortgage funding and investment opportunities. We do not currently have any agreements with any other sources of loan originations.

     Third, we will seek opportunistic investments in second mortgages, meaning mortgages with attractive loan-to-value ratios with the underlying real estate located in areas with which we have substantial familiarity. The majority of the loans invested in by us will be secured by a first deed of trust. Up to 25% of the loans invested in by us may be secured by second deeds of trust or by wraparound mortgages, and up to 5% of our loans may be secured by interests in leases. We will not invest more than 10% of our assets in loans on unimproved real property, which we define as real estate which is not currently being developed and as to which no development is planned to commence within a year, as opposed to loans made for acquisition and development, which development is expected to commence immediately.

     As a non-conventional lender, we will be more willing to invest in mortgage loans to projects that conventional lenders would not deem to be creditworthy, including acquisitions of raw land or infrastructure development. Because of our increased willingness to fund riskier loan types, we anticipate that borrowers will be willing to pay us interest rates that are generally 200 to 300 basis points above the rates charged by conventional lenders. Our second mortgage investments will be riskier because our rights will be subject to the rights of the first mortgage lender. Substantially all of our investments will be in the “balloon payment” loans which are riskier than amortizing loans because the borrower’s repayment depends on its ability to refinance the loan or sell the property.

     We generally expect to finance the acquisition of our mortgage loans with equity capital and, to a lesser extent, short-term borrowings and term loans with terms of less than one year. The amount of borrowing we intend to employ will depend on, among other factors, the amount of our equity capital. We expect to use leverage to attempt to increase potential returns to our stockholders. We do not currently have any commitment from any financial institution to provide us a line of credit.

Financing Strategy

     We expect to finance the acquisition of our mortgage loans with equity capital and, to a lesser extent, short-term borrowings and term loans with a term of less than one year. After analyzing the then-applicable interest rate yield curves, we may finance with long-term borrowings from time to time. We expect that any borrowings we incur will be collateralized, in whole or in part, by the loans on which we are the sole lender. The amount of borrowing we employ depends on, among other factors, the amount of our equity capital. We expect to use leverage to attempt to increase potential returns to our stockholders. Pursuant to our capital and leverage policy, we seek to strike a balance between the under-utilization of leverage, which reduces potential returns to our stockholders, and the over-utilization of leverage, which increases risk by reducing our ability to meet our obligations to creditors during adverse market conditions. We do not currently have a commitment from any financial institution to provide us with a line of credit.

Our Investments

Mortgage Loans

     Substantially all of our investments will be short-term (12-18 months), balloon mortgage loans with fixed interest rates. We expect that a substantial portion of these loans, which we expect not to exceed 70% of our investment portfolio, will consist of interest-carry loans, meaning we will provide the borrower with sufficient financing to enable it to make the interest payments during the term of the loan. Such loans must be within our loan-to-value ratios set forth below. These mortgage loans may be originated by or purchased from various suppliers of mortgage-related assets throughout the United States, including savings and loans associations, banks, mortgage bankers and other mortgage lenders. Initially, however, we expect that a significant portion of the mortgage loans which we will fund will be identified by Consolidated Mortgage pursuant to our contractual arrangement. We may also fund or acquire mortgage loans directly from originators and from entities holding mortgage loans originated by others. We do not currently have any contractual arrangement with any other mortgage originator. Our board of directors has not established any limits upon the geographic concentration of mortgage loans that we may acquire. However, our asset acquisition policy will limit the amount and/or type of mortgage loans we may acquire.

     We will primarily invest in mortgage loans which will be secured by first or second mortgages on real property. Such loans fall into the following categories: raw and unimproved land, acquisition and development, construction, commercial property and residential loans. No single mortgage loan will exceed 20% of our anticipated capital contributions. Additionally, mortgage loans in favor of any one borrower will not exceed 20% of the capital to be raised. We expect that less than 10% of the loans in our portfolio will be insured by the FHA, the VA, or otherwise insured. We expect that all of the loans in our portfolio will be either full recourse against all assets of individual borrowers, including the real estate being financed, or if the loan is made to an entity borrower the loan will be personally guaranteed, on a full recourse basis, by each of the principals of that entity.

     The development and/or construction loans we expect to fund or acquire will be structured primarily as lines of credit, with the maximum borrowing capacity being established by an appraisal of the completed value of the property. Once the amount of credit has been established, the vendors, suppliers and subcontractors of the borrower will submit invoices for services rendered or goods provided to us. Once we have confirmed the delivery of the goods or the satisfactory completion of the services, we will pay the invoice. At no time does the borrower have direct access to the committed funds. Periodically throughout the development and/or construction process, we will conduct an internal appraisal of the property to determine that the outstanding principal amount does not exceed the applicable loan-to-value ratio.

     Raw and Unimproved Land. Generally, we will invest in loans for the acquisition of raw and unimproved land with a principal amount of up to 60% of the appraised value of the property.

     Acquisition and Development Loans. Acquisition and development loans enable borrowers to complete the basic infrastructure and development of their property prior to the construction of building or structures. Such development may include installing utilities, sewers, water pipes, or streets. Generally, we will invest in acquisition and development loans with a principal amount of up to 65% of the appraised value of the property.

     Construction Loans. Construction property loans provide funds to allow commercial and residential developers to make improvements or renovations to the property in order to increase the net operating income of the property so that it can be sold or may qualify for institutional refinancing. Generally, we will invest in construction loans with a principal amount of up to 75% of the appraised value of the property.

     Commercial Property Loans. Commercial property loans provide funds to allow commercial borrowers to make improvements or renovations to the property in order to increase the net operating income of the property so that it may qualify for institutional refinancing. Generally, we will invest in commercial property loans with a principal amount of up to 75% of the appraised value of the property.

     Residential Loans. Residential loans facilitate the purchase or refinance of one to four family residential property units provided the borrower uses one of the units on the property as such borrower’s principal residence. Generally, we will invest in residential loans with a principal amount of up to 80% of appraised value of the property.

     Participation. We may also participate in loans with other lenders, including affiliates as permitted by our investment policies and the guidelines promulgated by the North American Securities Administrators Association, Inc., or NASAA Guidelines, by providing funds for or purchasing an undivided interest in a loan meeting our investment guidelines described above. We would be more likely to participate in loans if, for example:

•	we do not have sufficient funds to invest in an entire loan; or

•	an originated loan fits within our investment guidelines but would constitute more than 20% of our anticipated capital contribution or otherwise be disproportionately large given our then existing portfolio.

     We will participate in loans with non-affiliates if we acquire a controlling interest, alone or with any of our affiliates meeting the requirements below, in such participation. A controlling interest would enable us to direct or cause the direction of the management and policies of such participation, which would include the authority to:

•	review all material contracts;

•	cause a sale of the mortgage or our interest therein subject in certain cases to limitations imposed by the participation agreement between the parties;

•	approve budgets and major capital expenditures, subject to a stated minimum amount;

•	veto any sale of a mortgage, or alternatively, to receive a specified preference on sale or proceeds; and

•	exercise a right of first refusal on any desired sale by a participant of its interest in a loan except for transfer to its affiliate.

     In the event of participation with an affiliate, the investment objectives of the participant will be substantially identical. There will be no duplicate fees. The compensation to the sponsors must be substantially identical, and the investment of each participant must be on substantially the same terms and conditions. Each participant shall have a right of first refusal to buy the other’s interest if the co-participant decides to sell its interest. We will not participate in joint ventures or partnerships with affiliates that are not publicly registered except as permitted by NASAA Guidelines.

     We will not give Consolidated Mortgage or any of its affiliates any consideration similar to rebates or give-backs or enter into reciprocal arrangements with Consolidated Mortgage or its affiliates that might be entered into in lieu of participations.

Balloon Payment

     We anticipate that substantially all of the loans we invest in or purchase will require the borrower to make a “balloon payment” of the principal amount upon maturity of the loan. We expect that most of these loans will be sub-prime, or non-investment grade, loans, frequently made to borrowers with limited credit histories. We will require full recourse, against all assets of the guarantor, personal guarantees from all principals of any entity borrower under these types of loans and will require two years of tax returns and financial statements to assess the quality of the guarantee. However, a substantial period of time may elapse between the review of the financial statements of the borrower and the due date of the balloon payment. Therefore, there is no assurance that a borrower will have sufficient resources to make a balloon payment when due. To the extent that a borrower has an obligation to pay mortgage loan principal in a large lump sum payment, its ability to repay the loan may be dependent upon its ability to sell the property, obtain suitable refinancing or otherwise raise a substantial amount of cash. As a result, these loans involve a higher risk of default than loans where the principal is paid at the same time as the interest payments.

Collateral

     The types of collateral that will secure the loans funded by us include a first deed of trust, a second deed of trust or a leasehold interest. All real estate collateral underlying a mortgage loan we acquire will be appraised by an Independent Expert. While we do not intend to acquire real estate assets directly, we may, from time to time, be required to foreclose on the real estate serving as collateral for a mortgage loan. Upon the sale of any of our properties by our Advisor or any affiliate of our Advisor, we will pay sales commissions to any of such persons in amounts no greater than the lesser of the Competitive Real Estate Commission or an amount equal to 6% of the contractual sales price.

     First Deed of Trust. The majority of the loans invested in by us will be secured by a first deed of trust. Thus, the applicable lender will have rights as a first mortgage lender of the collateralized property.

     Second Deed of Trust. Up to 25% of the loans invested in by us may consist of second mortgage loans and wraparound mortgage loans. In a second mortgage loan, the rights of the lender (such as the right to receive payment on foreclosure) will be subject to the rights of the first mortgage lender. In a wraparound loan, the lender’s rights will be comparably subject to the rights of a first mortgage lender, but the aggregate indebtedness evidenced by the loan documentation will be the first mortgage loan plus the new funds the lender invests. The lender would receive all payments from the borrower and forward to the senior lender its portion of the payments the lender receives.

     Leasehold Interest. Up to 5% of the loans invested in by us may be in loans where the collateral is an interest in a lease.

Prepayment Penalties and Exit Fees

     Based on our knowledge of the loans generated by mortgage companies from which we expect to purchase mortgage loans, we anticipate that a large percentage of the loans we invest in will not contain prepayment penalties or exit fees. If our loans are at a high rate of interest in a period of falling interest rates, the lack of a prepayment penalty provision or exit fee in the loan allows the borrower to refinance the loan at a lower rate of interest, thus providing a lower yield to us on the reinvestment of the prepayment proceeds. However, these loans will usually be written with relatively high minimum interest rates, which we would expect to minimize the risk of lower yields.

Escrow Conditions

     Our loans will often be funded by us though an escrow account held by a title insurance company, subject to the following conditions:

•	Borrowers must obtain title insurance coverage for all loans, with the title insurance policy naming us as the insured. and providing title insurance in an amount at least equal to the principal amount of the loan. Title insurance insures only the validity and priority of our deed of trust, and does not insure us against loss by other causes, such as diminution in the value of the property.

•	Borrowers must obtain fire and casualty insurance for all loans secured by improved real property, naming us as loss payee in an amount sufficient to cover the replacement cost of improvements.

•	All insurance policies, notes, deeds of trust or mortgages, escrow agreement, and any other loan documents for a particular transaction will name us as payee and beneficiary.

Repayment of Mortgages on Sales of Properties

     We may require a borrower to repay a mortgage loan upon the sale of the mortgaged property rather than allow the buyer to assume the existing loan. We will require repayment if we determine that repayment appears to be advantageous to us based upon then-current interest rates, the length of time that the loan has been held by us, the creditworthiness of the buyer and our objectives. We will either invest our net proceeds from any capital transaction in new mortgage loans, hold the net proceeds as cash or distribute them to the shareholders. These net proceeds will also include the principal of a loan deemed to be repaid for tax purposes as a result of the nature of a loan modification or loan extension. Capital transactions include payments of principal, foreclosures and prepayments of mortgages, to the extent classified as a return of capital under the Internal Revenue Code, and any other disposition of a mortgage or property.

Underwriting Criteria

     Our Advisor will continuously evaluate prospective investments, select the mortgages in which we invest and make all investment decisions on our behalf in its sole discretion, unless the advisory agreement provides otherwise. Stockholders will not be entitled to act on any proposed investment. We will not establish any net worth minimums for our borrowers, and we will frequently be investing in sub-prime, or non-investment grade, loans, which may be made to borrowers with limited credit histories. We will, however, only finance all or any portion of a loan, whether identified by Consolidated Mortgage or another entity, if that loan meets our investment guidelines described below, with particular emphasis being placed on the loan-to-value ratios. Each loan in our portfolio will be either full recourse against all assets of individual borrowers, including the real estate being financed, or if the loan is made to an entity borrower the loan will be personally guaranteed on a full recourse basis, against all assets of the guarantor, by each of the principals of that entity. In addition, we will require each prospective borrower and guarantor provide our Advisor with tax returns and financial statements for the prior two years. In evaluating prospective mortgage loan investments, our Advisor will consider such factors as the following:

•	the ratio of the amount of the investment to the value of the property by which it is secured, which will not exceed the amounts set forth under the caption “Loan-to-Value-Ratio” set forth below;

•	the potential for capital appreciation or depreciation of the property securing the investment;

•	expected levels of rental and occupancy rates for income-producing properties: we generally expect the loan to have a debt service coverage of 1.25, which is typically achieved if the property has at least a 60% occupancy rate; however, we will not lend to any income producing property that does not have sufficient occupancy to meet the applicable debt service requirements;

•	potential for rental increase (if applicable);

•	current and projected revenues from the property;

•	the status and condition of the record title of the property securing the investment; and

•	geographic location of the property securing the investment to the extent it impacts the appraisal, although we have no geographic limitations on the lender opportunities we will consider, and the extent to which the geographic location impacts the appraisal.

     When selecting mortgage loans for us, our Advisor will adhere to the following guidelines, which are intended to control the quality of the collateral given for our loans:

     1. Priority of Mortgages. We anticipate investing 75% of our assets in secured by first mortgages. Our second mortgage investments will not be junior to more than one other mortgage. The only subordinated mortgages we currently intend to invest in are second mortgages, although in the future we may invest in wraparound, or all-inclusive, mortgages. We will not invest more than 25% of our assets in second mortgages and wraparound, or all-inclusive, mortgages.

     2. Loan-to-Value Ratio. We do not anticipate that the amount of our loan combined with the outstanding debt secured by a senior mortgage on a security property will exceed the following percentage of the appraised value of the security property:

Type of Secured Property	Loan-to-Value Ratio
Residential	80%
Raw and Unimproved Land	60%
Commercial Property	75%
Property under Development	65% (of anticipated post-development value)
Leasehold Interest	75% (of value of leasehold interest)
Construction Loan	75% (of anticipated post-development value)

     We may acquire a loan which may increase any of the above loan-to-value ratios if a given loan is supported by credit adequate to justify a higher loan-to-value ratio, including personal guarantees. Subject to the REIT requirements of the Internal Revenue Code, occasionally, our collateral may include personal property as well as real property. We do not have specific requirements with respect to the projected income or occupancy levels of a property securing our investment in a particular loan. These loan-to-value ratios will not apply to financing offered by us to the purchaser of any real estate acquired through foreclosure, or to refinance an existing development or construction loan that is in default when it matures. In those cases, we are free to accept any reasonable financing terms we deem to be in our best interest. Nevertheless, in no event will the loan-to-value ratio on any loan exceed 80% of the independently appraised completed value of the property. See “Our Investments — Mortgage Loans.” The target loan-to-value ratio for our loan portfolio as a whole is approximately 70%. The loan-to-value for a second lien mortgage (plus the outstanding first lien debt) may not exceed 90% of this appraisal value of the property.

     We will receive an independent appraisal for each property to be security for our investment. Copies of these appraisals will be available for your review at our offices for a period of five years. Our Advisor will ensure that all mortgage companies that originate and manage our loans will retain appraisers who will be licensed or qualified as independent appraisers and be certified by or hold designations from one or more nationally recognized organizations.

Consolidated Mortgage

     Concurrently with the commencement of this offering, we will enter into a three-year agreement with Consolidated Mortgage pursuant to which we have the right of first offer on the funding of all mortgage loans identified by Consolidated Mortgage. The agreement term automatically renews for one year terms after the initial term unless terminated by either party at least 30 days prior to the expiration of the applicable term. Neither we nor Consolidated Mortgage paid any cash consideration for this agreement. The purpose of this agreement is to provide us a potential source of mortgage loans meeting our underwriting criteria.

     This agreement provides us the right, but not the obligation, to fund mortgage loans identified by Consolidated Mortgage. This agreement does not preclude us from seeking other sources of loan originations or originating loans ourselves. As of the date of this prospectus, we have no contractual arrangement with any other mortgage originators, and we are not licensed to originate mortgage loans in any state.

     The information presented in this section presents the historical experience of Consolidated Mortgage, a private mortgage broker located in Las Vegas, Nevada, of which Mr. Parriott served as President from July 2001 until December 2003 and Ms. Linnemeyer served in various executive positions from 2000 until December 2003. Mr. Parriott is an officer and director of our Advisor, and Ms. Linnemeyer is an officer of our Advisor. Neither Mr. Parriott nor Ms. Linnemeyer owns any equity of Consolidated Mortgage nor do they or any other affiliates of ours or our Advisor have any employment relationship with Consolidated Mortgage. Although Consolidated Mortgage has been in business since 1977, neither Mr. Parriott nor Ms. Linnemeyer was the sponsor or was otherwise involved in the organization of Consolidated Mortgage or the operation of Consolidated Mortgage in an executive capacity prior to 2000. None of our officers or directors and their affiliates, including our Advisor and Mr. Parriott and Ms. Linnemeyer, has sponsored any real estate programs or entity, whether public or private, engaged in raising equity capital and investing in real estate related assets. Consolidated Mortgage is in the business of finding investors to fund loans secured by first or second liens on commercial or residential real estate properties. Investors invest directly into the mortgage loans and not in or through Consolidated Mortgage. Consolidated Mortgage makes no guarantee as to the rate of return with respect to a particular investment. The interest payable to each of the investors, and the principal payment terms, are set out in the note evidencing the specific loan to which each such investor is a party. Accordingly, investors are only sought at times when financing opportunities have been identified. Consolidated Mortgage arranges the funding on a loan-by-loan basis. Investors in financing opportunities identified by Consolidated Mortgage receive all interest payments made on the loans and are returned their capital from principal payments at the time the applicable loan matures. None of the interest paid on or proceeds from the repayment of the applicable loan are ever paid to Consolidated Mortgage; therefore, Consolidated Mortgage makes no distributions to the investors on the loans. As a result, the investors’ return is not contingent on the operating results of Consolidated Mortgage, but rather on the performance of the applicable loans. Consolidated Mortgage has not experienced any adverse business development during the past five years. The reduction in lending activities experienced in 2001 primarily resulted from a significant loan payoff in the fourth quarter of 2001, the proceeds of which were not able to be reinvested in 2001. Consolidated Mortgage’s investment objectives are different from ours, as outlined under the caption “Our Operating Policies and Investment Policies.” The information provided below relates only to Consolidated Mortgage’s 2000, 2001, 2002 and 2003 fiscal years. INVESTORS IN THE COMPANY SHOULD NOT ASSUME THEY WILL EXPERIENCE RETURNS, IF ANY, COMPARABLE TO THOSE EXPERIENCED BY INVESTORS IN CONSOLIDATED MORTGAGE. INVESTORS WHO PURCHASE SHARES IN THE COMPANY WILL NOT THEREBY ACQUIRE ANY INTEREST IN CONSOLIDATED MORTGAGE.

     The table below sets forth, for the years Mr. Parriott and Ms. Linnemeyer were employed, information relating to the dollar amount of money raised by Consolidated Mortgage, the number of investors and the dollar amount of loans acquired and/or funded. Consolidated Mortgage has historically identified lending opportunities consisting almost entirely of balloon loans, with 12-18 month maturities. The lending opportunities identified by Consolidated Mortgage are predominantly (between 80-85% each year) for acquisition and development loans and construction loans for residential real estate. The size of the loans identified by Consolidated Mortgage ranges from $500,000 to $3,000,000, with the average loan being approximately $1,000,000. The mix of lending opportunities identified by Consolidated Mortgage is similar to our projected loan portfolio. See “Business — General.” Substantially all of the loans identified by Consolidated Mortgage are secured by first lien positions on the real estate being financed. The underwriting criteria applied by Consolidated Mortgage during its identification process was developed by Mr. Parriott while he was president of Consolidated Mortgage and is the same as ours. As a result, substantially all the loans that have historically been identified by Consolidated Mortgage would meet our underwriting criteria and would be suitable investments for us.

	2000	2001	2002	2003
Total Principal Amount of Loans Funded	$102,416,000	$92,266,000	$158,539,000	$228,121,523
Total Number of Investors	4,755	4,573	8,319	8,315
Total Number of Loans Originated	377	402	548	743
Percent of Loans in Default(1)	—	5.7%	5.6%	2.9%

(1)	Due to the short-term maturities of the loans identified by Consolidated Mortgage, substantially all defaults occur at maturity. As a result, the delinquency rates have historically been less than 1% per year.

Industry Trends

     We believe fundamental changes are occurring in the U.S. mortgage market, resulting in the shift of investment capital and mortgage assets out of traditional lending and savings institutions and into the development and growth of new forms of mortgage banking and mortgage investment firms, including those that qualify as REITs under the Internal Revenue Code. We believe that traditional mortgage investment companies, such as banks, thrifts and insurance companies, provide less attractive investment structures for investing in mortgage assets because of the costs associated with regulation, infrastructure, and corporate level taxation.

     As a REIT, we can generally pass through earnings to stockholders without incurring an entity-level U.S. federal income tax, thereby allowing us to pay higher dividends than institutions with similar investments that are subject to U.S. federal income tax on their earnings. In addition, federal tax laws provide REITs with greater flexibility to manage and hedge their floating rate liabilities.

Regulation

     To the extent that we originate loans in the future, we will be regulated as a mortgage company and, therefore, will be subject to extensive regulation by federal, state and local laws and governmental authorities. We expect to conduct our real estate mortgage business under a license that would be issued by the State of Nevada Financial Institutions Division. Under applicable Nevada law, the division would have broad discretionary authority over our activities, including the authority to conduct periodic regulatory audits of all aspects of our operations.

     We are subject to the Equal Credit Opportunity Act 1974, which prohibits creditors from discriminating against loan applicants on the basis of race, color, sex, age or marital status, and the Fair Credit Reporting Act of 1970, which requires lenders to supply applicants with the name and address of the reporting agency if the applicant is denied credit. We are also subject to various other federal and state securities laws regulating the issuance and sale of securities, as well as ERISA.

     Should we not adhere to these regulations, we could face potential disciplinary or other civil action that could have a material adverse effect on our business.

Competition

     When we invest in mortgage loans, we will compete with a variety of institutional lenders, including other REITs, insurance companies, mutual funds, hedge funds, pension funds, investment banking firms, banks and other financial institutions that invest in the same types of assets. Many of these investors have greater financial resources and access to lower costs of capital than we do. No particular competitor dominates the market. For the past few years, the institutional lenders have not been as active in the commercial mortgage market as in prior years. Recently, however, many major institutional lenders have re-entered the commercial mortgage market due to a stronger economy, stabilized or increased property values and leasing rates, and the decrease in demand for residential loans. As a result, we anticipate competition for investment in mortgages secured by commercial properties, which creates pressure on lenders to lower interest rates. Consequently, we may not be able to obtain as high interest rates on mortgage investments as we would otherwise obtain, which would affect our revenues and the distributions you receive.

Website access to our periodic SEC reports

     The Internet address of our corporate website is www.desertcapitalreit.com. We intend to make our periodic SEC reports (on Forms 10-K and 10-Q) and current reports (on Form 8-K), as well as the beneficial ownership reports filed by our directors, officers and 10% stockholders (on Forms 3, 4 and 5) available free of charge through our website as soon as reasonably practicable after they are filed electronically with the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. The information on our website is not a part of this prospectus.

     Materials we file with the SEC may be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website at www.sec.gov that will contain our reports, proxy and information statements, and other information regarding our company that we will file electronically with the SEC.

Founder

     We were founded by Todd Parriott, who serves as our chief executive officer, chairman of our board of directors, president and chief investment officer.

Employees

     We are externally managed and advised by our Advisor, pursuant to an advisory agreement, subject to the direction and oversight of our board of directors. As a result, we have no employees.

Facilities

     Our principal offices are located at 2357 Renaissance Drive, Suite A, Las Vegas, Nevada 89119. We use up to approximately 500 square feet of space provided by our Advisor at this location.

Legal Proceedings

     We are not a party to any material legal proceedings.

OUR OPERATING POLICIES AND INVESTMENT POLICIES

General

     Our primary investment objectives are to preserve, protect, and enhance our assets while (1) making quarterly cash distributions; (2) obtaining income through the receipt of payments on our mortgage loans; (3) continuing to qualify as a REIT for U.S. federal income tax purposes; and (iv) providing our stockholders with liquidity of their investment, either in whole or in part, within seven years after commencement of this offering (   , 2011), through (a) listing of our common stock on a national exchange, or (b) if Listing does not occur within seven years after commencement of this offering, the commencement of the orderly liquidation of our assets, outside the ordinary course of business and consistent with its objective of qualifying as a REIT, and distribution of the proceeds thereof, unless our stockholders elect otherwise. The sheltering from tax of income from other sources is not one of our objectives. If we are successful in achieving our investment and operating objectives, our stockholders (other than tax-exempt entities) are likely to recognize taxable income in each year. While there is no order of priority intended in the listing of our objectives, stockholders should realize that our ability to meet these objectives may be severely handicapped by any lack of diversification of our investments and the lack of investment capital.

     We intend to meet our objectives primarily through our investment policies by purchasing all or a portion of, mortgage loans, which loans will be secured by liens as real property, as well as, from time to time, other assets described in this prospectus. Our board has established the following four primary operating policies to implement our business strategies:

•	asset acquisition policy;

•	capital/liquidity and leverage policies;

•	credit risk management policy; and

•	asset/liability management policy.

Asset Acquisition Policy

     Our asset acquisition policy provides guidelines for acquiring investments in order to maintain compliance with our overall investment strategy. In particular, we expect to acquire a portfolio of investments that will consist of mortgage loans and other short-term investments.

     We expect to acquire only those mortgage-related assets which we believe our Advisor has the necessary expertise to evaluate and manage, which we can readily finance, and which are consistent with our overall investment strategy and our asset acquisition policy. Generally, we expect to hold our mortgage loans until maturity. Therefore, we generally do not seek to acquire assets with investment returns that are attractive only in a limited range of scenarios.

     We expect that the mortgage loans that we will either fund or acquire will consist primarily of first lien loans described under the caption “Business—Our Investments.”

Capital/Liquidity and Leverage Policies

     We expect to employ a leverage strategy to increase our investment assets by borrowing against existing assets and using the proceeds to acquire additional assets. We will generally seek to borrow between one to three times the amount of our equity, although our borrowings may vary from time to time depending on market conditions and other factors deemed relevant by our Advisor and our board of directors. We believe that this leaves an adequate capital base to protect against interest rate environments in which our borrowing costs might exceed our interest income from our assets.

     Depending on the different cost of borrowing funds at different maturities, we expect to vary the maturities of our borrowed funds to attempt to produce lower borrowing costs. In general, we expect our borrowings to be short-term. We will actively manage, on an aggregate basis, both the interest-rate indices and interest-rate adjustment periods of our borrowings against the interest-rate indices and interest-rate adjustment periods related to our assets.

     We expect to finance our assets with our equity capital and through borrowings under lines of credit, term loans and other collateralized financings that we may establish with approved institutional lenders, and we may employ long-term borrowings. However, we presently have no established source of financing.

     We expect that some of our future borrowing agreements will require us to deposit additional collateral in the event the market value of existing collateral declines, which may require us to sell assets to reduce our borrowings. We have designed our liquidity management policy to maintain an adequate capital base sufficient to provide required liquidity to respond to the effects under our borrowing arrangements of interest rate movements as described above.

Credit Risk Management Policy

     We expect to review credit risk associated with each of our potential investments. See “Business — Underwriting Criteria.” In addition, we may diversify our portfolio of assets to avoid undue geographic, insurer, industry and certain other types of concentration risk. We may reduce risk from sellers, borrowers and servicers by obtaining representations and warranties. Our Advisor monitors the overall portfolio risk in order to determine appropriate levels of provision for losses we may experience.

     We generally determine, at the time of purchase, whether or not an asset complies with our credit risk management policy guidelines, based upon the most recent information utilized by us. Such compliance is not expected to be affected by events subsequent to such purchase, such as changes in characterization, value or rating of any specific mortgage-related assets or economic conditions or events generally affecting any mortgage-related assets of the type held by us.

Asset/Liability Management Policy

     Interest Rate Risk Management. To the extent consistent with our election to qualify as a REIT, we expect to follow an interest rate risk management program intended to protect our portfolio of investments and related debt against the effects of major interest rate changes. Specifically, our interest rate management program is formulated with the intent to offset, to some extent, the potential adverse effects resulting from any rate adjustment limitations on our investments and the differences between interest rate adjustment indices and interest rate adjustment periods of our investments and related borrowings.

     Our interest rate risk management program encompasses a number of procedures, including the following:

•	monitoring and adjusting, if necessary, the interest rate sensitivity of our investments compared with the interest rate sensitivities of our borrowings;

•	attempting to structure our borrowing agreements to have a range of different maturities and interest rate adjustment periods (although substantially all will be less than one year); and

•	actively managing, on an aggregate basis, the interest rate indices, interest rate adjustment periods, and gross reset margins of the mortgages underlying our investments compared to the interest rate indices and adjustment periods of our borrowings.

     As a result, we expect to be able to adjust the average maturity/adjustment period of our borrowings on an ongoing basis by changing the mix of maturities and interest rate adjustment periods as borrowings mature or are renewed. Through the use of these procedures, we will attempt to reduce the risk of differences between interest rate adjustment periods of the mortgages underlying our investments and our related borrowings.

     We do not expect to conduct hedging activities in connection with our portfolio management due to the short-term nature of our borrowings.

     Prepayment Risk Management. We do not anticipate having significant prepayment risks associated with our investment portfolio due to the short term (12-18 months) of most of our loans. Nonetheless, we intend to monitor prepayment risk through the periodic review of the impact of a variety of prepayment scenarios on our revenues, net earnings, distributions, cash flow and net balance sheet market value. No strategy can, however, completely insulate us from prepayment risks.

     Our investment objectives may not be changed without the approval of stockholders owning a majority of the outstanding shares of common stock. Our bylaws require the independent directors to review our investment policies at least annually to determine that the policies are in the best interests of our stockholders. The determination shall be set forth in the minutes of our board of directors along with the basis for the determination. Our directors (including a majority of the independent directors) have the right, without a stockholder vote, to alter our investment policies but only to the extent consistent with our investment objectives and investment limitations. See “Our Operating Policies and Investment Policies—Certain Investment Limitations” below.

Certain Investment Limitations

     In addition to other investment restrictions imposed by our board of directors from time to time, consistent with our objective of qualifying as a REIT, our articles of incorporation or our bylaws provide for the following limitations on our investments.

          1. Not more than 10% of our total assets may be invested in unimproved real property or mortgage loans on unimproved real property. For purposes of this paragraph, “unimproved real property” does not include any real property under construction, under contract for development or planned for development within one year.

          2. We may not invest in commodities or commodity future contracts.

          3. We may not invest in or make mortgage loans unless an appraisal is obtained concerning the underlying property. Mortgage indebtedness on any property may not exceed such property’s appraised value. In cases in which a majority of independent directors so determine, and in all cases in which the mortgage loan involves our Sponsor, Advisor, our directors, or any of our affiliates, such appraisal must be obtained from an independent expert concerning the underlying property. Such appraisal will be maintained in our records for at least five years, and will be available for inspection and duplication by any stockholder. In addition to the appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or condition of the title must be obtained. We may not invest in real estate contracts of sale otherwise known as land sale contracts.

          4. We may not make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on that property, including our loans, would exceed an amount equal to 85% of the appraised value of the property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria. For purposes of this subsection, the “aggregate amount of all mortgage loans outstanding on the property, including our loans” will include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds 5% per annum of the principal balance of the loan.

          5. We may not invest in indebtedness (“Junior Debt”) secured by a mortgage on real property which is subordinate to the lien or other indebtedness (“Senior Debt”), except where the amount of such Junior Debt, plus the outstanding amount of the Senior Debt, does not exceed 90% of the appraised value of such property, if after giving effect thereto, the value of all such investments of ours (as shown on our books in accordance with generally accepted accounting principles after all reasonable reserves but before provision for depreciation) would not then exceed 25% of our net assets. The value of all our investments in Junior Debt which does not meet these requirements is limited to 10% of our tangible assets (which is included within the 25% limitation).

          6. We may not engage in any short sale, or borrow on an unsecured basis, if such borrowing will result in asset coverage of less than 300%, except that such borrowing limitation shall not apply to a first mortgage trust. “Asset coverage,” for the purpose of this section, means the ratio which the value of the total assets of an issuer, less all liabilities and indebtedness except indebtedness for unsecured borrowings, bears to the aggregate amount of all unsecured borrowings of such issuer.

          7. Under our articles of incorporation, we may not incur any indebtedness which would result in an aggregate amount of indebtedness in excess of 300% of our net assets.

          8. We may not make or invest in any mortgage loans that are subordinate to any mortgage, other indebtedness or equity interest of our Sponsor, Advisor, any of our directors, or any of our affiliates.

          9. We will not invest in equity securities unless a majority of our directors (including a majority of independent directors) not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable and determine that the transaction will not jeopardize our ability to qualify and remain qualified as a REIT. Investments in entities affiliated with our Sponsor, Advisor, one of our directors, or any affiliates thereof are subject to the restrictions on joint venture investments. In addition, we may not invest in any security of any entity holding investments or engaging in activities prohibited by our articles of incorporation. Notwithstanding the foregoing, we will not invest in equity securities for the purpose of exercising control over the issuer.

          10. We will not issue (a) equity securities redeemable solely at the option of the holder; (b) debt securities unless the historical debt service coverage (in the most recently completed fiscal year), as adjusted for known charges, is sufficient to service that higher level of debt properly; (c) shares of our common stock on a deferred payment basis or under similar arrangements; (d) non-voting or assessable securities; or (e) options, warrants, or similar evidences of a right to buy its securities (collectively,

“Options”) unless (1) issued to all of our stockholders ratably, (2) as part of a financing arrangement, or (3) as part of a stock option plan available to our directors and officers, or the directors, officers and employees of our Advisor. Options may not be issued to our Advisor, our directors or any affiliate thereof except on the same terms as such Options are sold to the general public. Options may be issued to persons other than our Advisor, our directors or any affiliate thereof but not at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration that in the judgment of the independent directors has a market value less than the value of such Option on the date of grant. Options issuable to our Advisor, our directors or any affiliate thereof shall not exceed 10% of the outstanding shares on the date of grant.

          11. A majority of our directors shall authorize the consideration to be paid for any real property acquired by us, based on the fair market value of the property. If a majority of the independent directors determine, or if the property is acquired from our Sponsor, Advisor, one of our directors, or affiliates thereof, such fair market value shall be determined by a qualified independent real estate appraiser selected by the independent directors.

          12. We will not engage in underwriting or the agency distribution of securities issued by others or in trading, as compared to investment `activities.

          13. We will not invest in real estate contracts of sale unless such contracts of sale are in recordable form and appropriately recorded in the chain of title.

          14. We will not invest in any foreign currency or bullion or engage in short sales.

          15. We will not issue senior securities except notes to banks and other lenders and shares of preferred stock.

          16. We will not make loans to our Sponsor, Advisor or its affiliates, except (a) to our wholly owned subsidiaries, or (b) mortgage loans to joint ventures (and joint ventures of our wholly owned subsidiaries) in which the co-venturer is not our Advisor, one of our directors or any affiliate of those persons or of ours (other than a wholly owned subsidiary of ours).

          17. We may from time to time acquire loans that are then in default or the underlying real estate is in the process of foreclosure, so long as these investments are approved by our Independent Directors and are based on a appraisal of the underlying real estate demonstrating its value at least equals our applicable loan-to-value ratio with respect to such property. We may also advance funds to a borrower which is not performing under its existing loan or is otherwise delinquent in performing its obligations under its loan, based on the same criteria as relate to defaulted loans.

          18. We will not operate so as to be classified as an “investment company” under the Investment Company Act of 1940, as amended.

          19. We will offer our common stock only for cash. We may, however, from time to time, establish partnership subsidiaries for the purpose of effecting partnership interest exchanges with entities holding mortgage-based assets.

          20. We will not make any investment that we believe will be inconsistent with its objective of qualifying as a REIT.

     The foregoing limitations may not be modified or eliminated without the approval of a majority of the outstanding shares of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     We are newly incorporated and have not commenced operations. Therefore, we do not have any results of operations to discuss. The following analysis of our financial condition should be read in conjunction with our financial statements and the notes thereto and the other financial data included elsewhere in this prospectus.

Overview

     We are an externally managed REIT that was formed in December 2003 to invest in mortgage loans. We expect to derive our revenues primarily from payments of interest and principal under loans acquired with our equity capital and borrowed funds. Our principal business objective is to generate net income for distribution to our stockholders from the spread between interest income on our mortgage assets and the costs of financing the acquisition of these assets. We expect that this spread, net of operating expenses, will provide both operating capital and distributable income. If we sell the minimum number of shares, we expect to invest approximately $2.125 million in our initial portfolio of mortgage loans. If we sell the maximum number of shares, following completion of this offering and the acquisition of our initial portfolio of mortgage loans, we expect to own approximately $179.3 million in mortgage loans, and expect to have approximately $50 million available under our lines of credit to fund additional investments and for working capital. We do not have a current commitment from any financial institution to provide us with a line of credit. Our business will depend on our access to external sources of financing at a cost we can absorb while still generating an attractive risk-adjusted return on the loans we acquire using the proceeds of our financings.

     We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2004, thereby generally avoiding U.S. federal income taxes on our taxable income that we distribute currently to our stockholders. See “U.S. Federal Income Tax Considerations–Requirements for Qualification as a REIT.”

     Todd Parriott is our promoter, and he also serves as the chairman of our board of directors, chief executive officer, president and chief investment officer.

Critical Accounting Policies and Management Estimates

     Our financial statements are prepared in accordance with GAAP. The application of these accounting policies will require our management to make certain judgments and estimates that directly affect our financial reporting results. We consider the policies discussed below to be critical to an understanding of our financial statements. Specific risks for these critical accounting policies are described in the following paragraphs. In regard to these policies, we caution you that we have no operating history and future events rarely develop exactly as forecasted, and the best estimates of our management will likely require adjustment.

     Basis of Accounting and Presentation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Management believes that the estimates and assumptions utilized in preparing our financial statements and accompanying notes are reasonable and prudent. Actual results could differ from those estimates.

     Accounting for Stock Compensation. As of December 31, 2003, we had no outstanding shares of restricted stock. We intend to issue restricted stock in the future. We may issue stock-based compensation to our directors. We will account for any stock-based compensation issued to non-employees using the fair value recognition provisions of SFAS Statement No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment to FASB Statement No. 123” (FAS 148). We will record an expense for the fair value of equity awards to non-employees on the measurement date.

     Interest on Loans. Interest will be accrued monthly on outstanding principal balances unless our Advisor considers the collection of interest to be uncertain. We generally consider the collection of interest to be uncertain when loans are contractually past due three months or more.

     Income Taxes. For our taxable year ending December 31, 2004, we intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and, upon the election being made, we will be taxed as such beginning with our taxable year ending December 31, 2004. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90% of our REIT taxable income to stockholders. As a REIT, we generally will not be subject to U.S. federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to U.S. federal income taxes on our taxable income at regular corporate rates starting with that year and will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year during which qualification is lost unless the IRS were to grant us relief under certain statutory provisions. Such an event could have a material adverse effect on our net income and net cash available for distribution to stockholders. However, we believe that we will be organized and operate in such a manner as to qualify for treatment as a REIT and we intend to operate in the foreseeable future in such a manner so that we will qualify as a REIT for U.S. federal income tax purposes.

     Allowance for Loan Losses. We will provide a loan allowance related to certain of our mortgage loans. We will monitor the delinquencies and defaults on the underlying mortgages and, if an impairment of the related mortgage security is deemed to be other than temporary, we will reduce the carrying value of the related mortgage security to fair value. Our loan loss provision will be based on our assessment of numerous factors affecting our portfolio of mortgage assets including, but not limited to, current and projected economic conditions, delinquency status, credit losses to date on underlying mortgages and any remaining credit protection. Loan loss provision estimates are reviewed periodically and adjustments are reported in earnings when they become known.

Recent Accounting Developments

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The statement specifies the accounting for certain employee termination benefits, contract termination costs and costs to consolidate facilities or relocate employees and is effective for exit and disposal activities initiated after December 31, 2002. We do not expect the statement to have a material effect on our financial condition or results of operations.

     In November 2002, the FASB issued FASB Interpretation (FIN) No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 specifies the disclosures to be made about obligations under certain issued guarantees and requires a liability to be recognized for the fair value of a guarantee obligation. The recognition and measurement provisions of the interpretation apply prospectively to guarantees issued after September 30, 2002. We do not expect the recognition and measurement provisions to have a material effect on our financial condition or results of operations.

     In January 2003, the FASB issued FASB Interpretation (FIN) No. 46 “Consolidation of Variable Interest Entities.” FIN No. 46 requires a company to consolidate a variable interest entity (VIE) if the company has variable interests that give it a majority of the expected losses or a majority of the expected residual returns of the entity. Prior to FIN No. 46, VIEs were commonly referred to as SPEs. FIN No. 46 is effective immediately for VIEs created after January 31, 2003. We do not expect this interpretation to have a material effect on our financial condition or results of operations.

     In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150, which is effective at the beginning of the first interim period beginning after June 15, 2003, must be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. The statement requires that a financial instrument which falls within the scope of the statement to be classified and measured as a liability. The following financial instruments are required to be classified as liabilities: (1) shares that are mandatorily redeemable, (2) an obligation to repurchase the issuer’s equity shares or one indexed to such an obligation and that requires or may require settlement by transferring assets and (3) the embodiment of an unconditional obligation that the issuer may or may not settle by issuing a variable number of equity shares if, at inception, the monetary value of the obligation is based on certain measurements defined in the statement. We do not expect the statement to have a material effect on our financial condition or results of operations.

Liquidity and Capital Resources

     We are dependent upon the net proceeds to be received from this offering to conduct our proposed activities. The funding required to purchase assets will be obtained from this offering and from any indebtedness that we may incur in the future. We have been initially capitalized with $200,000 from the sale of common stock to our Advisor. For information concerning the anticipated use of the net proceeds from this offering, please see the “Estimated Use of Proceeds” section of this prospectus.

     In order to qualify as a REIT and to avoid corporate-level tax on the income we distribute to our stockholders, we are required to distribute at least 90% of our REIT taxable income on an annual basis. Therefore, once the net proceeds we receive from this offering are substantially fully invested, we will need to borrow in order to grow our business and acquire additional assets. Our sources of funds will primarily be the net proceeds from this offering, operating cash flows and borrowings. Operating cash flows will consist of payments received on and maturities of mortgage loans and investments. Liquidity will also be generated through lines of credit with commercial banks. We believe that we will be able to obtain financing in amounts and on terms that are acceptable to us and consistent with our business strategy prior to the closing of this offering. We believe that these cash resources will be sufficient to satisfy our immediate liquidity requirements, and we do not anticipate a need to raise funds from other than these sources within the next 12 months.

     We currently have no outstanding debt. Depending on market conditions, we may incur debt up to three times the amount of our equity. We expect to use short-term borrowings under lines of credit with commercial banks. However, we currently do not have any commitment from any financial institution to provide such a line of credit to us. Any indebtedness we incur will likely be subject to continuing covenants, and we will likely be required to make continuing representations and warranties about the Company in connection with such debt. Moreover, some or all of our debt may be secured by some or all of our assets. If we default in the payment of interest or principal on any such debt, breach any representation or warranty in connection with any borrowing or violate any covenant in any loan document, our lender may accelerate the maturity of such debt requiring us to immediately repay all outstanding principal. If we are unable to make such payment, our lender could foreclose on our assets that are pledged as collateral to that lender. The lender could also sue us or force us into bankruptcy. Any of these events would likely have a material adverse effect on the value of an investment in our common stock.

     Our income calculated for tax purposes may differ from income calculated in accordance with GAAP. For example, we record a reserve for credit losses for GAAP purposes whereas only actual credit losses are deducted in calculating taxable income. The distinction between taxable income and GAAP income is important to our stockholders because distributions are declared on the basis of taxable income. While we generally will not be required to pay income taxes as long as we satisfy the REIT provisions of the Internal Revenue Code, each year we will be required to complete a U.S. federal income tax return wherein taxable income is calculated. This taxable income level will determine the minimum level of distributions we must pay to our stockholders.

     Our advisory agreement with our Advisor requires us to pay incentive compensation on a quarterly basis to our Advisor based on the application of the incentive compensation formula at the end of each quarter. For a description of the incentive compensation formula, including an example of its application, please see the disclosure under the heading “The Advisor.” Because we will be paying out at least 90% of our REIT taxable income to stockholders on a quarterly basis, we may not have sufficient cash at the end of a particular quarter to pay the incentive fee, which would require us to borrow under our credit facility, if any, or sell assets to meet the contractual obligation. In addition, it is possible that our liquidity may be further impaired if we generate substantial net income in the first three quarters of a fiscal year and have a significant drop off in the fourth quarter, but our capital resources may be limited by the fact that we have overpaid our Advisor for the year (through the first three quarters) will not be reimbursed for the over payment until year-end. Nevertheless, our total annual operating expenses, including the incentive compensation payable to the Advisor, will not exceed the greater of 2% of Average Invested Assets or 25% of our Net Income, unless specifically approved by our independent directors.

Quantitative and Qualitative Disclosures About Market Risk

     Market risk refers to the risk of loss from adverse changes in the level of one or more market prices, rate indices or other market factors. We are exposed to market risk primarily from changes in interest rates which are very sensitive to a variety of factors including political, economic and other factors outside of our control.

     Interest rate risk arises primarily as a result of our core business activities of acquiring mortgage loans and funding a portion of the purchases with borrowings and the associated asset and liability management required to match maturities of loans to funding sources. The principal objective of our asset and liability management is to maximize net interest income while operating within acceptable limits established for interest rate risk and maintaining adequate levels of liquidity.

     The primary interest rate exposure to which we are subject relates to our mortgage loan portfolio. Any change in the general level of interest rates in the market can affect our net interest income and net income in either a positive or negative manner. Net interest income is the difference between the income earned from interest bearing assets less the expense incurred relating to interest bearing liabilities. Fluctuations in the interest rate environment can also affect our ability to acquire new loans, the value of our loans for sale portfolio and our ability to sell the loans held for sale and the related income associated with a sale.

     We do not intend to use any derivative instruments to manage our interest rate exposure. Given the short time horizon of our anticipated investments and our related borrowings, we do not believe a hedging strategy is necessary. In addition, our actions are limited by rules with which REITs must comply.

CONFLICTS OF INTERESTS

Relationship with our Advisor

The following diagram sets forth the relationships between us, the Advisor, the dealer-manager, and our promoter.

     We pay the Advisor incentive compensation based on our net income. In evaluating mortgage loans for investment and in evaluating other operating strategies, an undue emphasis by our Advisor on the maximization of our net income at the expense of other criteria, such as preservation of capital, in order to earn higher incentive compensation, could result in an increased risk to the value of our portfolio. The riskier the investments in our portfolio, the greater the risk of payment defaults, which will decrease the funds we will have available to distribute to our stockholders. See “The Advisor—The Advisory Agreement.”

     For so long as our Advisor is our exclusive Advisor, it will not sponsor any other mortgage REIT that invests primarily in mortgages for the acquisition of, development of and construction on real estate in the Las Vegas, Nevada area, without first obtaining the approval of a majority of our independent directors.

     However, our Advisor and its affiliates may in the future enter into a number of relationships other than those governed by the advisory agreement, some of which may give rise to conflicts of interest between us and our Advisor or its affiliates. These possible future relationships may result in our Advisor being given the incentive to make investment decisions that are not in long-term best interests of our stockholders, which may ultimately decrease the funds we will have available to distribute to our stockholders. In addition, the market in which we seek to make investments is characterized by rapid evolution of products and services and, thus, there may in the future be relationships between our Advisor and its affiliates and us in addition to those described herein. Under the advisory agreement, the prior approval of a majority of our independent directors is required for each affiliate transaction between our Advisor or its affiliates and us. In addition, our Advisor will be required to provide to our board on a quarterly basis a report of such transactions, including evidence sufficient to allow our board of directors to determine whether the terms of such transactions are fair.

     If our Advisor sponsors other mortgage REITs, conflicts of interest between us, our Advisor, and the other mortgage REITs our Advisor is sponsoring may arise. Any other mortgage REITs sponsored by our Advisor would potentially be in competition with us to invest in the type of mortgage loans suitable for us to acquire. Our Advisor also may be subject to conflicts of interest at such time as we wish to make a mortgage loan that also would be suitable for investment for another mortgage REIT sponsored by our Advisor. If our Advisor is no longer exclusively sponsoring us, we could not be sure that our Advisor would act in our best interests when deciding whether to allocate any particular investments to us. Moreover, the introduction of this sort of competition could affect the quality and quantity of our investments and, therefore, have an adverse affect on our net income. In addition, we would have to compete with these other ventures for management time, which could result in lost investment opportunities. If the value of our investments and our net income are adversely affected, the funds we have available for distribution to our stockholders may be decreased.

     Investors would not have the opportunity to evaluate the manner in which these conflicts of interest would be resolved before making their investment. At such time as our Advisor decides to sponsor other mortgage REITs, we would develop procedures to resolve the potential conflicts of interest in the allocation of mortgage loans between us and other mortgage REITs.

Competition For Management Time

     One of our directors and all of our executive officers are officers and employees of our Advisor. The directors and certain of the officers of our Advisor and the directors and certain of the officers of our company currently are engaged, and in the future will engage in other business activities, including activities associated with affiliates. They will devote only as much of their time to our business as they, in their judgment, determine is reasonably required, which will be substantially less than their full time. These officers and directors of our Advisor and officers and directors of the company may experience conflicts of interest in allocating management time, services, and functions among the company and the various entities, investor programs (public or private), and any other business ventures in which any of them are or may become involved. If these officers and directors do not spend sufficient time on our business activities, our results of operations may suffer and the funds we will have available for distribution to our stockholders may be decreased.

Relationship With Dealer-Manager

     The dealer-manager is an affiliate of ours and our Advisor. Certain of the officers and directors of the company are also officers, directors, and registered principals of the dealer-manager. This relationship may create conflicts in connection with the fulfillment by the dealer-manager of its due diligence obligations under the federal securities laws. Although the dealer-manager will examine the information in the prospectus for accuracy and completeness, the dealer-manager is an affiliate of ours and will not make an independent review of the company or the offering. Accordingly, the investors do not have the benefit of such independent review. The soliciting dealers, if any, are expected to make their own independent due diligence investigations. See “Risk Factors—Risks Related to the Offering-—The business and financial due diligence of our company was conducted by our dealer-manager which is an affiliate of ours.” The dealer-manager is not prohibited from acting in any capacity in connection with the offer and sale of securities offered by entities that may have some or all investment objectives similar to those of ours and may participate in other offerings sponsored by one or more of the officers or directors of the company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We sold 20,000 shares of common stock with an aggregate purchase price of $200,000 to our Advisor. Mr. Parriott, our promoter, chief executive officer, president and chief investment officer, is the sole stockholder of our Advisor.

The Advisory Agreement

     Pursuant to the advisory agreement, our Advisor will generally implement our business strategy, be responsible for our day-to-day operations and perform services and activities relating to our assets and operations in accordance with the terms of the advisory agreement. Our Advisor will provide asset management, liability management and capital management services for us. Our Advisor will be paid a base management fee and an incentive compensation fee. If the minimum proceeds are raised by this offering, we estimate our Advisor will earn a base management fee in 2004 of approximately $996 and if the maximum offering is completed, we estimate our Advisor will earn a base management fee of approximately $1.8 million. We cannot estimate the amount of the incentive fee because it is determined based upon our REIT taxable net income, before deducting incentive compensation, net operating losses and certain other items.

     Todd Parriott, our chairman, chief executive officer, president, chief investment officer and director is also a director, president, secretary, treasurer and sole stockholder of our Advisor. Erin Linnemeyer, our Director of Stockholder Relations, is also an officer of our Advisor.

The Dealer-Manager Agreement

     The dealer-manager agreement is the contract between us and CMC Financial Services, the dealer-manager for this offering. The dealer-manager agreement provides for compensation to the dealer-manager in return for its services in soliciting investors to purchase our shares. The dealer-manager will be paid selling commissions, a marketing support fee and will be reimbursed for its due diligence expenses up to .5% of the sales proceeds. The amounts paid to the dealer-manager are generally calculated as a percentage of the gross proceeds. If the minimum proceeds are raised by this offering, we estimate that the total compensation to the dealer-manager will be approximately $237,500. If the maximum proceeds are raised by this offering, we estimate that the total compensation to the dealer-manager will be approximately $18.0 million.

     Todd Parriott is a director, president, treasurer and the sole stockholder of the dealer-manager. Erin Linnemeyer, our Director of Stockholder Relations, is also an employee of the dealer-manager.

THE ADVISOR

General

     Established in 2003, our Advisor currently engages in investment management as its sole business and we are its only client. Our Advisor’s address is 2357 Renaissance Drive, Suite A, Las Vegas, Nevada 89119.

The Advisory Agreement

Services and Duties of the Advisor

     We will enter into an advisory agreement with our Advisor prior to the commencement of the offering. Pursuant to the advisory agreement, our Advisor will be our sole Advisor and will generally implement our business strategy, be responsible for our day-to-day operations and perform services and activities relating to our assets and operations in accordance with the terms of the advisory agreement. Mr. Parriott will initially perform the duties of our Advisor pursuant to the advisory agreement on behalf of our Advisor. However, our Advisor may elect to have others undertake some or all of those duties at any time and in its sole discretion. Our Advisor will be primarily involved in three activities:

•	Asset Management—our Advisor will advise us with respect to, and will arrange for and manage the acquisition, financing, management and disposition of, our investments.

•	Liability Management—our Advisor will evaluate the credit risk and prepayment risk of our investments and arrange appropriate borrowing and hedging strategies.

•	Capital Management—our Advisor will coordinate our capital raising activities.

     Subject at all times to the direction and oversight of our board of directors, our Advisor will perform the following services and other activities in accordance with the terms of the advisory agreement and, to the extent directed by our board of directors, perform similar services and other activities for any subsidiary of our company:

•	serving as our consultant with respect to the formulation of investment criteria and the preparation of policy guidelines by our board of directors;

•	assisting us in developing criteria for mortgage-related purchase commitments that are consistent with our long-term investment objectives and making available to us our Advisor’s knowledge and experience with respect to mortgage-related assets;

•	representing us in connection with the purchase, sale and commitment to purchase or sell mortgage-related assets that meet in all material respects our investment criteria, and managing our portfolio of mortgage-related assets;

•	advising us and negotiating our agreements with third-party lenders for borrowings by us;

•	making available to us statistical and economic research and analysis regarding our activities and the services performed for us by our Advisor;

•	monitoring and providing to our board of directors from time to time price information and other data obtained from certain nationally-recognized dealers that maintain markets in mortgage-related assets identified by our board of directors from time to time, and providing data and advice to our board of directors in connection with the identification of such dealers;

•	investing or reinvesting any of our money in accordance with our policies and procedures;

•	providing the executive and administrative personnel, office space and services required in rendering services to us, in accordance with and subject to the terms of the advisory agreement;

•	administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Advisor and our board of directors, including the collection of our revenues and the payment of our debts and obligations from our accounts, and the maintenance of appropriate computer systems to perform such administrative functions;

•	advising our board of directors in connection with policy decisions;

•	evaluating and recommending hedging strategies to our board of directors and, upon approval by our board of directors, engaging in hedging activities on our behalf consistent with our status as a REIT;

•	supervising our compliance with the REIT provisions of the Internal Revenue Code and our maintenance of our status as a REIT;

•	qualifying and causing us to qualify to do business in all applicable jurisdictions and obtaining and maintaining all appropriate licenses;

•	assisting us to retain qualified accountants and tax experts to assist in developing and monitoring appropriate accounting procedures and testing systems and to conduct quarterly compliance reviews as our board of directors may deem necessary or advisable;

•	assisting us in our compliance with all federal (including the Sarbanes-Oxley Act of 2002), state and local regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports, documents and filings, if any, required under the Exchange Act or other federal or state laws;

•	assisting us in our compliance with federal, state and local tax filings and reports and generally enabling us to maintain our status as a REIT, including soliciting stockholders, as defined below, for required information to the extent provided in the REIT provisions of the Internal Revenue Code;

•	assisting us in our maintenance of an exemption from the Investment Company Act and monitoring our compliance with the requirements for maintaining an exemption from the Investment Company Act;

•	coordinating and managing the operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment collaborators;

•	advising us as to our capital structure and capital raising activities;

•	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to the approval of our board of directors;

•	engaging and supervising, on behalf of us and at our expense, the following, without limitation: independent contractors to provide investment banking services, leasing services, mortgage brokerage services, securities brokerage services, other financial services, and such other services as may be deemed by our Advisor or our board of directors to be necessary or advisable from time to time; and

•	so long as our Advisor does not incur additional costs or expenses, performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request or our Advisor shall deem appropriate under the particular circumstances.

     Our Advisor is required to manage our business affairs in general conformity with the policies approved by our board of directors and consistent with our Advisor’s duties under the advisory agreement. Our Advisor is required to prepare regular reports for our board of directors that will review our acquisitions of assets, portfolio composition and characteristics, credit quality, performance and compliance with our investment policies and policies that will enable us to maintain our qualification as a REIT and prevent us from being deemed an investment company.

     From time to time, our board of directors will assess whether we should be internally managed. This assessment will be based on a number of factors deemed relevant by our board of directors, including our ability to attract and retain full-time employees and the costs and expenses related to becoming internally managed.

Term

     We intend to enter into the advisory agreement. It will have a one year term.

     Terminations by us for Cause. Our directors who are not affiliated with our Advisor have the right to terminate the advisory agreement for cause, on a majority vote, at any time. “Cause” means a reasonable, good faith determination that our Advisor was grossly negligent, acted with reckless disregard or engaged in willful misconduct or active fraud while discharging its material duties under the advisory agreement. The unaffiliated directors’ determination that cause exists must be based on findings of fact disclosed to our Advisor. If the director’s good faith determination that cause exists is based primarily on a finding of criminal activity or active fraud, we may terminate the advisory agreement immediately. If our Advisor’s good faith determination that cause exists is based primarily on findings other than criminal activity or fraud, we must give our Advisor written notice disclosing the findings of the unaffiliated directors and allow our Advisor a reasonable opportunity to cure the problem. If after 60 days the unaffiliated directors determine that cause continues to exist, then the unaffiliated directors may terminate the advisory agreement immediately by a majority vote. We will not have an obligation to pay our Advisor a termination fee if we terminate the advisory agreement for cause; however, we will be obligated to pay our Advisor all unpaid fees and expenses reimbursable under the advisory agreement.

     Terminations without Cause. From and after    , 2005, our Advisor has the right to terminate the advisory agreement for any reason by giving at least 60 days’ prior written notice to our board of directors. We will not be obligated to pay our Advisor any termination fee; however, we will be obligated to pay our Advisor all unpaid fees and expenses reimbursable under the advisory agreement.

     Similarly, from and after    , 2005, our directors who are not affiliated with our Advisor have the right to terminate the advisory agreement without cause, by a majority vote, by giving at least 60 days’ prior written notice to our Advisor. If we terminate the advisory agreement without cause, we will be required to pay our Advisor all unpaid fees and expenses reimbursable under the advisory agreement.

     Terminations by our Advisor upon a Change of Control. Subject to exceptions specified in the advisory agreement, our Advisor has the right to deliver a notice of termination of the advisory agreement within 90 days of a change of control of our company. A “change of control” for the purpose of the advisory agreement is deemed to occur on:

•	the date of (a) any sale, lease, assignment, transfer or other conveyance of all or substantially all of our assets; (b) any consolidation or merger involving our company in which all of our stockholders immediately prior to the transaction, considered collectively, do not immediately following the transaction own shares of the surviving entity constituting at least a majority of the voting power of the surviving entity; (c) any capital reclassification or other recapitalization of our company in which any person or group that owned 30% or more of our voting power falls below that threshold or in which any person or group that owned less than 30% of our voting power rises above that ceiling; or (d) any liquidation, dissolution or winding up of our company; or

•	the first date on which fewer than two of our directors are persons whose nomination to the board was supported by our Advisor. Currently, the board seat of Mr. Parriott is supported by our Advisor. Our Advisor has informed us that it will generally support the nomination of persons employed by, or affiliated with, our Advisor. We intend to disclose in our proxy statements regarding the election of directors whether a candidate’s nomination is supported by our Advisor.

Any notice of termination by our Advisor following a change of control will be effective no less than 60 days after its date of delivery. If our Advisor terminates the advisory agreement following a change of control, we will be required to pay our Advisor all unpaid fees and expenses reimbursable under the advisory agreement.

Compensation and Expenses

     The following table presents a summary of certain compensation, fees and other benefits (including reimbursement of certain out-of-pocket expenses paid by our Advisor to third parties pursuant to the advisory agreement) that our Advisor may earn or receive from us pursuant to the terms of the advisory agreement. Our Advisor and its affiliates will not be entitled to any additional compensation in connection with the acquisition or disposition of our assets, including in the event we liquidate the

Company. Our Advisor will be paid its base management fee and incentive compensation as long as it is providing services to us under the advisory agreement. If we were to dispose of assets, the reduction in the amount of our Average Invested Assets will impact the amount of the base management fee, due to the formula used to calculate the fee. The total compensation we pay to our Advisor is limited under our articles of incorporation. The total compensation paid to our Advisor during the operational stage is limited to the base management fee and incentive compensation fee set forth below. Our total operating expenses, including incentive fees paid to our Advisor, in any fiscal year, will not exceed the greater of 2% of Average Invested Assets or 25% of Net Income, unless specifically approved by our independent directors.

Type	Description and Method of Computation	Amount
Base management fee	1% per annum of the first $200 million of our Average Invested Assets during each fiscal year, plus 0.8% per annum of our Average Invested Assets in excess of $200 million during such fiscal year, as described in more detail below.	Approximately $2,125, assuming the minimum offering is completed; approximately $1.8 million, assuming the maximum offering is completed.

Incentive compensation	A specified percentage of our REIT taxable net income, (before deducting incentive compensation, net operating losses and certain other items), in excess of a threshold amount of net income, as described in more detail below.	Determinable based upon REIT taxable net income (before deducting incentive compensation, net operating losses and certain other items).(1)

Out-of-pocket expense reimbursements	Reimbursement of actual out-of-pocket expenses incurred in connection with our administration on an on-going basis.	Determinable based upon actual out-of-pocket expenses.

Termination fee	Payable upon termination of the advisory agreement.	All unpaid fees and reimbursable expenses.

(1)	Due to the uncertainty surrounding 10-year U.S. Treasury yields and net interest margin, it is not possible to calculate a reasonable estimate of the maximum incentive compensation for 2004.

     Base Management Fee. The base management fee is equal to 1% of the first $200 million of our Average Invested Assets during each fiscal year, plus 0.8% of our Average Invested Assets in excess of $200 million during such fiscal year. Our Average Invested Assets will be calculated as average debt, computed by taking the average of such values at the end of each month during the applicable period. The base management fee will be paid quarterly.

     The base management fee is intended to compensate our Advisor for its costs in providing management services to us. Our Advisor is expected to use the proceeds from its base management fee and incentive compensation in part to pay compensation to its officers and employees who have no right to receive cash compensation directly from us, even though some of them also are our officers.

     Incentive Compensation. The advisory agreement will provide that our Advisor’s incentive compensation will be payable quarterly in cash. Our Advisor will be entitled to receive incentive compensation for each fiscal quarter (or lesser portion thereof) in an amount equal to the tiered percentage of the difference between our net income (which is our taxable income (including net capital gains, if any, but excluding net capital losses, if any) before deducting incentive compensation, net operating losses arising from prior periods, and items permitted by the Internal Revenue Code when calculating taxable income for a REIT) for such fiscal quarter (or lesser portion thereof), and the threshold return for such fiscal quarter (or lesser portion thereof). The “tiered percentage” for this calculation is the weighted average of the following percentages based on our Average Invested Assets for the period: (1) 20% for the first $200 million of Average Invested Assets; and (2) 10% of our Average Invested Assets in excess of $200 million. “Threshold return” means the amount of net income for the period that would produce an annualized return on our Average Invested Assets equal to the 10-year U.S. Treasury rate (which is calculated by averaging the weekly average yield to maturity of the 10-year U.S. Treasury bond, as published by the Federal Reserve) for such fiscal quarter plus 1.0%. Incentive compensation shall be paid quarterly. However, if at the end of a particular fiscal year or upon any termination of the advisory agreement the aggregate of the incentive compensation received by our Advisor during that fiscal year (or lesser portion thereof) exceeds the tiered percentage of the difference of our net income for that fiscal year (or lesser portion thereof) less the threshold return for such year (or lesser portion thereof), then our Advisor will pay us such amount at the time of such reconciliation at the end of the applicable fiscal year. Any such payments by our Advisor will not exceed the amount of the incentive compensation previously paid to our Advisor under the advisory agreement for that fiscal year (or lesser portion thereof) and will be made only to the extent of the reconciliation amount for that fiscal year (or lesser portion thereof).

     For illustrative purposes, the following is an example of how the incentive compensation fee would be calculated. This example assumes quarterly net income of $3.25 million and Average Invested Assets of $150 million. We cannot assure you that guarantee that we will ever actually achieve this level of financial performance. Assume the following:

•	The 10 year Treasury is 4.0%.

•	Net Income for the applicable quarter is $3.25 million.

•	Average Invested Assets, at the time of calculation, are $150 million.

•	Using the numbers set forth above, the tiered percentage is 20%.

•	Threshold Return for the quarter is $1.875 million.

     The resulting incentive compensation payable for such quarter would be the difference between our actual net income ($3.25 million) and the threshold return ($1.875 million) is $1.375 million. The tiered percentage (20%) of this difference is $275,000. This $275,000 represents the incentive compensation fee that would be due at the end of the quarter, assuming the numbers used in this example.

     Expense reimbursements. Our Advisor may conduct due diligence with respect to potential investments and provide certain other services. Under the advisory agreement, our Advisor is entitled to reimbursement for the fees and expenses providing such services.

     We rely on the personnel and resources of our Advisor to conduct our operations. We reimburse our Advisor for its costs and expenses for the items described below and for the fees and expenses of certain third parties (which may include its affiliates) engaged to perform professional services (including legal and accounting) for us, and to perform due diligence tasks on assets purchased or considered for purchase by us and to perform certain other activities. Further, we reimburse our Advisor for any expenses incurred in contracting with third parties for the master or special servicing of assets we acquire. Accordingly, a portion of the out-of-pocket expenses may be paid to our Advisor’s affiliates in such capacities. The contracting for such engagements is conducted on commercially reasonable terms. Such arrangements may also be made using an income-sharing arrangement such as a joint venture. Expense reimbursement may be made as frequently as monthly.

     Subject to the limitations set forth below, we pay all of our operating expenses except those specifically required to be borne by our Advisor under the advisory agreement. The operating expenses required to be borne by our Advisor include:

•	most costs and expenses of its officers and employees;

•	the costs of any salaries of any of our officers or directors who are affiliated with our Advisor;

•	all internal and overhead expenses of our Advisor; and

•	fees and expenses of third parties that are engaged by our Advisor to perform services for us but for which our Advisor is specifically not entitled to reimbursement under the advisory agreement, except that our board of directors may approve reimbursement to our Advisor of our pro rata portion of the salaries, bonuses, health insurance, retirement benefits and similar employment costs for the time spent on our operations and administration other than for the provision of investment advisory services.

The expenses that we pay include:

•	issuance and transaction costs associated with the acquisition, disposition and financing of investments;

•	legal, independent accounting and auditing fees and expenses;

•	the compensation and expenses of our independent directors;

•	the costs of printing and mailing proxies and reports to stockholders;

•	costs incurred by employees of our Advisor for travel on behalf of us;

•	costs associated with any computer software or hardware that is used solely for us;

•	costs to obtain liability insurance to indemnify our directors and officers, our Advisor and its employees and directors;

•	the compensation and expenses of our custodian and transfer agent;

•	all expenses incurred in connection with due diligence;

•	the accumulation of mortgage-related assets;

•	the raising of capital and incurrence of debt;

•	the acquisition of assets;

•	interest expenses;

•	taxes and license fees;

•	non-cash costs;

•	litigation;

•	the base and incentive management fee; and

•	extraordinary or non-recurring expenses.

     Services for which we bear the expenses may be provided to us by affiliates of our Advisor if it believes such services are of comparable or superior quality to those provided by third parties and can be provided at comparable cost. Our Advisor is required under the advisory agreement to provide an annual report to our board of directors with respect to the engagement of third parties and fees and expenses paid to such third parties, and our board of directors will periodically review such engagements and our expense levels, the division of expenses between our Advisor and us and reimbursements of expenses advanced by our Advisor.

     Our Advisor is permitted to incur expenses on our behalf that are consistent with a budget that may, in the future, be approved by our board of directors, as amended from time to time, are consistent with the terms of the advisory agreement or are at the direction of our board. Nevertheless, our Advisor must obtain the approval of our board for any expense item exceeding $100,000 in the aggregate, except as otherwise provided for in our budget. Our board of directors may modify this threshold from time to time in its discretion.

Conflicts of Interest

     We are subject to conflicts of interest involving our Advisor and its affiliates because, among other reasons:

•	the incentive compensation, which is based on our income, may create an incentive for our Advisor to recommend investments with greater income potential, which may be relatively more risky than would be the case if its compensation from us did not include an incentive-based component; and

•	one of our directors and all of our executive officers are managers or employees of, or otherwise affiliated with, our Advisor.

For a more detailed discussion, see “Conflicts of Interest.”

     The advisory agreement does not limit or restrict the right of our Advisor or any of its affiliates from engaging in any business or rendering services of any kind to any other person, including the purchase of, or rendering advice to others purchasing, mortgage-related assets that meet our policies and criteria. However, our Advisor has agreed that for as long as it is our exclusive Advisor pursuant to the advisory agreement, it will not sponsor any other mortgage REIT that invests primarily in mortgages for the acquisition of, development of and construction on real estate in the Las Vegas, Nevada area without first obtaining the approval of a majority of our independent directors.

Limits of Responsibility

     Pursuant to the advisory agreement, our Advisor has not assumed any responsibility other than to undertake the services called for thereunder and is not responsible for any decision by our board of directors to follow or not to follow its advice or recommendations. Our Advisor, its managers and employees will not be liable to us, any of our subsidiaries, the independent directors, our stockholders or any subsidiary’s stockholders for acts performed in accordance with and pursuant to the advisory agreement, unless our independent directors have made a reasonable, good faith determination based on findings of fact which are disclosed to our Advisor that it was grossly negligent, acted with reckless disregard, or engaged in willful misconduct or active fraud while discharging its material duties under the advisory agreement. We cannot assure you that we would be able to recover any damages for claims we may have against our Advisor. Although certain managers and employees of our Advisor are also our officers and directors and, therefore, have fiduciary duties to us and our stockholders in that capacity, our Advisor and the managers and employees of our Advisor, in their capacities as such, have no fiduciary duties to us.

     We have agreed to indemnify our Advisor and its directors, officers, employees and affiliates with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from any acts or omissions of our Advisor or its employees made in the performance of our Advisor’s duties under the advisory agreement, but excluding acts or omissions for which our independent directors have made a reasonable, good faith determination based on findings of fact which are disclosed to our Advisor that it was grossly negligent, acted with reckless disregard, or engaged in willful misconduct or active fraud while discharging its material duties under the advisory agreement. The advisory agreement does not limit or restrict the right of our Advisor or any of its officers, directors, employees or affiliates from engaging in any business or rendering services of any kind to any other person, including the purchase of, or rendering advice to others purchasing, mortgage-related assets that meet our policies and criteria.

MANAGEMENT OF THE COMPANY

Our Directors and Executive Officers

     The following table provides information regarding our directors and executive officers. Each of our executive officers and directors can be reached c/o Desert Capital REIT, Inc., 2357 Renaissance Drive, Suite A, Las Vegas, Nevada 89119.

Name	Age	Position
Inside Directors
Todd B. Parriott	33	Chairman of the Board, Chief Executive Officer, President
		and Chief Investment Officer

Other Directors
James L. George	56	Director
Tom Gustafson	32	Director
Robert M. BeVille	41	Director nominee*
G. Steven Dawson	46	Director nominee*
Bryan L. Goolsby	52	Director nominee*

Executive Officers Who Are Not Directors
Erin Linnemeyer	27	Director of Stockholder Relations

*Each of these nominees has been elected by our stockholder effective on the date the registration statement of which this prospectus forms a part becomes effective.

Non-Employee Officers

     We do not employ any of our executive officers. All of our executive officers are employees or officers of our Advisor and are compensated by our Advisor. In their capacity as officers of our company, these non-employee officers perform only ministerial functions, such as executing contracts and filing reports with regulatory agencies. In their capacity as officers and employees of our Advisor, they are expected to fulfill our Advisor’s duties to us under the advisory agreement. We have no control over which persons our Advisor assigns to our account. In their capacity as officers and employees of our Advisor, such persons do not have fiduciary obligations to us or our stockholders.

Business Experience of our Directors and Executive Officers

     Set forth below is a brief account of the business experience and education of our directors and executive officers.

     Todd B. Parriott. Mr. Parriott is the chairman of our board of directors, chief executive officer, president and chief investment officer. Mr. Parriott served as the president of Consolidated Mortgage from July 2001 until December 2003. From October 2000 to July of 2001, he served as the director of corporate marketing for the MGM Division of MGM Mirage Corporation, where he oversaw the development of customer relationship management solution program, managed an $8 million bi-annual budget and managed a $5 million annual direct mail budget and programs for all MGM properties. From June 1999 to October 2000 he served as the Manager of Leisure Travel Services at Harrah’s Entertainment Corporation where he oversaw a cross-market visitation program, and designed, reviewed, and built marketing programs for customers. From August 1998 to February 1999 he served as the Player Development Manager and managed all high-end Casino Marketing, including the Host Program, database management, and special events for Boyd Gaming. From April 1998 to August 1998 Mr. Parriott served as an Electronic Media Manager for MGM Grand Hotel & Casino where he managed, developed, and handled all Internet projects. On a part-time basis from 1993 to 2001, Mr. Parriott served as an intern for Consolidated Mortgage. He assisted in due diligence work on real estate projects, preparing marketing and sales strategies and in general operations. Mr. Parriott currently serves in supervisory capacities with our dealer-manager as the President, Chief Compliance Officer and Financial Operations Principal. Mr. Parriott also serves as President and Chief Investment Officer of our Advisor. Mr. Parriott is a director of our Advisor and our dealer-manager. Mr. Parriott graduated with a Bachelor of Science in Marketing at University of Nevada, Las Vegas in 1994.

     James L. George. Mr. George was appointed to our board of directors on December 29, 2003, and is an attorney in private practice in Lemars, Iowa. For the past 30 years, he has practiced primarily in the estates, real estate transaction and tax preparation area. He earned a BA from the University of Iowa in 1969, and a JD from Creighton University in 1973.

     Tom Gustafson. Mr. Gustafson was appointed to our board of directors on December 29, 2003, and has been the managing member of Domain LLC, the general partner of Okoboji Capital Partners, LP, a hedge fund, since August 2001 until the present. From 1996 to the present, he has served as the Treasurer of QL Enterprises Inc., which owns office building complexes and mini-storage rental units. From mid 1998 until August 2001, Mr. Gustafson served as the Vice President of Progressive Marketing Group, a manufacturers rep agency, where he managed the Profit Sharing Plan and Money Purchase Account. He earned a BBA from Iowa State University in 1993.

     Robert M. Beville. Mr. Beville will be an independent director. From 2000 to the present, he has served as the Executive Vice President and Chief Operating Officer for Perma-Bilt Homes, a division of Heritage Homes. His duties include management of all business functions including management of: senior personnel, land acquisition, division profit, budget preparation, product development, divisions reporting to the corporate office and land bankers. From 1991 through 2000, he served as the Chief Financial Officer for Rhodes Homes, where he was responsible for financial statement reporting for all entities and partnerships, securing financing for all construction, acquisition and development costs, investor relations, coordination of year-end audits and litigation management. Mr. Beville graduated with a Bachelor of Science in Accounting from the University of Nevada-Reno in 1985.

     G. Steven Dawson. Mr. Dawson will be an independent director. From 1990 to 2003, Mr. Dawson served as the Senior Vice President and Chief Financial Officer of Camden Property Trust (NYSE: CPT). Camden is a public real estate company which specializes in the acquisition, development, and management of apartment communities throughout the United States, with major concentrations in Dallas, Houston, Las Vegas, Southern California, Denver and the Tampa/Orlando areas. Prior to 1990, Mr. Dawson served in various related capacities with companies involved in commercial real estate, including land and office building development as well as the construction and management of industrial facilities located on airports throughout the country. He is currently a private investor who is active on the boards of four REITs, two of which are in their initial public offering stages, and two of which, AMREIT and U.S. Restaurant Properties, Inc., are publicly traded. He also serves on the board of a private company which is a national provider of network cabling to commercial property owners. He generally sits on the audit committees of each of these companies either as a member or as the chairman, and he serves on special committees, governance/nomination committees, compensation committees and in the case of AmREIT, as the lead outside director.

     Bryan L. Goolsby. Mr. Goolsby will be a director. Mr. Goolsby is the Managing Partner of Locke Liddell & Sapp LLP, and has practiced in the area of corporate and securities since 1977. Mr. Goolsby is an associate member of the Board of Governors of the National Association of Real Estate Investment Trusts and is a member of the National Multi-Family Housing Association and the Pension Real Estate Association. Mr. Goolsby is currently a member of the Associate Board of Directors of the Edwin L. Cox School of Business at Southern Methodist University and is a member of the board of the Junior Achievement of Dallas. Mr. Goolsby serves on the board of AmREIT, a publicly traded REIT. Mr. Goolsby has a BBA from Texas Tech University and a Doctor of Jurisprudence from the University of Texas.

     Erin Linnemeyer. Ms. Linnemeyer is our Director of Stockholder Relations. From January 2002 until December 2003, Ms. Linnemeyer served as the Executive Vice President of Consolidated Mortgage and supervised the activities of the collections, investment, loans and accounting departments. From 2000 to January 2002 she served as Vice President in charge of Consolidated Mortgage’s investment department, which included duties of researching properties and borrowers, preparing loan documentation, assisting private investors with trust deed investments and supervising employees engaged in these activities. Ms. Linnemeyer worked as an investment officer with Consolidated Mortgage from 1998 to 2000, which included duties of providing information regarding the creation of customer accounts and selecting real estate loans for investor/lenders as well as assisting in the hiring and training of new employees. Ms. Linnemeyer earned a BA in Psychology from the University of California Irvine, and is currently working on her MBA from the University of Nevada, Las Vegas, expected in 2005.

Board of Directors

     We currently have three directors. Upon the effectiveness of the registration statement of which this prospectus forms a part, we will have six directors. Under our bylaws, the number of directors may be increased or decreased by the board, but may not be fewer than three nor more than 15. Any vacancy on our board of directors, whether resulting from the removal of a director or from an increase in the size of the board, may be filled only by a vote of our directors. One of our directors is affiliated with our Advisor and two of our directors are independent, as defined in our articles of incorporation.

     As defined by our articles of incorporation, the term “Independent Director” refers to a director who is not associated and has not been associated within the last two years, directly or indirectly, with us or our Advisor.

     Our articles of incorporation require that a majority of the members of our board of directors must at all times be independent directors, unless independent directors comprise less than a majority as a result of a board vacancy. Our bylaws also provide that all of the members of our audit committee, our compensation committee and our governance and nominating committee must be independent directors.

     Our board considered the independence of each of our directors under our standard of independence. Our board affirmatively determined that Messrs. George and Gustafson have no material relationship with our company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company) and are thus independent under our standard.

     Directors hold office until their successors are elected and qualified or they resign or are removed. All officers serve at the discretion of our board of directors.

Compensation of Directors

     We pay each of our non-officer directors an annual fee of $15,000 for service on our board (pro-rated for partial periods), plus a meeting fee of $3,000 for each formally called board meeting the non-officer directors attend in person at which a quorum is present and $1,500 for each board meeting attended by telephone. We also pay $1,000 for each committee meeting attended in person and $500 for each committee meeting attended by telephone. The chairmen of our audit committee will receive an additional annual fee of $5,000. The chairman of our compensation committee and governance and nominating committee will receive an additional annual fee of $3,000. We will also give each non-officer director a grant of 4,000 shares of restricted stock annually, which vest pro rata over a three-year period. The shares will be granted pursuant to a stock option plan to be adopted by the board of directors and approved by the stockholders prior to the commencement of the offering. We reimburse all of our directors for the expenses they incur in connection with attending board and committee meetings. We may, from time to time, in the discretion of the compensation committee of our board of directors, grant additional restricted shares of our common stock to our directors. We do not currently compensate our officer-directors for their service as directors or as officers.

Indemnification

     Our articles of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by Maryland law. Our agents may be indemnified to such extent as is authorized by our board of directors or our bylaws. Maryland law generally permits indemnification of directors, officers, employees and agents against certain judgments, penalties, fines, settlements and reasonable expenses that any such person actually incurs in connection with any proceeding to which such person may be made a party by reason of serving in such positions, unless it is established that:

•	an act or omission of the director, officer, employee or agent was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	such person actually received an improper personal benefit in money, property or services; or

•	in the case of criminal proceedings, such person had reasonable cause to believe that the act or omission was unlawful.

     Our articles of incorporation provide that the personal liability of any of our directors or officers to us or our stockholders for money damages is limited to the fullest extent allowed by the statutory or decisional law of the State of Maryland, as amended or interpreted. As more fully described below under the caption “Certain Provisions of Maryland Law and of our Articles of Incorporation and Bylaws,” Maryland law authorizes the limitation of liability of directors and officers to corporations and their stockholders for money damages, except:

•	to the extent that it is proved that the person actually received an improper personal benefit; or

•	to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated.

     We will enter into indemnity agreements with each of our directors and executive officers, as well as our Advisor and its officers, directors, employees and some of its affiliates. The form of indemnity agreement is included as an exhibit to the registration statement of which this prospectus is a part. The indemnity agreements require, among other things, that we indemnify such persons to the fullest extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreements, and may cover our directors and executive officers under our directors’ and officers’ liability insurance. Although the form of indemnity agreement offers substantially the same scope of coverage afforded our directors and officers by law, it provides greater assurance to our directors and officers and such other persons that indemnification will be available because, as a contract, it may not be modified unilaterally in the future by our board of directors or the stockholders to eliminate the rights it provides.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Board Committees and Meetings

     Our board will establish an audit committee, a compensation committee and a governance and nominating committee. Other committees may be established by our board of directors from time to time.

Audit Committee

     Our audit committee will be comprised of three directors. Our board of directors will determine that all members of the audit committee will satisfy the new independence requirements of the New York Stock Exchange, or NYSE. Our board will determine that:

•	one of the directors qualifies as “audit committee financial expert,” as defined by the SEC, and

•	all members of the audit committee are “financially literate,” within the meaning of NYSE rules, and “independent,” under the strict audit committee independence standards of the SEC.

     Our audit committee will operate pursuant to a written charter to be adopted by the committee. Among other things, the audit committee charter will call upon the audit committee to:

•	oversee the accounting and financial reporting processes and compliance with legal and regulatory requirements on behalf of our board of directors and report the results of its activities to the board;

•	be directly and solely responsible for the appointment, retention, compensation, oversight, evaluation and, when appropriate, the termination and replacement of our independent auditors;

•	review the annual engagement proposal and qualifications of our independent auditors;

•	prepare an annual report as required by applicable SEC disclosure rules;

•	review the integrity, adequacy and effectiveness of our internal controls and financial disclosure process;

•	review and approve all related party transactions, including all transactions with our Advisor; and

•	manage our relationship with our Advisor under the advisory agreement.

Compensation Committee

     Our compensation committee will be comprised of three directors. Our board of directors will determine that all of the compensation committee members qualify as:

•	“independent directors” under the NYSE independence standards;

•	“non-employee directors” under Exchange Act rule 16b-3; and

•	“outside directors” under Internal Revenue Code section 162(m).

     Our compensation committee will be delegated the authority by our board of directors to make determination regarding grants of restricted shares of common stock and to determine our chief executive officer’s salary and bonus, if any. Our compensation committee will operate pursuant to a written charter to be adopted by the committee. Among other things, the compensation committee charter calls upon the compensation committee to:

•	develop the overall compensation policies and the corporate goals and objectives, if any, relevant to the chief executive officer’s compensation from our company;

•	evaluate the chief executive officer’s performance in light of those goals and objectives, if any;

•	be directly and solely responsible for establishing the chief executive officer’s compensation level, if any, based on this evaluation;

•	make recommendations to the board regarding the compensation of officers junior to the chief executive officer, incentive-compensation plans and equity-based plans; and

•	produce an annual report on executive compensation for inclusion in our proxy statement.

     Because we do not currently compensate any of our officers, we do not expect our compensation committee to be very active in the foreseeable future.

Governance and Nominating Committee

     Our governance and nominating committee will be formed to establish and implement our corporate governance practices and to nominate individuals for election to the board of directors. The governance and nominating committee will be comprised of three independent directors.

     Our governance and nominating committee will operate pursuant to a written charter to be adopted by the committee. Among other things, the committee charter will call upon the governance and nominating committee to:

•	develop criteria for selecting new directors and to identify individuals qualified to become board members and members of the various committees of the board;

•	select, or to recommend that the board select, the director nominees for the each annual meeting of stockholders and the committee nominees; and

•	develop and recommend to the board a set of corporate governance principles applicable to the corporation.

Corporate Governance

Code of Business Conduct and Ethics

     Our board of directors will establish a code of business conduct and ethics. Among other matters, the code of business conduct and ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

     Waivers to the code of business conduct and ethics will only be able to be granted only by the governance and nominating committee of the board. In the event that the committee grants any waivers of the elements listed above to any of our officers, we expect to announce the waiver within five business days on the corporate governance section of our corporate website at www.desertcapitalreit.com. The information on that website is not a part of this prospectus.

Public Availability of Corporate Governance Documents

     Our key corporate governance documents, including our code of business conduct and the charters of our audit committee, compensation committee and governance and nominating committee will be :

•	available on our corporate website;

•	available in print to any stockholder who requests them from our corporate secretary; and

•	filed as exhibits to the registration statement of which this prospectus is a part.

Compensation of Executive Officers

     All of our executive officers are employed by our Advisor and are compensated by our Advisor. We do not separately compensate our officers for their service as officers, nor do we reimburse our Advisor for any portion of our officers’ compensation from our Advisor, other than through the general fees we pay to our Advisor under the advisory agreement (which are described under the caption “The Advisor—The Advisory Agreement—Compensation and Expenses”). As of the date of this prospectus, our Advisor has accrued aggregate out-of-pocket expenses of $494,000, consisting primarily of legal and accounting fees, of which $100,000 has been paid by us. In the future, our board or the compensation committee may decide to pay annual compensation or bonuses and/or long-term compensation awards to one or more of our non-employee officers for their services as officers. We may from time to time, in the discretion of the compensation committee of our board of directors, grant restricted shares of our common stock to one or more of our officers. The shares will be granted pursuant to a stock option plan to be adopted by the board of directors and approved by the stockholders prior to the commencement of the offering.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material U.S. federal income tax consequences to an investor in our common stock. This summary is based on current law. The tax consequences related to an investment in our common stock may vary depending on an investor’s particular situation and this discussion does not purport to discuss all aspects of taxation that may be relevant to a holder of our common stock in light of his or her personal investment or tax circumstances, or to holders of our common stock subject to special treatment under the U.S. federal income tax laws. Investors subject to special treatment include, without limitation, insurance companies, financial institutions, broker-dealers, tax-exempt organizations, investors holding common stock as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes, foreign corporations or partnerships, and persons who are not citizens or residents of the United States. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to you as a holder of our common stock.

     The information in this summary is based on the Internal Revenue Code, current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS, and court decisions, all as of the date of this prospectus. The administrative interpretations and practices of the IRS upon which this summary is based include its practices and policies as expressed in private letter rulings that are not binding on the IRS, except with respect to the taxpayers who requested and received such rulings. Future legislation, Treasury Regulations, administrative interpretations and practices, and court decisions may affect the tax consequences contained in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment, and the statements in this prospectus are not binding on the IRS or a court. Thus, we can provide no assurance that the tax consequences contained in this summary will not be challenged by the IRS or sustained by a court if challenged by the IRS.

     You are urged to consult your tax Advisor regarding the specific tax consequences to you of (1) the acquisition, ownership and sale or other disposition of our common stock, including the federal, state, local, foreign and other tax consequences; (2) our election to be taxed as a REIT for U.S. federal income tax purposes; and (3) potential changes in applicable tax laws.

Taxation of Our Company — General

     We will elect to become subject to tax as a REIT, for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2004. Our board of directors currently expects that we will operate in a manner that will permit us to qualify as a REIT for the taxable year ending December 31, 2004, and to maintain our qualification as a REIT in each taxable year thereafter. This treatment will permit us to deduct dividend distributions to our stockholders for U.S. federal income tax purposes, thus effectively eliminating the “double taxation” that generally results when a corporation earns income and distributes that income to its stockholders in the form of dividends.

     We have obtained the opinion of Locke Liddell & Sapp LLP, our special tax counsel, to the effect that we will meet the requirements for qualification as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 2004, and our current and contemplated method of operation described in this prospectus and as represented by us will enable us to continue to satisfy the requirements for such qualification. This opinion is based on various assumptions relating to our organization and operation and is conditioned upon certain representations made by us to our legal counsel. Our continued qualification and taxation as a REIT will depend upon our ability to meet, on a continuing basis, distribution levels and diversity of stock ownership, and the various qualification tests imposed by the Internal Revenue Code as discussed below. This opinion is based on the law in effect on the date hereof which is subject to change, possibly retroactively.

     There can be no assurance that we will qualify as a REIT in any particular taxable year, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances. If we were not to qualify as a REIT in any particular year, we would be subject to U.S. federal income tax as a regular, domestic corporation, and our stockholders would be subject to tax in the same manner as stockholders of such corporation. In this event, we could be subject to potentially substantial income tax liability in respect of each taxable year that we fail to qualify as a REIT, and the amount of earnings and cash available for distribution to our stockholders could be significantly reduced or eliminated.

     Even if we qualify for taxation as a REIT, however, we will be subject to U.S. federal income taxation as follows:

•	We will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	We may be required to pay the “alternative minimum tax” on our items of tax preference, if any.

•	If we have (1) net income from the sale or other disposition of foreclosure property which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. In general, foreclosure property is property acquired through foreclosure after a default on a loan secured by the property or on a lease of the property.

•	We will be required to pay a 100% tax on any net income from prohibited transactions. In general, prohibited transactions are sales or other taxable dispositions of property, other than foreclosure property, held for sale to customers in the ordinary course of business. Further, we will be required to pay a 100% tax in respect of amounts that are treated by us as rents from real property but are properly allocable or attributable under the Internal Revenue Code to services rendered by a taxable REIT subsidiary (see below).

•	If we fail to satisfy the 75% or 95% gross income tests, as described below, but have maintained our qualification as a REIT, we will be required to pay a 100% tax on an amount based upon the magnitude of the failure, adjusted to reflect our profitability.

•	We will be required to pay a 4% excise tax on the amount by which our annual distributions to our stockholders is less than the sum of (1) 85% of our ordinary income for the year; (2) 95% of our REIT capital gain net income for the year; and (3) any undistributed taxable income from prior periods.

•	If we acquire an asset from a corporation that is not a REIT in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the transferor corporation, and we subsequently sell the asset within 10 years, then we would be required to pay tax at the highest regular corporate tax rate on this gain to the extent (a) the fair market value of the asset exceeds (b) our adjusted tax basis in the asset, in each case, determined as of the date on which we acquired the asset. The results described in this paragraph assume that we will elect this treatment in lieu of an immediate tax when the asset is acquired.

•	With respect to an equity interest in either a taxable mortgage pool or a residual interest in a real estate mortgage investment conduit (REMIC), the ownership of which is attributed to us, we will pay tax at the highest corporate rate on the amount of any excess inclusion income for the taxable year allocable to the percentage of our shares that are held by specified tax exempt organizations that are not subject to the tax on unrelated business taxable income.

Requirements for Qualification as a REIT

     The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates of beneficial ownership to its owners;

(3)	that would be taxable as a regular corporation, but for its election to be taxed as a REIT;

(4)	that is not a financial institution or an insurance company under the Internal Revenue Code;

(5)	that is owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to also include some entities) during the last half of each year; and

(7)	that meets other tests, described below, regarding the nature of its income and assets, and the amount of its distributions.

     The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire year and that condition (5) must be met during at least 335 days of a year of twelve months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not apply to the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), tax-exempt entities are generally treated as individuals, subject to a “look-through” exception for pension funds.

     Our articles of incorporation provide for restrictions regarding ownership and transfer of our stock. These restrictions are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, our status as a REIT would terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to determine the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we would not be disqualified as a REIT.

     In addition, a corporation may not qualify as a REIT unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of a Partnership Interest

     Treasury Regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership, and we will be deemed to be entitled to our proportionate share of the gross income of the partnership in both cases determined by our percentage interest in partnership capital. The character of the assets and gross income of the partnership generally retains the same character in our hands for purposes of satisfying the gross income and asset tests.

Taxable REIT Subsidiaries

     REITs are permitted to own up to 100% of the shares in a corporation that elects to be treated as a taxable REIT subsidiary. In order to obtain taxable REIT subsidiary status, the corporation and the REIT must file a joint election with the IRS. A taxable REIT subsidiary pays tax at regular corporate income rates on any income it earns. Moreover, the Internal Revenue Code contains rules (including a limitation on interest deductions and rules requiring the imposition of taxes on the REIT at a rate of 100% on certain reallocated income and expenses) to ensure that contractual arrangements between a taxable REIT subsidiary and its beneficial owners are at arm’s length. Securities in taxable REIT subsidiaries will not qualify as real estate assets for the purposes of the 75% asset test described below.

Qualified REIT Subsidiaries

     A qualified REIT subsidiary is a corporation, all of the stock of which is owned by a REIT. Under the Internal Revenue Code, a qualified REIT subsidiary is not treated as a separate corporation from the REIT. Rather, all of the assets, liabilities, and items of income, deduction, and credit of the qualified REIT subsidiary are treated as the assets, liabilities, and items of income, deduction, and credit of the REIT for purposes of the REIT income and asset tests described below. A qualified REIT subsidiary does not include a corporation that elects to be treated as a taxable REIT subsidiary.

Income Tests

     We must meet two annual gross income requirements to qualify as a REIT. First, each year we must derive, directly or indirectly, at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including rents from real property and mortgage interest, or from specified temporary investments. Second, each year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from investments meeting the 75% test described above, or from dividends, interest and gain from the sale or disposition of stock or securities. For these purposes, the term interest generally does not include any interest of which the amount received depends on the income or profits of any person. An amount will generally not be excluded from the term interest, however, if such amount is based on a fixed percentage of receipts or sales.

     Any amount includable in gross income by us with respect to a regular or residual interest in a real estate mortgage investment conduit is generally treated as interest on an obligation secured by a mortgage on real property for purposes of the 75% gross income test. If, however, less than 95% of the assets of a real estate mortgage investment conduit consist of real estate assets, we will be treated as receiving directly our proportionate share of the income of the real estate mortgage investment conduit, which would generally include non-qualifying income for purposes of the 75% gross income test. In addition, if we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the principal amount of the loan exceeds the fair market value of the real property on the date we purchased the mortgage loan, interest income on the loan will be apportioned between the real property and the other property, which apportionment would cause us to recognize income that is not qualifying income for purposes of the 75% gross income test.

     In general, and subject to the exceptions in the preceding paragraph, the interest, original issue discount, and market discount income that we derive from investments in mortgage loans will be qualifying interest income for purposes of both the 75% and the 95% gross income tests. It is possible, however, that interest income from a mortgage loan may be based in part on the borrower’s profits or net income, which would generally disqualify such interest income for purposes of both the 75% and the 95% gross income tests.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any year, we may still qualify as a REIT if we are entitled to relief under the Internal Revenue Code. Generally, we may be entitled to relief if:

•	our failure to meet the gross income tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our U.S. federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with the intent to evade tax.

     It is not possible to state whether in all circumstances we would be entitled to rely on these relief provisions. If these relief provisions did not apply to a particular set of circumstances, we would not qualify as a REIT. Even if these relief provisions were to apply, and we retained our status as a REIT, a tax would be imposed with respect to our income that did not meet the gross income tests. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodically monitoring our income.

Foreclosure Property

     Net income realized by us from foreclosure property would generally be subject to tax at the maximum federal corporate tax rate. Foreclosure property includes real property and related personal property (1) that is acquired by us through foreclosure following a default on a loan secured by the property or on a lease of the property and (2) for which we make an election to treat the property as foreclosure property. We will not be able to treat any real property (or related personal property) as foreclosure property if at the time we made or entered into the loan or lease, we had an intent to foreclose or evict or knew or had reason to know that a default would occur.

Prohibited Transaction Income

     Any net income realized by us from prohibited transactions is subject to a 100% tax. In general prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held as inventory or otherwise held primarily for sale to customers in the ordinary course of business. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We could be subject to the 100% tax on prohibited transactions if we sell our loans in a manner that is treated as a sale of loans for U.S. federal income tax purposes. Although the Internal Revenue Code and the Treasury Regulations provide standards which, if met, would not result in prohibited transaction income, we may not be able to meet these standards in all circumstances.

Asset Tests

     At the close of each quarter of each year, we also must satisfy four tests relating to our assets.

     First, at least 75% of the value of our total assets must be real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include real estate mortgages, real property, interests in other REITs and stock or debt instruments held for one year or less that are purchased with the proceeds of a stock offering or a long-term public debt offering.

     Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class.

     Third, of the investments included in the 25% asset class, the value of any one issuer’s securities that we hold may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total voting power or more than 10% of the value of the outstanding securities of any corporation which is not a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary.

     Finally, no more than 20% of the value of a REIT’s total assets may be represented by securities of one or more taxable REIT subsidiaries.

     We expect that any temporary investments that we acquire, including any real property we acquire upon foreclosure, will generally be qualifying assets for purposes of the 75% asset test, except to the extent that less than 95% of the assets of a real estate mortgage investment conduit in which we own an interest consists of real estate assets. Mortgage loans also will generally be qualifying assets for purposes of the 75% asset test to the extent that the principal balance of each mortgage loan does not exceed the value of the associated real property.

     After meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. In addition, if we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter.

     We will monitor the status of the assets that we acquire for purposes of the various asset tests and we will manage our portfolio in order to comply with such tests.

Annual Distribution Requirements

     To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of (1) 90% of our REIT taxable income and (2) 90% of our after tax net income, if any, from foreclosure property, minus (3) the sum of certain items of noncash income. In general, REIT taxable income means taxable ordinary income without regard to the dividends paid deduction. In addition, if we dispose of any asset within 10 years of acquiring it from a taxable C corporation in a tax free reorganization or any other similar carry-over basis transaction, we will be required, under Treasury Regulations not yet promulgated, to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

     In order to satisfy the requirement that we distribute at least 90% of our REIT taxable income attributable to a particular taxable year in the form of dividends, we will use the following methods of distribution: (1) making regular dividends during the taxable year; (2) paying dividends that relate to the particular taxable year by January 31 of the following taxable year, provided we declare the dividends in the fourth quarter of the particular taxable year; and (3) paying dividends that relate to the particular taxable year on or before the first regular dividend after our declaration of such dividends, provided that we declare the dividend prior to the date that our tax return is due for the particular taxable year. The dividends paid under the third method are taxable in the year in which paid, even though these distributions relate to our prior year for purposes of our 90% distribution requirement. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, we will be subject to tax at regular federal corporate tax rates.

     From time to time we may not have sufficient cash or other liquid assets to meet the above distribution requirements due to timing differences between the actual receipt of cash and payment of expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the REIT distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings, or pay dividends in the form of taxable stock dividends.

     Under certain circumstances, we may be able to rectify a failure to meet a distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being subject to tax on amounts distributed as deficiency dividends. We will be required, however, to pay interest based upon the amount of any deduction claimed for deficiency dividends. In addition, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute each year at least the sum of 85% of our ordinary income for the year, 95% of our capital gain income for the year, and any undistributed taxable income from prior periods.

Record Keeping Requirements

     We are required to maintain records and request on an annual basis information from specified stockholders. This requirement is designed to disclose the actual ownership of our outstanding stock.

Failure to Qualify

     If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code described above do not apply, we will be subject to U.S. federal income tax, including any applicable alternative minimum tax, and possibly increased state and local taxes, on our taxable income at regular corporate rates. Such taxation will reduce the cash available for distribution by us to our stockholders. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. If we fail to qualify as a REIT, to the extent of our current and accumulated earnings and profits, distributions to our stockholders who are individuals generally will be taxable at preferential rates, pursuant to the recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003 (the “2003 Act”), and, subject to certain limitations of the Internal Revenue Code, corporate stockholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we will be entitled to statutory relief.

Taxable Mortgage Pool Rules

     An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Internal Revenue Code if :

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations (liabilities) that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations bear a relationship to the payments to be received by the entity on the debt obligations that it holds as assets.

     Under the Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool. Under the Internal Revenue Code and Treasury Regulations, it is possible for a portion of a REIT (as opposed to the entire REIT) to be classified as a taxable mortgage pool. This could occur, for example, if a qualified REIT subsidiary holds a pool of mortgages and uses that pool to issue two classes of pay-through debt. In that case, however, only the taxable income of that portion (and not the taxable income of the entire REIT) would be treated as a excess inclusion income.

     A portion of our income from a taxable mortgage pool arrangement, which might be non-cash accrued income or “phantom” taxable income, could be treated as “excess inclusion income.” Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any of (a) income allocable to the holder of the residual interest in a REMIC or an equity interest in a taxable mortgage pool over (b) the sum of an amount for each day in the calendar quarter equal to the product of (1) the adjusted issue price at the beginning of the quarter multiplied by (2) 120 percent of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This income would nonetheless be subject to the distribution requirements that apply to us, and could therefore adversely affect our liquidity.

     Moreover, our excess inclusion income would be allocated among our stockholders. A stockholder’s share of excess inclusion income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. Although the law on the matter is unclear, to the extent that excess inclusion income is allocated to a tax-exempt stockholder that is not subject to unrelated business income tax (such as government entities), we might be taxable on this income at the highest applicable corporate tax rate. The manner in which excess inclusion income would be allocated among shares of different classes of our shares or how such classes of our shares or how such income is to be reported to stockholders is not clear under current law.

REMIC Residual Interests

     We would also have excess inclusion income if we held any REMIC residual interests. We do not anticipate holding such interests, however, other than through a taxable REIT subsidiary. Otherwise, the effect on our stockholders would be the same as described immediately above.

Taxation of Taxable United States Stockholders

     When we use the term “United States stockholders,” we mean a holder of shares of our stock who is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or partnership, or other entity taxable as a corporation or partnership for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless Treasury Regulations provide otherwise;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons whom have the authority to control all substantial decisions of the trust.

Distributions Generally

     Among other provisions of the 2003 Act are provisions that generally lower the rate at which stockholders who are individuals are taxed on corporate dividends, from a maximum of 38.6% (as ordinary income) to a maximum of 15% (the same as long-term capital gains), for the 2003 through 2008 tax years, thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which, pursuant to the 2003 Act will be as high as 35% through 2010.

     Distributions out of our current or accumulated earnings and profits, other than capital gain dividends will be taxable to our United States stockholders as ordinary income. Provided we qualify as a REIT, our dividends will not be eligible for the dividends received deduction generally available to United States stockholders that are corporations. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individuals who receive dividends from taxable C corporations pursuant to the 2003 Act. An exception applies, however, and individual stockholders are taxed at such rates on dividends designated by and received from REITs, to the extent that the dividends are attributable to (1) income that the REIT previously retained in the prior year, and on which it was subject to corporate level tax; (2) dividends received by the REIT from taxable corporations; or (3) income from sales of appreciated property acquired from C corporations in carryover basis transactions.

     To the extent that we make distributions in excess of our current and accumulated earnings and profits, our distributions will be treated as a tax-free return of capital to each United States stockholder, and will reduce the adjusted tax basis which each United States stockholder has in its shares of stock by the amount of the distribution, but not below zero. Distributions in excess of a

United States stockholder’s adjusted tax basis in its shares will be taxable as capital gain, provided that the shares have been held as capital assets, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November or December of any year and pay to a stockholder of record on a specified date in any of those months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend by January of the following year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions

     Distributions designated as net capital gain dividends will be taxable to our United States stockholders as capital gain income to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a United States stockholder has held his shares. Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2008) in the case of stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.

Retention of Net Capital Gains

     We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:

•	include their proportionate share of our undistributed net capital gains in their taxable income;

•	receive a credit for their proportionate share of the tax paid by us; and

•	increase the adjusted basis of their stock by the difference between the amount of their capital gain and their share of the tax paid by us.

Passive Activity Losses and Investment Interest Limitations

     Distributions we make, and gain arising from the sale or exchange by a United States stockholder of our shares, will not be treated as passive activity income. As a result, United States stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Stock

     If you are a United States stockholder and you sell or dispose of your shares of stock, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted tax basis in the shares of stock. This gain or loss will be capital gain or loss if you have held the stock as a capital asset, and will be long-term capital gain or loss if you have held the stock for more than one year. In general, if you are a United States stockholder and you recognize loss upon the sale or other disposition of stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

Backup Withholding and Information Reporting

     We report to our United States stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A United States stockholder, that does not provide us with the correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status.

Taxation of Tax-Exempt Stockholders

     The IRS has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder, has not held its shares as debt financed property within the meaning of the Internal Revenue Code and the shares are not otherwise used in a unrelated trade or business, dividend income on our stock and income from the sale of our stock should not be unrelated business taxable income to a tax-exempt stockholder. Generally, debt financed property is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

     For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these set aside and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by a pension-held REIT may be treated as unrelated business taxable income as to any pension trust which:

•	is described in Section 401(a) of the Internal Revenue Code;

•	is tax-exempt under Section 501(a) of the Internal Revenue Code; and

•	holds more than 10%, by value, of the equity interests in the REIT.

     Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “qualified trusts.”

•	A REIT is a pension held REIT if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by a qualified trust shall be treated, for purposes of the 5/50 rule, as owned by the beneficiaries of the trust, rather than by the trust itself; and

•	either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

     The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:

•	the gross income from the unrelated business earned by the REIT, less direct expenses relating to this gross income, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

•	the total gross income of the REIT less direct expenses relating to this gross income.

•	A de minimis exception applies where the percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in our articles of incorporation, we do not expect to be classified as a pension-held REIT but there can be no assurance that this will always be the case.

Taxation of Non-United States Stockholders

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders (non-United States stockholders) are complex and no attempt will be made herein to provide more than a summary of such rules.

     Prospective non-United States stockholders should consult their tax advisors to determine the impact of foreign, federal, state and local tax laws with regard to an investment in our common stock and of our election to be taxed as a REIT including any reporting requirements.

     Distributions to non-United States stockholders that are not attributable to gain from sales or exchanges by us of United States real property interests and are not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the non-United States stockholder’s conduct of a United States trade or business, the non-United States stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as United States stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a non-United States stockholder that is a corporation). We expect to withhold United States income tax at the rate of 30% on the gross amount of any distributions made to a non-United States stockholder unless (1) a lower treaty rate applies and any required form, such as Form W-8BEN, evidencing eligibility for that reduced rate is filed by the non-United States stockholder with us or (2) the non-United States stockholder files a Form W-8ECI with us claiming that the distribution is effectively connected income.

     Any portion of the dividends paid to non-United States stockholders that is treated as excess inclusion income from a real estate mortgage investment conduit will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. In addition, if Treasury Regulations are issued allocating our excess inclusion income from non-real estate mortgage investment conduits among our stockholders, some percentage of our dividends would not be eligible for exemption from the 30% withholding tax or a reduced treaty withholding tax rate in the hands of non-United States stockholders.

     Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-United States stockholder’s stock, such distributions will give rise to tax liability if the non-United States stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. We are also required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits.

     For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges of a United States real property interest, which includes certain interests in real property, but generally does not include mortgage loans, will be taxed to a non-United States stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (FIRPTA). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a non-United States stockholder as if such gain were effectively connected with a United States business. Non-United States stockholders thus would be taxed at the normal capital gain rates applicable to United States stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-United States corporate stockholder. We are required to withhold 35% of any distribution that is or can be designated by us as a United States real property capital gains dividend. The amount withheld is creditable against the non-United States stockholder’s FIRPTA tax liability.

     Gain recognized by a non-United States stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a domestically controlled REIT, which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-United States persons. Because our stock is publicly traded, no assurance can be given that we are or will remain a domestically controlled REIT. In addition, a non-United States stockholder that owns, actually or constructively, 5% or less of a class of our stock throughout a specified testing period will not recognize taxable gain on the sale of his stock under FIRPTA if the shares are traded on an established common stock market.

     Gain not subject to FIRPTA will be taxable to a non-United States stockholder if (1) the non-United States stockholder’s investment in the stock is effectively connected with a United States trade or business, in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to such gain or (2) the non-United States stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. If the gain on the sale of the stock were to be subject to taxation under FIRPTA, the non-United States stockholder would be subject to the same treatment as United States stockholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-United States corporations). A similar rule will apply to capital gain dividends to which FIRPTA does not apply.

Withholding Tax and Information Reporting on Disposition of REIT Stock

     The payment of proceeds from the disposition of common stock to or through a United States office of a broker will be subject to information reporting and backup withholding, unless the beneficial owner furnishes to the broker the appropriate documentation upon which the beneficial owner certifies, under penalties of perjury, among other things, its status as a non-United States stockholder or otherwise establishes an exemption and provided the broker does not have actual knowledge or reason to know that the beneficial owner is a United States stockholder.

     The payment of proceeds from the disposition of common stock to or through a non-United States office of a broker generally will not be subject to backup withholding and information reporting, except as noted below.

     In the case of proceeds from a disposition of common stock paid to or through a non-United States office of a broker that is:

•	a United States person;

•	a controlled foreign corporation for U.S. federal income tax purposes; or

•	a foreign person 50% or more of whose gross income from a specified period is effectively connected with a United States trade or business.

     Information reporting, but not backup withholding, will apply unless the broker has documentary evidence in its files that the owner is a non-United States stockholder and other conditions are satisfied, or the beneficial owner otherwise establishes an exemption, and the broker has no actual knowledge to the contrary.

     The sale of common stock outside of the United States through a non-United States broker will also be subject to information reporting if the broker is a foreign partnership and at any time during its tax year:

•	one or more of its partners are United States persons, as defined for U.S. federal income tax purposes, who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•	the foreign partnership is engaged in a United States trade or business.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-United States stockholder can be refunded or credited against the non-United States stockholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

     Each prospective holder of common stock should consult that holder’s own tax adviser with respect to the information and backup withholding requirements.

Possible Legislative or Other Actions Affecting REITs

     The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the United States Treasury Department. Changes to the tax law, which may have retroactive application, could adversely affect us and our investors. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax law applicable to us or our investors will be changed.

Proposed Federal Income Legislation

     Recently, legislation was introduced in the United States House of Representatives and Senate that would amend certain rules relating to REITs. As of the date of this prospectus, this proposed legislation has not been enacted into law. The proposed legislation would, among other things, include the following changes:

•	Under the current REIT provisions of the Internal Revenue Code, we generally may not own more than 10% by vote or value of any one issuer’s securities (other than securities of one or more taxable REIT subsidiaries or securities that constitute real estate assets under the REIT provisions of the Internal Revenue Code). If we fail to meet this test at the end of any quarter and such failure is not cured within 30 days, we would fail to qualify as a REIT. Under the proposal, after the 30 day cure period, a REIT could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000. For violations due to reasonable cause that are larger than this amount, the proposed legislation would permit the REIT to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

•	The proposed legislation also would change the formula for calculating the tax imposed for violations of the 75% and 95% gross income tests and would make certain changes to the requirements for availability of the applicable relief provisions for failure to meet such tests.

•	The proposed legislation would clarify a rule regarding our ability to enter into leases with our taxable REIT subsidiaries.

•	Under the current REIT provisions of the Internal Revenue Code, amounts received by a REIT for services that are customarily furnished or rendered in connection with the rental of real property and provided by a taxable REIT subsidiary are excluded from treatment as redetermined rents and therefore avoid a 100% penalty tax. The proposed legislation would eliminate this exclusion.

     The foregoing is a non-exhaustive list of changes that would be made by the proposed legislation. The provisions contained in this proposed legislation relating to our ability to enter into leases with our taxable REIT subsidiaries would apply to taxable years ending after December 31, 2000, and the remaining provisions described above generally would apply to taxable years beginning after the date the proposed legislation is enacted. As of the date of this prospectus, it is not possible to predict with any certainty whether the proposed legislation discussed above will be enacted in its current form.

State, Local and Foreign Taxation

     We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences summarized above. In addition, your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences summarized above. You should consult your tax Advisor regarding the effect of state, local and foreign tax laws on an investment in our common stock.

ERISA CONSIDERATIONS

     The following is a summary of material considerations arising under ERISA and the prohibited transaction provisions of Section 4975 of the Internal Revenue Code that may be relevant to prospective investors. This discussion does not purport to deal with all aspects of ERISA or the Internal Revenue Code that may be relevant to particular investors in light of their particular circumstances.

     A PROSPECTIVE INVESTOR THAT IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO ERISA, A TAX-QUALIFIED RETIREMENT PLAN, AN IRA, OR A GOVERNMENTAL, CHURCH, OR OTHER PLAN THAT IS EXEMPT FROM ERISA IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER APPLICABLE PROVISIONS OF ERISA, THE INTERNAL REVENUE CODE, AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, OR SALE OF THE SHARES BY SUCH PLAN OR IRA.

Fiduciary Duties and Prohibited Transactions

     In considering an investment in our common stock, a fiduciary of a profit-sharing, pension, stock bonus plan, or individual retirement account (IRA), including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the prohibited transaction provisions of ERISA and/or the Internal Revenue Code or the fiduciary responsibility provisions of ERISA, should consider (1) whether the ownership of our common stock is in accordance with the documents and instruments governing such plan; (2) whether the ownership of our common stock is consistent with the fiduciary’s responsibilities and satisfies the requirements of Part 4 of Subtitle B of Title I of ERISA (where applicable) and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA; (3) ERISA’s prohibitions on improper delegation of control over, or responsibility for, plan assets and ERISA’s imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach of duty by another fiduciary; (4) the need to value the assets of the ERISA plan annually; and (5) whether the acquisition, holding or transfer of the common stock will constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code.

     In addition to the imposition of fiduciary standards, ERISA and Section 4975 of the Internal Revenue Code prohibit a wide range of transactions between an ERISA Plan, an IRA, or certain other plans (collectively, a “Plan”) and persons who have certain specified relationships to the Plan (“parties in interest” within the meaning of ERISA and “disqualified persons” within the meaning of the Internal Revenue Code). Thus, a Plan fiduciary or person making an investment decision for a Plan also should consider whether the acquisition or the continued holding of the shares might constitute or give rise to a direct or indirect prohibited transaction.

Plan Assets

     The prohibited transaction rules of ERISA and the Internal Revenue Code apply to transactions with a Plan and also to transactions with the “plan assets” of the Plan. The “plan assets” of a Plan include the Plan’s interest in an entity in which the Plan invests and, in certain circumstances, the assets of the entity in which the Plan holds such interest. The term “plan assets” is not specifically defined in ERISA or the Internal Revenue Code, nor, as of the date hereof, has it been interpreted definitively by the courts in litigation. On November 13, 1986, the United States Department of Labor, the governmental agency primarily responsible for administering ERISA, adopted a final regulation (the “DOL Regulation”) setting out the standards it will apply in determining whether an equity investment in an entity will cause the assets of such entity to constitute “plan assets.” The DOL Regulation applies for purposes of both ERISA and Section 4975 of the Internal Revenue Code.

     Under the DOL Regulation, if a Plan acquires an equity interest in an entity, which equity interest is not a “publicly-offered security,” the Plan’s assets generally would include both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulation defines a publicly-offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred). The shares are being sold in an offering registered under the Securities Act and have been registered under Section 12(g) of the Exchange Act.

     The DOL Regulation provides that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a class of securities will not fail to be “widely held” solely because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. The shares are “widely held.”

     The DOL Regulation provides that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. The DOL Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not affect, alone or in combination, the finding that such securities are freely transferable. The Company believes that the restrictions imposed under the Articles of Incorporation on the transfer of the common stock are limited to restrictions on transfer generally permitted under the DOL Regulation and are not likely to result in the failure of the common stock to be “freely transferable.” See “Description of Capital Stock—Common Stock.” The DOL Regulation only establishes a presumption in favor of a finding of free transferability and, therefore, no assurance can be given that the Department of Labor and the U.S. Treasury Department would not reach a contrary conclusion with respect to the common stock.

     Assuming that the shares continue to be “widely held” and will be “freely transferable,” the Company believes that the shares will be publicly-offered securities for purposes of the DOL Regulation and that the assets of the Company will not be deemed to be “plan assets” of any Plan that invests in the shares.

     Fiduciaries of ERISA plans and IRAs should consult with and rely upon their own advisors in evaluating the consequences under the fiduciary responsibility and prohibited transaction provisions of ERISA and the Internal Revenue Code of an investment in common stock in light of their own circumstances.

DESCRIPTION OF CAPITAL STOCK

     The following summary highlights selected material information about our capital stock, as described in our articles of incorporation and bylaws. You should refer to our articles of incorporation and our bylaws for a full description. Copies of our articles of incorporation and our bylaws are filed as exhibits to the registration statement of which this prospectus is a part. You can also obtain copies of our articles of incorporation and our bylaws and every other exhibit to our registration statement. Please see “Where You Can Find More Information about Desert Capital REIT, Inc.”

General

     Our articles of incorporation provides that we may issue up to 100,000,000 shares of our common stock, $0.01 par value per share, and 15,000,000 shares of our preferred stock, $0.01 par value per share. As of December 31, 2003, we had 20,000 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding. These 20,000 shares were purchased by our Advisor, who may not sell this initial investment while our Advisor remains our Advisor, but may transfer the shares to any of its affiliates. As of December 31, 2003, we had one record holder of our common stock.

     Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

     According to the legal opinion we have received from Locke Liddell & Sapp LLP, all shares of our common stock offered hereby will be duly authorized and, upon receipt by us of the full consideration therefore, will be validly issued, fully paid and non-assessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our articles of incorporation regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized and declared by our board of directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

     Subject to the provisions of our articles of incorporation regarding the restrictions on ownership and transfer of stock and the terms of any other class or series of our stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of our stock, the holders of such shares of our common stock possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of our common stock elect all of the directors then standing for election and the holders of the remaining shares are not able to elect any of our directors.

     Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, or redemption and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our articles of incorporation regarding the restrictions on ownership transfer of stock, shares of our common stock have equal dividend, liquidation and other rights.

     Under the Maryland General Corporation Law, or MGCL, a Maryland corporation generally cannot dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not fewer than a majority of all of the votes entitled to be cast by the stockholders on the matter) is set forth in the corporation’s articles of incorporation. Our articles of incorporation provide that any such action shall be effective and valid if taken or authorized by our stockholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

     Our articles of incorporation authorize our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of our stock, to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

     Our articles of incorporation authorize our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by our board of directors. Prior to issuance of shares of each class or series of preferred stock, our board is required by the MGCL and our charter to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for holders of our common stock or otherwise be in their best interest. As of the closing of the offering, no shares of our preferred stock will be outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Our Common Stock and Preferred Stock

     We believe that the power of our board of directors to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Transfer Restrictions

     Our articles of incorporation, subject to certain exceptions, contain certain restrictions on the number of shares of our stock that a person may own. Our articles of incorporation contain a stock ownership limit which will prohibit any person from acquiring or holding, directly or indirectly, shares of stock in excess of 9.8% of the lesser of the total number or value of any class of our stock. Our board of directors, in its sole discretion, may exempt a person from the stock ownership limit. However, our board of directors may not grant such an exemption to any person whose ownership, direct or indirect, of in excess of 9.8% of the lesser of the number or value of the outstanding shares of our stock would result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in us failing to qualify as a REIT. The person seeking an exemption must represent to the satisfaction of our board of directors that it will not violate the aforementioned restriction. The person also must agree that any violation or attempted violation of any of the foregoing restriction will result in the automatic transfer of the shares of stock causing such violation to the trust (as defined below). Our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of directors in its sole discretion, in order to determine or ensure our status as a REIT.

     Our articles of incorporation further prohibit:

•	any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons.

     Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our stock that resulted in a transfer of shares to the trust in the manner described below, will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on us.

     If any transfer of shares of our stock occurs which, if effective, would result in any person beneficially or constructively owning shares of our stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of our stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the prohibited owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares of stock held in the trust shall be issued and outstanding shares of our stock. The prohibited owner shall not benefit economically from ownership of any shares of stock held in the trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to the discovery by us that shares of stock have been transferred to the trustee shall be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Any dividend or distribution so paid to the trustee shall be held in trust for the charitable beneficiary. The prohibited owner shall have no voting rights with respect to shares of stock held in the trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion):

•	to rescind as void any vote cast by a prohibited owner prior to the discovery by us that such shares have been transferred to the trust; and

•	to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote.

     Within 20 days after receiving notice from us that shares of our stock have been transferred to the trust, the trustee shall sell the shares of stock held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate any of the ownership limitations set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner shall receive the lesser of:

•	the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the market price, as defined in our charter, of such shares on the day of the event causing the shares to be held in the trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the trust, in each case reduced by the costs incurred to enforce the ownership limits as to the shares in question. Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid immediately to the charitable beneficiary.

     If, prior to the discovery by us that shares of our stock have been transferred to the trust, such shares are sold by a prohibited owner, then:

•	such shares shall be deemed to have been sold on behalf of the trust; and

•	to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the trustee upon demand.

     In addition, shares of our stock held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift); and

•	the market price on the date we, or our designee, accept such offer.

We shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner.

     All certificates representing shares of our common stock and preferred stock, if issued, will bear a legend referring to the restrictions described above.

     Every owner of more than 1% (or such lower percentage as required by the Internal Revenue Code or the related regulations) of all classes or series of our stock, including shares of our common stock, within 30 days after the end of each fiscal year, shall be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and our status under the DOL plan asset regulations and to ensure compliance with the stock ownership limits. In addition, each stockholder shall upon demand be required to provide to us such information as we may reasonably request in order to determine our status as a REIT and our status under the DOL plan asset regulations and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance. We may request such information after every sale, disposition or transfer of our common stock prior to the date a registration statement for such stock becomes effective.

     These ownership limits could delay, defer or prevent a change in control or other transaction of us that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Phoenix American Financial Services. Their mailing address is 2401 Kerner Boulevard, San Rafael, CA 94901-5529, Attention: Stockholder Relations. Their telephone number is 415-485-4737.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR
ARTICLES OF INCORPORATION AND BYLAWS

     The following summary highlights selected material provisions of Maryland law and our articles of incorporation and bylaws and may not contain all of the information that is important to you. You should refer to Maryland law, including the MGCL, and to our articles of incorporation and our bylaws for a full description. Copies of our articles of incorporation and our bylaws are filed as exhibits to the registration statement of which this prospectus is a part. You can also obtain copies of our articles of incorporation and our bylaws and every other exhibit to our registration statement. Please see “Where You Can Find More Information about Desert Capital REIT, Inc.”

Board of Directors

     At or before the first meeting of our board of directors, our articles of incorporation will be reviewed and ratified by a majority of our directors including the independent directors. Our bylaws provide that the number of directors may be established, increased or decreased by our board of directors but may not be fewer than three nor more than 15. Any vacancy on our board may be filled only by a majority of the remaining directors, even if such a majority constitutes fewer than a quorum. Our articles of incorporation provide that a majority of our board of directors must be independent directors.

     Holders of shares of our common stock will not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of the successors of the directors.

Removal of Directors

     Our articles of incorporation provide that a director may be removed only for cause (as defined in our articles of incorporation) and only by the affirmative vote of a majority of the votes entitled to be cast by our stockholders generally in the election of our directors. This provision of our articles of incorporation will preclude stockholders from removing incumbent directors except upon the existence of cause for removal and an affirmative vote. Also, our election in our bylaws to be subject to certain provisions of Maryland law which vest in our board of directors the exclusive right to fill vacancies on our board will prevent stockholders, even if they are successful in removing incumbent directors, from filling the vacancies created by such removal with their own nominees.

Limitation of Liability and Indemnification

     The MGCL permits a Maryland corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services, or

•	active and deliberate dishonesty established by a final judgment as being material to the cause of action.

     Section 10.1 of our articles of incorporation contain such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

     Our articles of incorporation and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a director or officer of our company, or while a director or officer of our company is or was serving, at our request, as a director, officer, agent, partner or trustee of another corporation, partnership, joint venture, limited liability company, trust, REIT, employee benefit plan or other enterprise. To the maximum extent permitted by Maryland law, the indemnification provided for in our articles of incorporation and bylaws shall include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding.

     The MGCL requires a corporation (unless its articles of incorporation provides otherwise, which our articles of incorporation do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and

•	a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Business Combinations

     Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any “interested stockholder” or any affiliate of an interested stockholder are prohibited for five years after the most recent date on which a person or entity becomes an interested stockholder. An interested stockholder is any person or entity who beneficially owns 10% or more of the voting power of the corporation’s shares, or any affiliate of such a person or entity, or any person or entity that was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation at any time within the two-year period prior to the date in question, or any affiliate of such a person or entity. After the five-year period has elapsed, any such business combination must be recommended by our board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder.

     Section 15.10 of our articles of incorporation exempts the company from the provisions of the MGCL relating to business combinations with interested stockholders or affiliates of interested stockholders. However, our articles of incorporation can be amended.

Control Share Acquisitions

     The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share” acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more, but less than one-third;

•	one-third or more, but less than a majority; or

•	a majority or more of all voting power.

     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply:

•	to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or

•	to acquisitions approved or exempted by our charter or bylaws of the corporation.

     Section 15.8 of our articles of incorporation exempts from the control share acquisition statute any and all acquisitions by any person of our shares of stock. We cannot assure you that such provision will not be amended or eliminated at any time in the future.

Amendment to our Articles of Incorporation

     Except as provided below, our articles of incorporation, including provisions regarding the removal of directors, may be amended only if approved by our stockholders by the affirmative vote of not fewer than a majority of all of the votes entitled to be cast on the matter.

Dissolution

     Our dissolution must be approved by our stockholders by the affirmative vote of not fewer than a majority of all of the votes entitled to be cast on the matter.

     Meetings of Stockholders; Advance Notice of Director Nominations and New Business

     Annual Meetings. We will have an annual meeting of stockholders for the purpose of electing directors and conducting other business that properly comes before the meeting. Our bylaws provide that with respect to an annual meeting of stockholders, director nominations and stockholder proposals may be made only:

•	pursuant to our notice of the meeting;

•	at the direction of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

     For nominations or other proposals to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice in writing to our corporate secretary and any such proposal must otherwise be a proper matter for stockholder action.

     To be timely, a stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting; except that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which we first make a public announcement of the date of such meeting.

     A stockholder’s notice must set forth:

•	as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A of the Exchange Act, including such person’s written consent to be named as a nominee and serving as a director if elected;

•	as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and of any such stockholder’s affiliates and of any person who is the beneficial owner, if any, of such stock; and

•	as to the stockholder giving notice and each beneficial owner, if any, of such stock, the name and address of such stockholder, as they appear on the company’s stock ownership records, and the name and address of each beneficial owner of such stock, and the class and number of shares of stock of the company which are owned of record or beneficially by each such person.

     Special Meetings. Special meetings of our stockholders may be called only by our president or by our board of directors, unless otherwise required by law. Special meetings of our stockholders shall also be called by our secretary upon the written request of stockholders entitled to cast at least a 10% of all votes entitled to be cast at such meeting. The date, time and place of any special meetings will be set by our board. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Articles of Incorporation and Bylaws

     If the applicable provisions in our articles of incorporation exempting us from the business combination provisions and the control share acquisition provisions of the MGCL are rescinded, the business combination provisions and the control share acquisition provisions of the MGCL, the provisions of our articles of incorporation on removal of directors and the advance notice provisions of our bylaws and certain other provisions of our articles of incorporation and bylaws and the MGCL could delay, defer or prevent a change in control of us or other transactions that might involve a premium price for holders of our common stock or otherwise be in their best interest.

PRINCIPAL STOCKHOLDERS

     The following table presents information known to us regarding the beneficial ownership of our common stock. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns (of record or beneficially);

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

     Except as otherwise noted, information is given as of December 30, 2003 on an actual basis and as adjusted to reflect the sale of our common stock in this offering. The table presents information regarding:

•	each of our named executive officers;

•	each director of our company;

•	all of our directors and executive officers as a group; and

•	each stockholder known to us to own beneficially more than 5% of our common stock.

     Except as otherwise noted, the beneficial owners named in the following table have sole voting and investment power with respect to all shares of our common stock shown throughout as beneficially owned by them, subject to community property laws, where applicable.

	Beneficial ownership		Beneficial ownership
	before offering		after offering
	Number	Percent (1)	Number	Percent (1)
Five Percent or More Stockholders
Burton Management Company, Ltd.	20,000	100%	20,000	*
2357 Renaissance Drive, Suite A Las Vegas, Nevada 89119
Directors, Director Nominees and Officers (2)
Todd B. Parriott	—	*	—	*
Robert M. Beville	—	*	—	*
G. Steven Dawson	—	*	—	*
James L. George	—	*	—	*
Bryan L. Goolsby	—	*	—	*
Tom Gustafson	—	*	—	*
Erin Linnemeyer	—	*	—	*

All directors and executive officers as a group (7 persons)		0.0%		0.0%

*	Holdings represent less than 1% of all shares outstanding.

(1)	Assumes that the listed person does not sell any shares of our common stock prior to the completion of this offering. Calculated using 20,000 shares of our common stock outstanding as of December 30, 2003 plus the 20,000,000 shares to be issued by us in this offering.

(2)	The address of each of our officers and directors is c/o Desert Capital REIT, Inc., 2357 Renaissance Drive, Suite A, Las Vegas, Nevada 89119.

THE OFFERING

General

     We are offering a minimum of 250,000 shares ($2,500,000) and a maximum of 22,000,000 shares ($220,000,000) at a purchase price of $10.00 per share. Included in the shares of common stock being offered, we have registered 2,000,000 shares ($20,000,000) available to stockholders purchasing shares in this offering who elect to participate in our reinvestment plan and who receive a copy of this prospectus or a separate prospectus for the reinvestment plan. Prior to the conclusion of this offering, if any of the 2,000,000 shares remain after meeting anticipated obligations under the reinvestment plan, we may decide to sell a portion of those shares in this offering. Any participation in our reinvestment plan by a person who becomes a stockholder otherwise than by participating in this offering will require solicitation under this prospectus or a separate prospectus. See “Summary of Reinvestment Plan.” Our board of directors may determine to engage in future offerings of common stock of up to the number of unissued authorized shares of common stock available following termination of this offering.

     A minimum investment of 250 shares ($2,500) is required, except for Texas investors who must make a minimum investment of 100 shares ($1,000). IRAs, Keogh plans, and pension plans must make a minimum investment of at least 100 shares ($1,000), except for Nevada investors who must make a minimum investment of 200 shares ($2,000). Any investor who makes the required minimum investment may purchase additional shares in increments of one share.

Plan of Distribution

     The offering is being managed by the dealer-manager. The dealer-manager was formed in 2003 and our offering is the first offering it has managed. Todd Parriott, the promoter of Desert Capital REIT, Inc., is also the sole stockholder of the dealer-manager and serves as its president, treasurer and one of its directors. The principal business function of the dealer-manager is to sell the shares in our offering.

     Shares of common stock are being offered to the public on a “best efforts” basis (which means that no one is guaranteeing that any minimum amount will be sold) through the dealer-manager, who is a member of the NASD. The dealer-manager reserves the authority to retain broker-dealers that are members of the NASD or other persons or entities exempt from broker-dealer registration (the “soliciting dealers”). The dealer-manager will use its best efforts during the offering period to find eligible persons who desire to subscribe for the purchase of the common stock from the Company. Erin Linnemeyer is an affiliate and licensed principal of the dealer-manager, and the Advisor is an affiliate of the dealer-manager.

     Prior to a subscriber’s admission to our company as a stockholder, funds paid by such subscriber will be deposited in an interest-bearing escrow account with Premier Trust of Nevada, as escrow agent if such subscription is made prior to the sale of the minimum number of shares, or be held by our transfer agent if the subscription is made after the minimum number of shares has been sold. Stockholders are not entitled to interest earned on our funds or to receive interest on their invested capital. See “The Offering—Escrow Arrangements” below.

     We will pay the dealer-manager an aggregate of up to 6.5% of the gross proceeds as selling commissions. The dealer-manager may reallow fees of up to 6% to the soliciting dealers with respect to shares of common stock sold by them. In addition, we will pay the dealer-manager for actual expenses incurred in connection with the due diligence of our company and this offering and such reimbursement will be reallowed to the soliciting dealers who incurred such expenses following submission of invoices supporting such expenses, up to 0.5% of the gross proceeds. We will also pay to the dealer-manager marketing support fees of 2.5% of gross proceeds. All or a portion of this fee will be reallowed to any soliciting dealer which enters into an addendum to any participating broker agreement with the dealer-manager. Generally, the dealer-manager will not reallow any portion of the marketing support fee to soliciting dealers unless they have a prescribed minimum annual sales volume of shares of our common stock and they agree to provide one or more of the following services: (1) provide internal marketing support personnel and marketing communications vehicles to assist the dealer-manager in promoting the Company; (2) respond to investors’ inquiries concerning monthly statements, valuations, distributions rates, tax information, annual reports, reinvestment and redemption rights and procedures, the financial status of the Company and the real estate markets in which the Company has invested; (3) assist investors with reinvestments; and/or (4) provide other services required by investors from time to time and maintain the technology necessary to adequately service investors. Selling commissions and the marketing support fee will not be paid in connection with shares purchased pursuant to our Reinvestment Plan. See “Summary of Reinvestment Plan.”

     Soliciting dealers that have a contractual arrangement with their clients for the payment of fees on terms that are inconsistent with the acceptance of all or a portion of the selling commissions and the marketing support fee may elect not to accept all or a portion of their compensation in the form of selling commissions and the reallowance of the marketing support fee offered by us for shares that they sell. In that event, such shares shall be sold to the investor net of the applicable commissions and any marketing support fee. We have no actual knowledge of any such contractual arrangements because no soliciting dealers have been identified.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the dealer-manager by us.

		Total, assuming offering of	Total, assuming offering of
	Per Share	$2,500,000	$200,000,000
Sales Commissions	$0.65	$162,500	$13,000,000
Marketing Support Fee	$0.25	$62,500	$5,000,000

     In addition to the fees set forth in the above table, we will reimburse the dealer-manager for bona fide due diligence expenses, up to .5% of the gross offering proceeds.

     The dealer-manager is aware that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the dealer-manager and its affiliates.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, persons engaged in the distribution of the shares may be limited in their ability to engage in market activities with respect to such shares. In addition, the dealer-manager will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock.

Other Compensation

     The total amount of dealer-manager compensation, including commissions, paid in connection with the offering will not exceed 10% of gross proceeds, plus an additional 0.5% of gross proceeds for reimbursement of bona fide due diligence expenses. Dealer-manager compensation includes selling commissions, marketing support fees, wholesaling compensation and expense reimbursements, and expenses relating to sales seminars.

     The dealer-manager and the soliciting dealers severally will indemnify the Company and its officers and directors, the Advisor and its officers and directors and their affiliates, against certain liabilities, including liabilities under the Securities Act.

Subscription Procedures

Procedures Applicable To All Subscriptions

     In order to purchase shares, the subscriber must complete and execute the subscription agreement. Any subscription for shares must be accompanied by cash or check payable to “Premier Trust of Nevada, Escrow Agent” if the subscription is made prior to our having sold the minimum offering, or payable to Desert Capital REIT, Inc. if the subscription is made after the minimum number of shares has been sold, in the amount of $10.00 per share. See also “The Offering — Escrow Arrangements” below. Subscriptions will be effective only upon their acceptance by us, and we reserve the right to reject any subscription in whole or in part. Subscription proceeds will be held in escrow for the benefit of investors until such time as the investors are admitted as stockholders of our company. See “The Offering — Escrow Arrangements” below. Certain soliciting dealers who have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks for shares for which they have subscribed payable directly to the soliciting dealer. In such case, the soliciting dealer will issue a check made payable to the order of the escrow agent or the Company, as the case may be, for the aggregate amount of the subscription proceeds.

     Each subscription will be accepted or rejected by us within seven days after its receipt, and no sale of shares shall be completed until at least five business days after the date on which the subscriber receives a copy of this prospectus. If a subscription is rejected, the funds will be returned to the subscriber within ten business days after the date of such rejection, without interest and without deduction. A form of the subscription agreement is set forth as Appendix B to this prospectus. The subscription price of each share is payable in full upon execution of the subscription agreement. A subscriber whose subscription is accepted shall be sent a confirmation of his or her purchase.

     The dealer-manager and each soliciting dealer who sells shares on behalf of us have the responsibility to make every reasonable effort to determine that the purchase of shares is appropriate for an investor and that the requisite suitability standards are met. See “Suitability Standards and How to Subscribe—Suitability Standards.” In making this determination, the dealer-manager of the soliciting dealers will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information. Each investor should be aware that determining suitability is the responsibility of the soliciting dealer.

     The dealer-manager and each soliciting dealer shall maintain records of the information used to determine that an investment in the shares is suitable and appropriate for an investor. The dealer-manager and each soliciting dealer shall maintain these records for at least six years.

     Subscribers will generally be admitted as stockholders on the day of acceptance of their subscriptions.

Procedures Applicable To Non-Telephonic Orders

     Each soliciting dealer receiving a subscriber’s check made payable solely to the escrow agent (where, pursuant to such soliciting dealer’s internal supervisory procedures, internal supervisory review must be conducted at the same location at which subscription documents and checks are received from subscribers), will deliver such checks to the dealer-manager no later than the close of business of the first business day after receipt of the subscription documents by the soliciting dealer except that, in any case in which the soliciting dealer maintains a branch office, and, pursuant to a soliciting dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, the branch office shall transmit the subscription documents and check to the soliciting dealer conducting such internal supervisory review by the close of business on the first business day following their receipt by the branch office and the soliciting dealer shall review the subscription documents and subscriber’s check to ensure their proper execution and form and, if they are acceptable, transmit the check to the dealer-manager by the close of business on the first business day after the check is received by the soliciting dealer. The dealer-manager will transmit the check to the escrow agent by no later than the close of business on the first business day after the check is received from the soliciting dealer.

Procedures Applicable To Telephonic Orders

     Certain soliciting dealers may permit investors to subscribe for shares by telephonic order to the soliciting dealer. There are no additional fees associated with telephonic orders. Subscribers who wish to subscribe for shares by telephonic order to the soliciting dealer may complete the telephonic order either by delivering a check in the amount necessary to purchase the shares to be covered by the subscription agreement to the soliciting dealer or by authorizing the soliciting dealer to pay the purchase price for the shares to be covered by the subscription agreement from funds available in an account maintained by the soliciting dealer on behalf of the subscriber. A subscriber must specifically authorize the registered representative and branch manager to execute the subscription agreement on behalf of the subscriber and must already have made or have agreed to make payment for the shares covered by the subscription agreement.

     To the extent that customers of any soliciting dealer wish to subscribe and pay for shares with funds held by or to be deposited with those firms, then such firms shall, subject to Rule 15c2-4(a) promulgated under the Exchange Act, either (1) upon receipt of an executed subscription agreement or direction to execute a subscription agreement on behalf of a customer, to forward the offering price for the shares covered by the subscription agreement on or before the close of business of the first business day following receipt or execution of a subscription agreement by such firms to the dealer-manager (except that, in any case in which the soliciting dealer maintains a branch office, and, pursuant to a soliciting dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, the branch office shall transmit the subscription documents and subscriber’s check to the soliciting dealer conducting such internal supervisory review by the close of business on the first business day following their receipt by the branch office and the soliciting dealer shall review the subscription documents and subscriber’s check to ensure their proper execution and form and, if they are acceptable, transmit the check to the dealer-manager by the close of business on the first business day after the check is received by the soliciting dealer); or (2) to solicit indications of interest in which event (a) such soliciting dealers must subsequently contact the customer indicating interest to confirm the interest and give instructions to execute and return a subscription agreement or to receive authorization to execute the subscription agreement on the customer’s behalf, (b) such soliciting dealers must mail acknowledgments of receipt of orders to each customer confirming interest on the business day following such confirmation, (c) such soliciting dealers must debit accounts of such customers on the fifth business day (the “debit date”) following receipt of the confirmation referred to in (a), and (d) such soliciting dealers must forward funds to the dealer-manager in accordance with the procedures and on the schedule set forth in clause (1) of this sentence. If the procedure in clause (2) is adopted, subscribers’ funds are not required to be in their accounts until the debit date. The dealer-manager will transmit the check to the escrow agent if such subscription is made prior to the sale of the minimum number or shares, or to our transfer agent if the subscription is made after the minimum number of shares has been sold by no later than the close of business on the first business day after the check is received from the soliciting dealer.

     Investors, however, who are residents of Arizona, California, Florida, Iowa, Maine, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, New Mexico, North Carolina, Ohio, Oregon, South Dakota, Tennessee or Washington must complete and sign the subscription agreement in order to subscribe for shares and, therefore, may not subscribe for shares by telephone. Representatives of soliciting dealers who accept telephonic orders will execute the subscription agreement on behalf of investors who place such orders. All investors who telephonically subscribe for shares will receive, with confirmation of their subscription, a second copy of the prospectus.

     Residents of Oklahoma and Texas who telephonically subscribe for shares will have the right to rescind such subscriptions within ten days from receipt of the confirmation. Such investors who do not rescind their subscriptions within such ten-day period shall be deemed to have assented to all of the terms and conditions of the subscription agreement.

Additional Subscription Procedures

     Investors who have questions or who wish to place orders for shares by telephone or to participate in the reinvestment plan should contact their soliciting dealer. Certain soliciting dealers do not permit telephonic subscriptions or participation in the reinvestment plan. See “Summary of Reinvestment Plan.” The form of subscription agreement for certain soliciting dealers who do not permit telephonic subscriptions or participation in the reinvestment plan differs slightly from the form attached hereto as Appendix B, primarily in that it will eliminate one or both of these options.

Escrow Arrangements

     The escrow agreement between us and the escrow agent provides that escrowed funds will be invested by the bank in bank accounts, including interest-bearing savings accounts and bank money market accounts, in short-term certificates of deposit issued by a bank, or in short-term securities directly or indirectly issued or guaranteed by the United States government. After the minimum offering has been sold, such subscription funds will be released to us upon request following the admission of a stockholder to our company.

     The interest, if any, earned on subscription proceeds will be payable to subscribers only if the minimum number of shares are not sold in the offering and the offering is terminated. Otherwise, any interest earned will become property of the company.

Determination of the Offering Price

     The offering price per share was determined by us in our sole discretion based upon the price which we believe investors would pay for the shares, the fees to be paid to our Advisor and its affiliates, as well as estimated fees to third parties, the expenses of this offering and the funds we believed should be available to invest in mortgage loans and other permitted investments. There is no public market for the shares on which to base market value. In addition, we did not take into account the value of the underlying assets in determining the price per share.

LEGAL MATTERS

     The validity of the shares of our common stock to be sold in this offering and the description of U.S. federal income tax consequences will be passed upon for us by Locke Liddell & Sapp LLP, Dallas Texas.

EXPERTS

     The financial statements as of December 23, 2003 included in this prospectus have been audited by Eide Bailly LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SUPPLEMENTAL SALES MATERIALS

     In addition to this prospectus, we may utilize certain sales material in connection with the offering of the shares, although only when accompanied by or preceded by the delivery of this prospectus. In certain jurisdictions, some or all of such sales material may not be available. This material may include information relating to this offering, property brochures and articles and publications concerning real estate. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material.

     The offering of shares is made only by means of this prospectus. Although the information contained in such sales material will not conflict with any of the information contained in this prospectus, such material does not purport to be complete, and should not be considered a part of this prospectus or the registration statement of which this prospectus is a part, or as incorporated by reference in this prospectus or said registration statement or as forming the basis of the offering of the shares.

WHERE YOU CAN FIND MORE INFORMATION ABOUT
DESERT CAPITAL REIT, INC.

     We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you for free on the SEC’s website at www.sec.gov.

     As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

DEFINITIONS

     “Affiliate” means (i) any person or entity directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with another person or entity; (ii) any person or entity directly or indirectly owning, controlling, or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another person or entity; (iii) any officer, director, partner, or trustee of such person or entity; (iv) any person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other person; and (v) if such other person or entity is an officer, director, partner, or trustee of a person or entity, the person or entity for which such person or entity acts in any such capacity.

     “Average Invested Assets” are for any period, the average of the aggregate book value of our assets invested, directly or indirectly, in equity interests in and loans secured by real estate, before reserves for depreciation or bad debts or other similar non-cash reserves computed by taking the average of such values at the end of each month during any given period.

     “Competitive Real Estate Commission” means a real estate or brokerage commission paid for the purchase or sale of a property which is reasonable, customary and competitive in light of the size, type and location of such property.

     “Independent expert” means a person with no material current or prior business or personal relationship with the Advisor or affiliates who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company.

     “Net income” means our taxable income, including net capital gains, but excluding net capital losses, and before deducting the incentive compensation fee, any net operating loss deductions arising from losses in prior periods and any items the Internal Revenue Code permits to be deducted when calculating taxable income for a REIT.

     “Operating expenses” includes all costs and expenses incurred by the Company, except those borne by the Advisor, including, but not necessarily limited to, (i) issuance and transaction costs associated with the acquisition, disposition and financing of investments; (ii) legal, independent accounting and auditing fees and expenses; (iii) the compensation and expenses of our independent directors; (iv) the costs of printing and mailing proxies and reports to stockholders; (v) costs incurred by employees of our Advisor for travel on behalf of us; (vi) costs associated with any computer software or hardware that is used solely for us; (vii) costs to obtain liability insurance to indemnify our directors and officers, our Advisor and its employees and directors; (viii) the compensation and expenses of our custodian and transfer agent; (ix) all expenses incurred in connection with due diligence; (x) the accumulation of mortgage-related assets; (xi) the raising of capital and incurrence of debt; (xii) the acquisition of assets; (xiii) interest expenses; (xiv) taxes and license fees; (xv) non-cash costs; (xvi) litigation; (xvii) the base and incentive management fee; and (xviii) extraordinary or non-recurring expenses.

     “Ownership Limit” means, with respect to shares of common stock and preferred stock, the percent limitation placed on the ownership of common stock and preferred stock by any one Person (as defined in our Articles of Incorporation). As of the initial date of this Prospectus, the Ownership Limit is 9.8% of the outstanding common and preferred stock.

     “Plan” means ERISA plans, IRAs, or certain other plans.

     “Preferred stock” means any class or series of preferred stock of the Company that may be issued in accordance with the terms of the Articles of Incorporation and applicable law.

     “Qualified plans” means qualified pension, profit-sharing, and stock bonus plans, including Keogh plans and IRAs.

INDEX TO FINANCIAL STATEMENTS

Financial Statements of Desert Capital REIT, Inc.

Independent Auditor’s Report	F-2
Balance Sheet of the Company, as of March 31, 2004 (unaudited) and December 31, 2003	F-3
Notes to Financial Statement of the Company	F-4

INDEPENDENT AUDITOR’S REPORT

The Stockholders and Board of Directors
Desert Capital REIT, Inc. (A Development Stage Company)
Las Vegas, Nevada

We have audited the accompanying balance sheet of Desert Capital REIT, Inc. (a Development Stage Company) as of December 31, 2003. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Desert Capital REIT, Inc. (a Development Stage Company) as of December 31, 2003, in conformity with U.S. generally accepted accounting principles.

The accompanying balance sheet of Desert Capital REIT, Inc. as of March 31, 2004 was not audited by us and, accordingly, we do not express an opinion on it.

/s/ EIDE BAILLY LLP

Aberdeen, South Dakota
June 10, 2004

DESERT CAPITAL REIT, INC. (A Development Stage Company)
BALANCE SHEETS
MARCH 31, 2004 (UNAUDITED) AND DECEMBER 31, 2003

	March 31, 2004	December 31,
	(Unaudited)	2003
ASSETS
Current assets
Cash in bank	$50,922	$182,202

Other assets
Deferred offering costs	545,078	415,778

TOTAL ASSETS	$596,000	$597,980

LIABILITIES AND EQUITY
Current liabilities
Accounts payable — related party	$402,000	$400,000
Accrued expenses	—	3,980

	$402,000	$403,980

Equity
Preferred, 15,000,000 authorized, non outstanding; $0.01, par
Common stock, 115,000,000 authorized, 20,000 issued and outstanding; $0.01, par	200	200
Additional paid in capital	199,800	199,800
Accumulated deficit	(6,000)	(6,000)

	194,000	194,000

TOTAL LIABILITIES AND EQUITY	$596,000	$597,980

See Notes to Financial Statement.

DESERT CAPITAL REIT, INC. (A Development Stage Company)
NOTES TO FINANCIAL STATEMENT
MARCH 31, 2004 (UNAUDITED) AND DECEMBER 31, 2003

NOTE 1 — PRINCIPAL ACTIVITY AND SIGNIFICANT ACCOUNTING POLICIES

Principal Business Activity

Desert Capital REIT, Inc. was organized and incorporated under the laws of the state of Maryland in December 2003. The principal business activity is expected to be the financing of and investment in mortgage assets, including acquisition and development loans, construction loans, commercial property loans and residential loans. The financing will be provided through equity capital and leverage, primarily short-term loans and term loans of less than one year. The Company’s primary activity to date has been the registration of its stock with the Securities and Exchange Commission.

Cash

The company places its temporary excess cash with high quality financial institutions. Such deposits may exceed the FDIC insurance limits.

Organization Expenses

Organization expenses are expensed as incurred.

Income Taxes

The Company will elect to be taxed as a REIT under the Internal Revenue Code. As such, the Company will not be subject to income taxes on taxable income that is distributed to its stockholders. In order to qualify as a REIT, the Company, among other requirements, must distribute at least 90% of the REIT taxable income to its stockholders.

Deferred Offering Costs

The cots attributable to the securities offering will be charged against the proceeds of the offering as a reduction to equity capital. Those costs include legal and accounting fees to prepare the securities filing. The Company will incur fees in selling the securities, which will also be charged against the proceeds of the offering.

NOTE 2 — STOCK

The Company has been initially capitalized by issuing 20,000 shares of its common stock for $200,000.

NOTE 3 — COMMITMENTS AND RELATED PARTIES

The Company intends to contract with Burton Management Company, Ltd., to serve as Advisor for the Company. Burton will oversee the day-to-day operations including asset, liability and capital management. Burton will be compensated based upon the advisory agreement that entitles Burton to a base management fee, incentive compensation and reimbursement of expenses. Burton is currently the sole stockholder of the Company. The president and owner of Burton is also the president and chief executive officer of the Company. The annual base management compensation is 1% of the first $200,000,000 of average invested assets plus 0.8% of the average invested assets in excess of $200,000,000, to be paid quarterly. The incentive compensation is a tiered percentage of the amount of our net income (taxable income) excluding capital losses, before deducting incentive compensation less a threshold return, which is the net income that would produce an annualized return on our average invested assets equal to the 10 year U.S. Treasury rate plus 1.0%. The tiered percentage is the weighted average of 20% of the first $200,000,000 of average invested assets and 10% of the excess over $200,000,000 of average invested assets. The incentive compensation will be calculated quarterly and any positive quarterly incentive amount shall be paid by the Company, along with the base management compensation, within 15 days of receipt of the computations. At the end of the fiscal year, the incentive compensation shall be calculated based upon the net income for the year. If the quarterly payments are less than the annual incentive amount, the Company shall pay the advisor the difference. If the quarterly payments were to exceed the annual incentive compensation, the advisor would refund the excess to the Company, which will reduce the previously recorded incentive fee expense. Should the Company not have sufficient cash available to pay the quarterly or annual amounts, the Company would either borrow sufficient funds or sell assets to meet these contracted obligations.

The Company will also enter into a three year agreement with Consolidated Mortgage, Inc., which will provide for the right of first offer to purchase all residential mortgage and commercial bridge loans originated by Consolidated Mortgage. The officers of the Company were formerly officers with Consolidated Mortgage.

The dealer-manager, CMC Financial Services, Inc., will direct and oversee the sale of the Company’s equity securities. CMC Financial will receive a sales commission and other fees based on the sale of these securities. The dealer-manager is an affiliate of both the Company and Burton, as the president and owner of CMC Financial Services, Inc. is also the president and chief financial officer of the Company.

There have been no fees or commissions incurred to these related entities as of March 31, 2004.

NOTE 4 — SUBSEQUENT EVENTS (Unaudited)

Subsequent to the balance sheet date the Company incurred approximately $173,875 of additional costs associated with the filing of the securities registration. $107,227 of these costs were paid by a related party and will be reimbursed by the Company from the proceeds of the offering. The remaining costs in the amount of $66,648 are still payable.

APPENDIX A

FORM OF REINVESTMENT PLAN

     Desert Capital REIT, Inc., a Maryland corporation (the “Company”), adopted a Reinvestment Plan (the “Reinvestment Plan”) on the terms and conditions set forth below.

     1. Reinvestment of Distributions. Phoenix American Financial Services, Inc., the agent (the “Reinvestment Agent”), for participants (the “Participants”) in the Reinvestment Plan, will receive all cash distributions made by the Company with respect to shares of common stock of the Company (the “Shares”) owned by each Participant, which are subject to the Reinvestment Plan including all Shares acquired by the Reinvestment Agent through the application of such distributions pursuant to the terms of the Reinvestment Plan (collectively, the “Distributions”). The Reinvestment Agent will apply such Distributions as follows:

               (a) At any period during which the Company is making a public offering of Shares, the Reinvestment Agent will invest Distributions in Shares acquired from the managing dealer or participating brokers for the offering at the public offering price per Share.

               (b) If no public offering of Shares is ongoing, the Reinvestment Agent will purchase Shares from any additional shares which the Company elects to register with the Securities and Exchange Commission (the “SEC”) for the Reinvestment Plan, at a per Share price equal to the fair market value of the Shares determined by a review of the outstanding mortgage loans and other permitted investments focusing on a determination of present value by a re-examination of the capitalization rate applied to the stream of payments due under the terms of each Mortgage Loan and other permitted investment. The capitalization rate used by the Company and, as a result, the price per Share paid by Participants in the Reinvestment Plan prior to listing of the Shares on a national exchange or over-the-counter market (“Listing”) will be determined by Burton Management Company, Ltd. (the “Advisor”) in its sole discretion. The factors that the Advisor will use to determine the capitalization rate include (i) its experience in selecting, acquiring and managing assets similar to the Company’s assets; (ii) an examination of the conditions in the market; and (iii) capitalization rates in use by other lenders, to the extent that the Advisor deems such factors appropriate, as well as any other factors that the Advisor deems relevant or appropriate in making its determination. The Company’s internal accountants will then convert the most recent quarterly balance sheet of the Company from a “GAAP” balance sheet to a “fair market value” balance sheet. Based on the “fair market value” balance sheet, the internal accountants will then assume a sale of the Company’s assets and the liquidation of the Company in accordance with its constituent documents and applicable law and compute the appropriate method of distributing the cash available after payment of reasonable liquidation expenses, including closing costs typically associated with the sale of assets and shared by the buyer and seller, and the creation of reasonable reserves to provide for the payment of any contingent liabilities. Upon Listing, the current reinvestment agent may purchase Shares either through such market or directly from the Company pursuant to a registration statement relating to the Reinvestment Plan, in either case at a per Share price equal to the then-prevailing market price on the national securities exchange or over-the-counter market on which the Shares are listed at the date of purchase by the current reinvestment agent. In the event that, after Listing occurs, the current reinvestment agent purchases Shares on a national securities exchange or over-the-counter market through a registered broker-dealer, the amount to be reinvested shall be reduced by any brokerage commissions charged by such registered broker-dealer. In the event that such registered broker-dealer charges reduced brokerage commissions, additional funds in the amount of any such reduction shall be left available for the purchase of Shares.

               (c) For each Participant, the Reinvestment Agent will maintain a record which shall reflect for each fiscal quarter the Distributions received by the Reinvestment Agent on behalf of such Participant. The Reinvestment Agent will use the aggregate amount of Distributions to all Participants for each fiscal quarter to purchase Shares for the Participants. If the aggregate amount of Distributions to Participants exceeds the amount required to purchase all Shares then available for purchase, the Reinvestment Agent will purchase all available Shares and will return all remaining Distributions to the Participants within 30 days after the date such purchase is made. The purchased Shares will be allocated among the Participants based on the portion of the aggregate Distributions received by the Reinvestment Agent on behalf of each Participant, as reflected in the records

APPENDIX A-1

maintained by the Reinvestment Agent. The ownership of the Shares purchased pursuant to the Reinvestment Plan shall be reflected on the books of the Company.

               (d) Distributions shall be invested by the Reinvestment Agent in Shares promptly following the end of each quarter to the extent Shares are available.

               (e) The allocation of Shares among Participants may result in the ownership of fractional Shares, computed to four decimal places.

               (f) Distributions attributable to Shares purchased on behalf of the Participants pursuant to the Reinvestment Plan will be reinvested in additional Shares in accordance with the terms hereof.

               (g) No certificates will be issued to a Participant for Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan except to Participants who make a written request to the Reinvestment Agent, which request will be forwarded to the Company. A written confirmation of share investment may be requested from the Reinvestment Agent at any time. Participants in the Reinvestment Plan will receive statements of account in accordance with Section 7 hereof.

     2. Election to Participate. Any stockholder who participates in a public offering of Shares and who has received a copy of the related final prospectus included in the Company’s registration statement filed with the SEC may elect to participate in and purchase Shares through the Reinvestment Plan at any time by written notice to the Company and would not need to receive a separate prospectus relating solely to the Reinvestment Plan. A person who becomes a stockholder otherwise than by participating in a public offering of Shares may purchase Shares through the Reinvestment Plan only after receipt of a separate prospectus relating solely to the Reinvestment Plan. Participation in the Reinvestment Plan will commence with the end of the fiscal quarter during which such Participant’s notice was received, provided it is received more than ten days prior to the last day of such fiscal quarter. Subject to the preceding sentence, regardless of the date of such election, a stockholder will become a Participant in the Reinvestment Plan effective on the first day of the fiscal quarter following such election, and the election will apply to all Distributions attributable to the fiscal quarter in which the stockholder’s election becomes effective and to all fiscal quarters thereafter. A Participant who has terminated his participation in the Reinvestment Plan pursuant to Section 11 hereof will be allowed to participate in the Reinvestment Plan again upon receipt of a current version of a final prospectus relating to participation in the Reinvestment Plan which contains, at a minimum, the following: (i) the minimum investment amount; (ii) the type or source of proceeds which may be invested; and (iii) the tax consequences of the reinvestment to the Participant, by notifying the Reinvestment Agent and completing any required forms.

     3. Distribution of Funds. In making purchases for Participants’ accounts, the Reinvestment Agent may commingle Distributions attributable to Shares owned by Participants in the Reinvestment Plan.

     4. Proxy Solicitation. The Reinvestment Agent will distribute to Participants proxy solicitation material received by it from the Company which is attributable to Shares held in the Reinvestment Plan. The Reinvestment Agent will vote any Shares that it holds for the account of a Participant in accordance with the Participant’s written instructions. If a Participant gives a proxy to person(s) representing the Company covering Shares registered in the Participant’s name, such proxy will be deemed to be an instruction to the Reinvestment Agent to vote the full Shares in the Participant’s account in like manner. If a Participant does not direct the Reinvestment Agent as to how the Shares should be voted and does not give a proxy to person(s) representing the Company covering these Shares, the Reinvestment Agent will not vote said Shares.

     5. Absence of Liability. None of the Company, the Advisor or the Reinvestment Agent shall have any responsibility or liability as to the value of the Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts, in which Distributions are invested. None of the Company, the Advisor the Reinvestment Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Reinvestment Plan upon such Participant’s death prior to receipt of notice in writing of such death and the expiration of 15 days from the date of receipt of such notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant.

APPENDIX A-2

NOTWITHSTANDING THE FOREGOING, LIABILITY UNDER THE FEDERAL SECURITIES LAWS CANNOT BE WAIVED. Similarly, the Company, the Advisor and the Reinvestment Agent have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

     6. Suitability.

               (a) Within 60 days prior to the end of each fiscal year, CMC Financial Services (“CMC”) will mail to each Participant a participation agreement (the “Participation Agreement”), in which the Participant will be required to represent that there has been no material change in the Participant’s financial condition and confirm that the representations made by the Participant in the Subscription Agreement (a form of which shall be attached to the Participation Agreement) are true and correct as of the date of the Participation Agreement, except as noted in the Participation Agreement or the attached form of Subscription Agreement.

               (b) Each Participant will be required to return the executed Participation Agreement to CMC within 30 days after receipt. In the event that a Participant fails to respond to CMC or return the completed Participation Agreement on or before the fifteenth (15th) day after the beginning of the fiscal year following receipt of the Participation Agreement, the Participant’s Distribution for the first fiscal quarter of that year will be sent directly to the Participant and no Shares will be purchased on behalf of the Participant for that fiscal quarter and, subject to (c) below, any fiscal quarters thereafter, until CMC receives an executed Participation Agreement from the Participant.

               (c) If a Participant fails to return the executed Participation Agreement to CMC prior to the end of the second fiscal quarter for any year of the Participant’s participation in the Reinvestment Plan, the Participant’s participation in the Reinvestment Plan shall be terminated in accordance with Section 11 hereof.

               (d) Each Participant shall notify CMC in the event that, at any time there is any material inaccuracy of any during his participation in the Reinvestment Plan, change in the participant’s financial condition or representation under the Subscription Agreement.

               (e) For purposes of this Section 6, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s Prospectus.

     7. Reports to Participants. Within 60 days after the end of each fiscal quarter, the Reinvestment Agent will mail to each Participant a statement of account describing, as to such Participant, the Distributions received during the quarter, the number of Shares purchased during the quarter, the per Share purchase price for such Shares, the total administrative charge to such Participant, and the total Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan. Each statement shall also advise the Participant that, in accordance with Section 6(d) hereof, he is required to notify CMC in the event that there is any material change in his financial condition or if any representation under the Subscription Agreement becomes inaccurate. Tax information for income earned on Shares under the Reinvestment Plan will be sent to each participant by the Company or the Reinvestment Agent at least annually.

     8. Administrative Charges, Commissions, and Plan Expenses. The Company shall be responsible for all administrative charges and expenses charged by the Reinvestment Agent. Any interest earned on Distributions will be paid to the Company to defray costs relating to the Reinvestment Plan. Additionally, in connection with any Shares purchased from the Company both prior to and after the termination of a public offering of the Shares, the Company will pay to CMC, or the applicable selected dealer, the selling commissions and other fees and expenses described in the Prospectus relating to the offering of the Shares.

     9. No Drawing. No Participant shall have any right to draw checks or drafts against his account or give instructions to the Company or the Reinvestment Agent except as expressly provided herein.

APPENDIX A-3

     10. Taxes. Taxable Participants may incur a tax liability for Distributions made with respect to such Participant’s Shares, even though they have elected not to receive their Distributions in cash but rather to have their Distributions held in their account under the Reinvestment Plan.

     11. Termination.

               (a) A Participant may terminate his participation in the Reinvestment Plan at any time by written notice to the Company. Effective for any Distribution, such notice must be received by Company at least ten business days prior to the last day of the month or quarter to which such Distribution relates.

               (b) The Company or the Reinvestment Agent may terminate a participant’s individual participation in the Reinvestment Plan, and the Company may terminate the Reinvestment Plan itself at any time by ten days’ prior written notice mailed to a Participant, or to all Participants, as the case may be, at the address or addresses shown on their account or such more recent address as a Participant may furnish to the Company in writing.

               (c) After termination of the Reinvestment Plan or termination of a Participant’s participation in the Reinvestment Plan, the Reinvestment Agent will send to each Participant (i) a statement of account in accordance with Section 7 hereof, and (ii) a check for the amount of any Distributions in the Participant’s account that have not been reinvested in Shares. The record books of the Company will be revised to reflect the ownership of record of the Participant’s full Shares and the value of any fractional Shares standing to the credit of a Participant’s account based on the market price of the Shares. Any future Distributions made after the effective date of the termination will be sent directly to the former Participant.

     12. Notice. Any notice or other communication required or permitted to be given by any provision of this Reinvestment Plan shall be in writing and addressed to Investor Relations Department, CMC Financial Services, 2357 Renaissance Drive, Suite A, Las Vegas, Nevada 89119, if to the Company, or to Phoenix American Financial Services, Inc., 2401 Kerner Boulevard, San Rafael, CA 94901-5529, Attention: Stockholder Relations, if to the Reinvestment Agent, or such other addresses as may be specified by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Company. Each Participant shall notify the Company promptly in writing of any change of address.

     13. Amendment. The terms and conditions of this Reinvestment Plan may be amended or supplemented by an agreement between the Reinvestment Agent and the Company at any time, including, without limitation, an amendment to the Reinvestment Plan to add a voluntary cash contribution feature or to substitute a new Reinvestment Agent to act as agent for the Participants or to increase the administrative charge payable to the Reinvestment Agent, by mailing an appropriate notice at least 30 days prior to the effective date thereof to each Participant at his last address of record; provided, that any such amendment must be approved by a majority of the independent directors of the Company. Such amendment or supplement shall be deemed conclusively accepted by each Participant except those Participants from whom the Company receives written notice of termination prior to the effective date thereof.

     14. Governing Law. THIS REINVESTMENT PLAN AND A PARTICIPANT’S ELECTION TO PARTICIPATE IN THE REINVESTMENT PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY IN SAID STATE; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 14.

APPENDIX A-4

APPENDIX B

Subscriber Signatures

TAXPAYER IDENTIFICATION NUMBER CONFIRMATION (REQUIRED): The investor signing below, under penalties of perjury, certifies that (i) the number shown on this subscription agreement is his correct Taxpayer Identification number (or he is waiting for a number to be issued to him) and (ii) he is not subject to backup withholding either because he has not been notified by the Internal Revenue Service (“IRS”) that he is subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified him that he is no longer subject to backup withholding. NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE WITHHOLDING BOX HAS BEEN CHECKED IN THE INVESOR INFORMATION SECTION.

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. In order to induce the Company to accept this subscription, I hereby represent and warrant to you as follows:

(a) I have received the Prospectus for Desert Capital REIT, Inc.	Initials	Initials

(b) I have (i) a net worth (not including home, furnishings, and personal automobiles) of at least $150,000, or (ii) a net worth (as previously described) of at least $45,000 Initials Initials and an annual gross income of at least $45,000, or that I meet the higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus under “Suitability Standards and How to Subscribe”.
	Initials	Initials

Signature of Investor	Date	Signature of Joint Investor or, for Qualified Plans, of Trustee/Custodian	Date

Client Profile	Tax
(please use combined figures for joint account)	Bracket		Investment Objectives		Risk Tolerance
$Annual Income	☐	0-15%	☐	Growth (Quality Emphasis)	☐	Conservative Income
$Dividends & Interest	☐	16-28%	☐	Income (Quality Emphasis)	☐	Conservative Growth
$Cash in Bank	☐	29-33%	☐	Growth & Income	☐	Moderate Risk
$Real Estate (Net)	☐	Higher		(Quality Emphasis)	☐	Aggressive Risk
$Other			☐	Growth (Return Emphasis)
$Total Net Worth			☐	Income (Return Emphasis)
$Portfolio Value/Liquid Net Worth			☐	Growth & Income
(Return Emphasis)
			☐	Speculation
			☐	High Income

DEFINITIONS:

Growth (Quality Emphasis): Seeks capital appreciation, at nor near market levels, primarily through equity oriented and other investments of average or better quality; Income (Quality Emphasis): Seeks income at or near current market levels, primarily though fixed income and other investments of average or better quality; Growth and Income (Quality Emphasis): Seeks a combination of income and capital appreciation at or near current market levels, primarily through a broad range of investments of average or better quality; Growth (Return Emphasis): Seeks capital appreciation at or above market levels primarily through equity oriented and other investors that may involve an above average degree risk; Income (Return Emphasis): Seeks income at or above current market levels through broad range of investments and strategies that may involve an above average degree of risk; Growth and Income (Return Emphasis): Seeks a combination of income and capital appreciation at or above current market levels through broad range of investments and strategies that may involve an above average level of risk; Speculation: Seeks to maximize total return through broad range of investments and strategies which

APPENDIX B-1

may involve a high level of activity; High Income: Seeks to maximize income through a concentration in non-rated or below investment grade fixed income securities that may involve a high degree of risk.

APPENDIX B-2

Financial Representative Signatures

The Broker’s Financial Representative must sign below to complete order. Financial Representative hereby warrants that he is duly licensed and may lawfully sell shares of Common Stock in the state designated as the investor’s legal residence.

The undersigned confirm by their signatures that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the liquidity and marketability of the shares; (iv) have delivered a current Prospectus and related supplements, if any, to such investor; and (v) have reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

I understand this subscription agreement is for Desert Capital REIT, Inc.

Signature of Financial Representative	Date	Branch Manager Signature	Date
(If required by Broker/Dealer)

All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Company.

RETURN TO: Desert Capital Investor Relations, [Address]

OVERNIGHT DELIVERY: Desert Capital Investor Relations, [Address]

DESERT CAPITAL INVESTOR RELATIONS: tel _____________toll-free ________________fax ____________

*****FOR OFFICE USE ONLY*****

Check #	Complied By:	W/S:

Batch #	Input By:	Region:

Subscription #	Proofed By:	Territory:

BD Account #	PAFS Account#:	Other:

APPENDIX B-3

Subscription Agreement

DESERT CAPITAL REIT, INC.

[logo]

MAKE INVESTMENT CHECK PAYABLE TO:____________________________________________________

This subscription is for the purchase of shares of Common Stock (the “Common Stock”) $10 per share. The minimum initial subscription is 250 shares ($2,500); 100 shares ($1,000) for IRA, Keogh, and qualified plan accounts, (except in states with higher minimum purchase requirements).

SUBSCRIPTION INFORMATION: On the following pages, please fill out all applicable information.

*****FOR OFFICE USE ONLY*****

Fund Number

Date Received

Deposit Date

APPENDIX B-4

Subscription Information

Amount of Subscription: $	Initial Investment -or- Additional Investment In this offering

Number of Shares:	units/shares are being purchased through a
Registered Investment Advisor or net of commission

State of Sale:

Dividend frequency (circle one):

Solicited	Unsolicited

Monthly Quarterly

Investor Information

Investor 1 Name

Investor 2 Name

Address Line 1

Address Line 2

City, State, Zip Code

Phone 1 (daytime)	Phone 2 (evening)

Fax Number:	Email:

       US Citizen            US Citizen residing outside the US

Check here if you are subject to backup withholding

       Foreign Citizen, country

Investment Type (check one)

Individual	IRA
Joint Tenants	SEP IRA
Community Property	ROTH IRA
Tenants-In-Common	Keogh (H.R. 10)
Married Person, Separate Property	Pension Plan
Custodian for ( UGMA UTMA)	Profit Sharing Plan
(State of UGMA or UTMA: )

       Corporation or Partnership (Please attach agreement/corporate resolution)

       Non-Profit Organization (Please attach agreement/corporate resolution)

       Trust (  Taxable  Tax-Exempt) (Please attach pages of trust which list name of trust, trustees, signatures and date)

       Charitable Remainder Trust (Please attach pages of trust which list name of trust, trustees, signatures and date)

Other (specify):

APPENDIX B-5

Investment Title

Please print names in which shares of Common Stock are to be registered. Include trust name if applicable. If IRA or qualified plan, include both custodian and investor names and taxpayer ID numbers.

Title Line 1

Title Line 2

Tax Identification Number:	Secondary Tax Identification Number:

Beneficiaries – Transfer Upon Death

The depositor hereby designates the beneficiary(ies) to receive distributions as follows. (All beneficiaries must be legal entities or people.) Beneficiaries will receive equal percentages, unless otherwise noted.

Beneficiary	spouse [ ]Yes [ ]No
Beneficiary	spouse [ ]Yes [ ]No
Beneficiary	spouse [ ]Yes [ ]No

Qualified Plans Only – Trustee (Custodian) Information

Trustee Name

Trustee Address 1

Trustee Address 2

Trustee City, State, Zip Code

Trustee Telephone #

Trustee Tax Identification Number

Investor’s Account Number with Trustee

Broker-Dealer and Registered Representative Information

Broker Dealer Name	Representative Name

Broker Dealer Address	Advisor Number

Representative’s Address

City, State, Zip

Rep’s City, State, Zip

Phone	Rep’s Phone

Rep’s email

     Telephonic Subscription (please refer to the Prospectus for details)

APPENDIX B-6

   REGISTERED INVESTMENT ADVISOR (RIA): All sales of shares of Common Stock must be made through a Broker/Dealer. If an RIA has introduced a sale, the sale must be conducted through (i) the RIA in its Capacity as a Registered Representative, if applicable; (ii) a Registered Representative of a Broker/Dealer which is affiliated with the RIA, if applicable; or (iii) if neither (i) or (ii) is applicable, an unaffiliated Broker/Dealer.

Distribution Information (Choose one of the following options):

     I prefer to participate in the Distribution Reinvestment Plan, as described in the Prospectus.
     Send distributions via check to investor’s home address (not available for qualified plans)
     Send distributions via check to alternate payee listed here (not available for qualified plans without custodial approval):

     NAME                                                                                                 ADDRESS
     ACCOUNT NUMBER                                                                             CITY, STATE, ZIP

        Direct Deposit I authorize Desert Capital REIT, Inc. or its agent (collectively, “REIT”) to deposit my distributions to the checking or savings account identified below. This authority will remain in force until I notify REIT in writing to cancel it. In the event that REIT deposits funds erroneously into my account, REIT is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name
ABA/Routing Number (for Direct Deposit, please enclose a voided check)
Account Number

APPENDIX B-7

22,000,000 Shares

Desert Capital REIT, Inc.
Common Stock

PROSPECTUS

, 2004

Until      , 2004 (which is 90 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

     The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the registration of the common stock offered hereby.

SEC registration fee	$17,798
NASD fee	22,500
Printing and engraving expenses	100,000	(1)
Legal fees and expenses	500,000	(1)
Accounting fees and expenses	10,000	(1)
Miscellaneous	49,702	(1)

Total	$700,000

(1)	Estimated

     All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the registrant, other than dealer-manager discounts and selling commissions, if any.

Item 32. Sales to Special Parties

     Not applicable.

Item 33. Recent Sales of Unregistered Securities

     On December 18, 2003, we sold 20,000 of our shares of common stock for $10.00 per share to Burton Management Company, Ltd., as part of the formation and initial capitalization of the Company. This formation transaction was exempt from the registration requirements of the United States securities laws pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 34. Indemnification of Trustees and Officers

     Pursuant to Section 2-405.2 of the Maryland General Corporation Law (the “MGCL”), the registrant’s Charter limits its directors’ and officers’ liability to the registrant and its stockholders for money damages. This limitation on liability does not apply (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received; or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

     The registrant’s Charter and Bylaws also require the registrant, to the fullest extent permitted by Maryland law, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the registrant, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the registrant, or while a director or officer is or was serving at the request of the registrant as a director, officer, agent, trustee, partner, member or employee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the fullest extent permitted by Maryland law, the indemnification will include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses may be paid by the registrant in advance of the final disposition of such action, suit or proceeding.

     Under the MGCL, the registrant must (unless the charter provides otherwise, which the registrant’s Charter does not) indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The registrant may indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, the registrant may not, under Maryland law, indemnify for an adverse judgment in a suit by or in the right of the registrant or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law allows the registrant to advance reasonable expenses to a director or officer upon the registrant’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the registrant, and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the registrant if it shall ultimately be determined that the standard of conduct was not met.

     The registrant will enter into indemnity agreements with each of its directors and executive officers. The indemnification agreements require, among other things, that the registrant indemnify such persons to the fullest extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the registrant must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreements, and may cover the registrant’s directors and executive officers under the registrant’s directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to the registrant’s directors and executive officers and such other persons that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights it provides.

     The foregoing summaries are necessarily subject to the complete text of the MGCL, the registrant’s Charter and Bylaws, and the indemnity agreements entered into between the registrant and each of its directors and officers and are qualified in their entirety by reference thereto.

Item 35. Treatment of Proceeds from Stock Being Registered

     None of the proceeds of the offering will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits

(a)	Financial Statement Schedules

     None.

(b)	Exhibits

1.1	Form of Dealer-Manager Agreement*

3.1	Second Amended and Restated Articles of Incorporation*

3.2	Form of Bylaws of the Company*

4.1	Form of Common Stock Certificate*

5.1	Opinion of Locke Liddell & Sapp LLP regarding the validity of the securities being registered*

8.1	Opinion of Locke Liddell & Sapp LLP regarding tax matters*

10.1	Form of Advisory Agreement*

10.2	Form of Strategic Alliance Agreement*

10.3	Form of Indemnity Agreement**

10.4	Form of Escrow Agreement*

21.1	List of Subsidiaries*

23.1	Consent of Locke Liddell & Sapp LLP (included as parts of Exhibit 5.1 and Exhibit 8.1)*

23.2	Consent of Eide Bailly LLP

24.1	Power of Attorney*

99.1	Consent of Nominee for Director of Robert M. Beville*

99.2	Consent of Nominee for Director of G. Steven Dawson*

99.3	Consent of Nominee for Director of Bryan L. Goolsby*

*	Previously filed

**	To be filed by amendment

Item 37. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S 3 or Form S 8, and the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities

Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trust managers, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) The Registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Securities Act of 1933 during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing shareholders. Each sticker supplement should disclose all compensation and fees received by the Registrant and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period. The Registrant also undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10 percent or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the shareholders at least once each quarter after the distribution period of the offering has ended.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 5 to Registration Statement of Form S-11 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, State of Nevada, on June 22, 2004.

DESERT CAPITAL REIT, INC.
By:	/s/ Todd B. Parriott
	Name:	Todd B. Parriott
	Title:	Chairman of the Board, Chief Executive Officer, President and Chief Investment Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Todd B. Parriott Todd B. Parriott	Chairman of the Board, Chief Executive Officer, President and Chief Executive Investment Officer (Principal Executive Officer)	June 22, 2004
/s/ Erin Linnemeyer Erin Linnemeyer	Director of Stockholder Relations	June 22, 2004
* James L. George	Director	June 22, 2004
* Tom Gustafson	Director	June 22, 2004

*By:	/s/	Todd B. Parriott

Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.

1.1	Form of Dealer-Manager Agreement*

3.1	Second Amended and Restated Articles of Incorporation*

3.2	Form of Bylaws of the Company*

4.1	Form of Common Stock Certificate *

5.1	Opinion of Locke Liddell & Sapp LLP regarding the validity of the securities being registered*

8.1	Opinion of Locke Liddell & Sapp LLP regarding tax matters*

10.1	Form of Advisory Agreement*

10.2	Form of Strategic Alliance Agreement*

10.3	Form of Indemnity Agreement**

10.4	Form of Escrow Agreement*

21.1	List of Subsidiaries*

23.1	Consent of Locke Liddell & Sapp LLP (included as parts of Exhibit 5.1 and Exhibit 8.1)*

23.2	Consent of Eide Bailly LLP

24.1	Power of Attorney*

99.1	Consent of Nominee for Director of Robert M. Beville*

99.2	Consent of Nominee for Director of G. Steven Dawson*

99.3	Consent of Nominee for Director of Bryan L. Goolsby*

*	Previously filed

**	To be filed by amendment